UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

AXSYS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:
11,622,629 outstanding shares of common stock (includes restricted shares) and options to purchase 294,322 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$54.00 per outstanding share of common stock plus $11,018,976 in the aggregate to cash out options to purchase shares of common stock

(4)	Proposed maximum aggregate value of transaction: $638,640,940

(5)	Total fee paid: $35,636

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy

July [  ], 2009

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Axsys Technologies, Inc., which is referred to as Axsys, to be held on August [  ], 2009, at [10:00 a.m.] (Eastern Time), at [          ], unless postponed to a later date.

At the special meeting, we will ask you to adopt a merger agreement among Axsys, General Dynamics Advanced Information Systems, Inc., which is referred to as GD AIS, and Vision Merger Sub, Inc., an indirect, wholly owned subsidiary of General Dynamics Corporation, which is referred to as General Dynamics and which is GD AIS’s ultimate parent. As a result of the merger, Axsys will become an indirect, wholly owned subsidiary of General Dynamics and each of your shares of Axsys common stock, will be converted into the right to receive $54.00 in cash, without interest.

The proxy statement accompanying this letter is furnished in connection with the solicitation by the Board of Directors of Axsys of proxies to be used at the special meeting.

The Board of Directors of Axsys, which is referred to as the Board, has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger is advisable to and in the best interests of Axsys and its stockholders. Accordingly, the Board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

Your vote is very important. The merger cannot be completed unless holders of at least a majority of shares of Axsys common stock outstanding and entitled to vote at the special meeting vote to adopt the merger agreement.

Only holders of record of Axsys common stock at the close of business on July [  ], 2009, will be entitled to vote at the special meeting. Please complete, sign, date and return your proxy. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

The proxy statement accompanying this letter explains the proposed merger and the merger agreement and provides specific information concerning the special meeting. Please read the entire proxy statement carefully.

Sincerely,

Stephen W. Bershad
Chairman of the Board of Directors and
Chief Executive Officer

This Proxy Statement is dated July [  ], 2009, and is first being mailed to Axsys stockholders on or about July [  ], 2009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST [  ], 2009

To Stockholders of Axsys Technologies, Inc.

A special meeting of stockholders of Axsys Technologies, Inc., which is referred to as Axsys, will be held at [10:00 a.m.] (Eastern Time), on August [  ], 2009, at [          ], unless postponed to a later date. The special meeting is being held to consider and vote upon the following proposals:

1.	To adopt the Agreement and Plan of Merger, dated as of June 4, 2009, as such agreement may be amended from time to time in accordance with its terms, by and among Axsys, General Dynamics Advanced Information Systems, Inc. and Vision Merger Sub, Inc., an indirect, wholly owned subsidiary of General Dynamics Corporation, which is referred to as General Dynamics and which is General Dynamics Advanced Information Systems, Inc.’s ultimate parent. As a result of the merger, Axsys will become an indirect, wholly owned subsidiary of General Dynamics Corporation and each outstanding share of Axsys common stock will be converted into the right to receive $54.00 in cash, without interest.

2.	To approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of shares of Axsys common stock at the close of business on July [  ], 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each share of common stock is entitled to vote on all matters that properly come before the special meeting and is entitled to one vote on each matter properly brought before the special meeting.

The Board of Directors of Axsys unanimously recommends that Axsys stockholders vote FOR the adoption of the merger agreement. Axsys cannot complete the merger unless the merger agreement is adopted by Axsys stockholders. Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of shares of Axsys common stock outstanding and entitled to vote at the special meeting. Stephen W. Bershad, who is our Chairman of the Board and Chief Executive Officer and who owns in the aggregate 1,666,753, or approximately 14.3%, of the shares of our common stock entitled to vote at the special meeting, has entered into a voting agreement under which he has agreed to vote or cause to be voted all of his shares of Axsys common stock FOR the adoption of the merger agreement.

The attached proxy statement describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in the attached proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote at the special meeting will supersede any previously submitted proxy.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

Please do not send any stock certificates at this time.

By order of the Board of Directors,

Cynthia McNickle
Secretary

July [  ], 2009

i

ii

ANNEXES

Annex A — Agreement and Plan of Merger	A-1
Annex B — Voting Agreement	B-1
Annex C — Opinion of Jefferies & Company, Inc.	C-1
Annex D — Section 262 of the General Corporation Law of the State of Delaware	D-1

iii

PRELIMINARY COPY

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

•  Information About the Merger Parties

Axsys Technologies, Inc.

Axsys Technologies, Inc., which is referred to as Axsys, we, us or the Company, designs and manufactures precision optical solutions for defense, aerospace, homeland security, and commercial applications. Our principal executive offices are located at 175 Capital Boulevard, Suite 103, Rocky Hill, Connecticut 06067, and our telephone number is (860) 257-0200.

General Dynamics Advanced Information Systems, Inc.

General Dynamics Advanced Information Systems, Inc., which is referred to as GD AIS, is an indirect, wholly owned subsidiary of General Dynamics Corporation. GD AIS designs, develops, manufactures, integrates, operates and maintains mission systems for defense, space, intelligence, surveillance, reconnaissance, homeland security and homeland defense customers. Headquartered in Fairfax, Va., GD AIS specializes in ground systems; imagery processing; mission payloads; space vehicles; maritime subsurface, surface and airborne mission systems; and tasking, collection, processing, exploitation and dissemination programs for national intelligence. GD AIS’ principal executive offices are located c/o General Dynamics Corporation at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, and its telephone number is (703) 876-3000.

Vision Merger Sub, Inc.

Vision Merger Sub, Inc., a Delaware corporation, which is referred to as Merger Sub, is an indirect, wholly owned subsidiary of General Dynamics Corporation formed solely for the purpose of effecting the merger with Axsys. Merger Sub has not conducted any unrelated activities since its organization. Merger Sub’s principal executive offices are located c/o General Dynamics Corporation at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, and its telephone number is (703) 876-3000.

General Dynamics Corporation

General Dynamics Corporation, which is referred to as General Dynamics, offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems, and munitions; shipbuilding design and construction; and information systems, technologies, and services. General Dynamics serves the U.S. government as well as international defense and commercial customers worldwide. General Dynamics’ principal executive offices are located at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, and its telephone number is (703) 876-3000.

Relationship of Parties

While Axsys negotiated the merger agreement with General Dynamics, General Dynamics and Axsys agreed to have GD AIS, an indirect, wholly owned subsidiary of General Dynamics, enter into the Merger Agreement for organizational reasons, with General Dynamics providing a guaranty of the obligations of GD AIS and Merger Sub. See “The Merger — Background of the Merger” on page [16]. Upon completion of the merger, Axsys will become an indirect, wholly owned subsidiary of General Dynamics.

•  The Special Meeting (page [12])

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting.

Date, Time and Place

The special meeting of stockholders of Axsys will be held at [10:00 a.m.] (Eastern Time), on August [  ], 2009, at [          ], unless postponed to a later date.

Purpose

You will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which is referred to as the merger agreement. The merger agreement provides that Merger Sub will merge with and into Axsys, and Axsys will become an indirect, wholly owned subsidiary of General Dynamics. Each share of Axsys common stock that you own immediately prior to the effective time of the merger will be converted into the right to receive $54.00 in cash, without interest.

You may also be asked to vote to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Stockholders Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Axsys common stock as of the close of business on July [  ], 2009, the record date for the special meeting. As of the record date, there were [11,622,779] shares of Axsys common stock outstanding. You will have one vote on each matter submitted to a vote at the special meeting for each share of Axsys common stock that you owned as of the close of business on the record date.

Voting and Proxies

Stockholders can vote or submit a proxy for their shares of Axsys common stock on the matters presented at the special meeting in four ways. See and read carefully “Proposals to be Considered at the Special Meeting — Voting — Voting and Proxies” beginning on page [13].

(a) By Proxy.  You can cause your shares to be voted by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your shares of Axsys common stock in the manner you indicate. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you do not indicate instructions on the proxy card, your shares of Axsys common stock will be voted FOR the adoption of the merger agreement.

(b) By Telephone.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number [###] using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Axsys. Then you can follow the simple instructions that will be given to you to record your proxy.

(c) Over the Internet.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site http://[URL]. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Axsys. Then you can follow the simple instructions that will be given to you to record your proxy.

(d) In Person.  You may attend the special meeting and cast your vote in person.

The Internet and telephone proxy submission procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

If you are a participant in the Axsys 401(k) Retirement Plan and hold shares of Axsys common stock within the 401(k) plan, you will receive a proxy card that covers shares credited to your plan account. That proxy card serves as a voting instruction for the trustee of the plan in which you are a participant. Participants who wish to vote via the Internet may submit their voting instructions at [http://www.proxyvoting.com/axys-esop]. If you do not return that proxy card to the plan trustee, or do not provide voting instructions via the Internet, the trustee will not vote the Axsys shares credited to your account.

The trustee will vote unallocated shares of Axsys common stock held in the 401(k) plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless otherwise required by applicable law.

Brokers or banks holding shares of Axsys common stock in “street name” may vote your shares of Axsys common stock on the adoption of the merger agreement and adjournments of the special meeting, if necessary, only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares of Axsys common stock, and you should carefully follow these instructions.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Axsys’ Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy (either manually, telephonically or over the Internet) following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Axsys common stock to be voted.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Under our Amended and Restated By-Laws, the holders of a majority of the outstanding shares of Axsys common stock, present in person or by proxy, constitute a quorum.

If a quorum is not present, the special meeting will be postponed until the holders of the number of votes required to constitute a quorum attend.

If you submit a properly executed proxy card, even if you abstain from voting, your shares of Axsys common stock will be counted for purposes of determining whether a quorum is present at the special meeting. If additional votes must be solicited to adopt the merger agreement, it is expected that the special meeting will be postponed or adjourned to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of shares of Axsys common stock outstanding and entitled to vote at the special meeting. If a quorum is present, a proposal to approve an adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote, present in person or by proxy at the special meeting. As of the record date, there were [11,622,779] shares of Axsys common stock outstanding. Mr. Bershad, who owns in the aggregate 1,666,753, or approximately 14.3%, of the shares of our common stock entitled to vote at the special meeting, has entered into a voting agreement under which he has agreed to vote or cause to be voted all of his shares FOR the adoption of the merger agreement.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement and will have no effect on the proposal to adjourn the special meeting. Because brokers or banks holding shares of Axsys common stock in “street name” may vote your shares of Axsys common stock on the adoption of the merger agreement and adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on either proposal. Consequently, there cannot be any broker non-votes occurring in connection with either proposal at the special meeting. It is very important that ALL of our stockholders vote their shares of Axsys common stock, so please promptly complete and return the enclosed proxy card.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also hired Georgeson, Inc., which is referred to as Georgeson, to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “Proposals to be Considered at the Special Meeting — Solicitation Costs” on page [14].

Stockholders should not send in their stock certificates with their proxies.  A letter of transmittal with instructions for the surrender of certificates representing shares of Axsys common stock will be mailed to stockholders if the merger is completed.

Board Recommendation (page [21])

The Board has found and declared that the merger agreement and the merger are advisable to and in the best interests of the Company and its stockholders, has unanimously approved the merger agreement and unanimously recommends that our stockholders vote FOR the adoption of the merger agreement. The Board considered many factors in reaching its conclusion, including, without limitation, the value that stockholders would realize in the merger compared to the value likely to be realized by stockholders in the event the Company remained independent, the current and historical market prices of Axsys shares relative to the $54.00 per share merger consideration, and the fact that the merger consideration consists entirely of cash. See and read carefully “The Merger — Axsys’ Reasons for the Merger” beginning on page [18].

The Board also unanimously recommends that you vote FOR any adjournment of the special meeting, if necessary, to permit solicitation of further proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Merger and the Merger Agreement (pages [16] & [37])

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub, an indirect, wholly owned subsidiary of General Dynamics, will be merged with and into Axsys. Axsys will continue as the surviving corporation of the merger and become an indirect, wholly owned subsidiary of General Dynamics.

Axsys Common Stock, Including Restricted Common Stock

At the effective time of the merger, each outstanding share of Axsys common stock, including restricted stock, which will become fully vested, will be converted into the right to receive $54.00 in cash, without interest, less any applicable withholding tax. After the effective time of the merger, shares of Axsys common stock will no longer be publicly traded.

Axsys Stock Options

Pursuant to the merger agreement, at the effective time of the merger, each option outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive the excess, if any, of $54.00 (without interest) over the exercise price per share of the stock option multiplied by the number of shares of Axsys common stock subject to the stock option, less any applicable withholding tax. No consideration will be payable in respect of any options with an exercise price per share equal to or in excess of $54.00 as of immediately prior to the effective time of the merger, and all such options will be cancelled automatically at the effective time of the merger.

Opinion of Jefferies & Company, Inc.

Jefferies & Company, Inc., which is referred to as Jefferies, has delivered its opinion to the Board to the effect that, as of June 3, 2009 and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by the holders of shares of Axsys common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of the written opinion of Jefferies, dated June 3, 2009, is attached to this proxy statement as Annex C. We urge you to read that opinion carefully and in its entirety. Jefferies’ opinion was provided to the Board in connection with the Board’s consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies’ opinion, of the merger consideration to be received by the holders of Axsys common stock pursuant to the merger agreement and does not address any other aspect of the merger. Jefferies’ opinion does not constitute a recommendation as to how any holder of Axsys common stock should vote on the merger or any matter related thereto. Axsys has agreed to pay Jefferies a fee for its services, based upon a percentage of the transaction value, in the amount of approximately $7 million, of which $1.5 million was earned upon delivery of Jefferies’ opinion, and the balance of which is payable contingent upon consummation of the merger, as described in greater detail on page [21].

Conditions to the Merger

Consummation of the merger is subject to customary conditions, including, among others, (i) adoption of the merger agreement by Axsys’ stockholders, (ii) expiration or termination of the applicable waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, (iii) absence of any order or injunction prohibiting the consummation of the merger, (iv) the accuracy of representations and warranties with respect to Axsys’ business and compliance by Axsys with its covenants contained in the merger agreement and (v) stockholders owning no more than 12% of Axsys outstanding common stock dissenting from the merger. Consummation of the merger is not subject to any financing conditions, GD AIS has represented to us that it has sufficient financial resources to consummate the transactions and General Dynamics has guaranteed GD AIS’s performance under the merger agreement. See and read carefully “The Merger Agreement — Conditions of the Merger” beginning on page [50]. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of us and GD AIS or by either us or GD AIS, under certain specified circumstances. Upon termination of the merger agreement under certain specified circumstances, we may be required to pay a termination fee of $23.6 million to GD AIS and/or may be required to reimburse GD AIS and General Dynamics for certain expenses incurred in connection with the merger of up to $2.0 million. See and read carefully “The Merger Agreement — Termination” beginning on page [50], “The Merger Agreement — Termination Fees” beginning on page [51] and “The Merger Agreement — Effect of Termination” beginning on page [52].

No Solicitation

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding proposals to acquire a significant interest in us. However, subject to specified conditions, we may furnish information to, or enter into discussions or negotiations with a third party in response to an unsolicited acquisition proposal from such third party if our Board determines in good faith (after consultation with outside legal counsel and its financial advisor) such actions would reasonably be expected to result in such acquisition proposal becoming a superior proposal and the Board determines in good faith that the failure to take such actions would violate its fiduciary duties. See and read carefully “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page [51].

Governmental Review

The merger is subject to review under the HSR Act. Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the U.S. Federal Trade Commission, which is referred to as the FTC, and to the antitrust division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and a required 30-day waiting period has expired or been terminated. We and GD AIS initially filed the notifications required under the HSR Act with the FTC and the Antitrust Division on June 8, 2009. On July 9, 2009, GD AIS withdrew its original notifications and re-filed them with the FTC and Antitrust Division. The 30-day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, will expire at 11:59 p.m. Eastern Time on August 10, 2009, unless the FTC or the Antitrust Division earlier terminates the waiting period or makes a request for more information related to the merger. See and read carefully “The Merger — Governmental and Regulatory Matters” beginning on page [31].

Voting Agreement (page [53])

In connection with the merger agreement, Mr. Bershad, who beneficially owns 1,666,753, or approximately 14.3%, of the shares of our common stock entitled to vote at the special meeting, entered into a voting agreement with GD AIS and Merger Sub and agreed to vote or cause to be voted all of his shares of Axsys common stock at the time of the special meeting for the adoption of the merger agreement at the special meeting. The information in this proxy statement regarding the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is attached as Annex B to this proxy statement.

Certain United States Federal Income Tax Consequences (page [32])

Subject to the exceptions discussed below in “The Merger — Certain United States Federal Income Tax Consequences,” a holder of shares of Axsys common stock will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of such holder’s shares of Axsys common stock exchanged therefor.

You should read “The Merger — Certain United States Federal Income Tax Consequences” beginning on page [34] for a more complete discussion of certain United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local, or foreign income and other tax laws).

Interests of Axsys Directors and Executive Officers in the Merger (page [28])

When considering the recommendation of the Board with respect to the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as stockholders and the interests of stockholders generally. The Board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting. For a more detailed discussion of these interests, see “The Merger — Interests of Axsys Directors and Executive Officers in the Merger” beginning on page [30].

Appraisal Rights of Axsys Stockholders (page [33])

Holders of shares of Axsys common stock who do not wish to accept the consideration payable pursuant to the merger agreement may seek, under Section 262 of the General Corporation Law of the State of Delaware, which is referred to as the DGCL, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than, or the same as the merger consideration for shares of Axsys common stock. Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal, in which event, each share held by the Axsys stockholder will be deemed to have been converted into the right to receive the $54.00 merger consideration, payable in cash (without interest) pursuant to the merger agreement.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under the DGCL. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must cause your nominee to take the steps necessary to enable you to demand appraisal for your shares.

Annex D to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read these provisions carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why am I receiving this proxy statement?

A.	GD AIS has agreed to acquire Axsys under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. We are seeking to obtain this approval at the special meeting to be held on August [ ], 2009. The approval of this proposal by our stockholders is a condition to the effectiveness of the merger. See “The Merger Agreement — Conditions of the Merger” beginning on page [50].

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our stockholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What is the position of the Board regarding the merger?

A.	The Axsys Board of Directors, which is referred to as the Board, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable to and in the best interests of Axsys and its stockholders. The Board unanimously recommends that Axsys stockholders vote FOR the proposal to adopt the merger agreement at the special meeting. See “The Merger — Axsys’ Reasons for the Merger” beginning on page 19.

Q.	What vote of Axsys stockholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Axsys common stock outstanding and entitled to vote at the special meeting. If an Axsys stockholder does not vote, it will have the same effect as a vote AGAINST the adoption of the merger agreement. Mr. Bershad, who is our Chairman of the Board and Chief Executive Officer and who owns in the aggregate 1,666,753, or approximately 14.3%, of the shares of our common stock entitled to vote at the special meeting, has entered into a voting agreement under which he has agreed to vote or cause to be voted all of his shares of Axsys common stock FOR the adoption of the merger agreement.

Q.	How do Axsys directors and executive officers intend to vote their shares of Axsys common stock in respect of adoption of the merger agreement?

A.	All of our directors and all of our executive officers, who collectively own approximately 16.1% of the shares of our common stock entitled to vote at the special meeting, have informed us that they currently intend to vote all of their shares of Axsys common stock FOR the adoption of the merger agreement. Consequently, approximately 33.9% of our shares of common stock, or approximately [3,935,671] shares of common stock, not held by directors or executive officers must be voted in favor of adoption of the merger agreement for this proposal to be approved.

Q.	When does Axsys expect the merger to be completed?

A.	We are working to complete the merger as quickly as reasonably practical. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We currently expect to complete the merger in the third quarter of 2009.

Q.	What will happen to my shares of Axsys common stock after the merger?

A.	Upon completion of the merger, each issued and outstanding share of Axsys common stock will automatically be converted into the right to receive $54.00 in cash, without interest, which is referred to as the merger consideration.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send in your stock certificates with your proxy. If the merger is completed, within two business days of the effective date of the merger a separate letter of transmittal with instructions for the surrender of your Axsys stock certificates will be mailed to you. Stockholders can expect to receive payment following receipt by the disbursing agent of a completed and duly executed letter of transmittal and the certificate(s) representing the shares of Axsys common stock owned by such stockholder.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: Axsys Technologies, Inc., 175 Capital Boulevard, Suite 103, Rocky Hill, Connecticut 06067, Attention: Corporate Secretary, or you may contact Georgeson, our proxy solicitor, at:

Georgeson, Inc. 199 Water Street — 26th Floor New York, NY 10038 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (888) 264-6994

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the adoption of the merger agreement, Axsys stockholders may be asked to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What vote is necessary to approve an adjournment of the special meeting?

A.	The proposal to approve adjournments of the special meeting requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote, present in person or by proxy at the special meeting. If an Axsys stockholder does not vote, it will have no effect on the outcome of any vote to adjourn the special meeting.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at [10:00 a.m.] (Eastern Time), on August [ ], 2009, at [ ], unless postponed to a later date.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy (either manually, telephonically or over the Internet) following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. See “Summary — The Special Meeting — Voting and Proxies” on page [2].

Q.	If my Axsys shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Your broker or bank will vote your shares of Axsys common stock for you on the adoption of the merger agreement and approval of an adjournment of the special meeting, if necessary, only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares of Axsys common stock. If you do not provide instructions to your bank or broker, your shares of Axsys common stock will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote AGAINST the adoption of the merger agreement. If you do not provide instructions to your bank or broker, your shares of Axsys common stock will not be voted on a proposal to adjourn the special meeting, if necessary, which will have no effect on the outcome of any vote to adjourn the special meeting.

Q.	How do I vote my Axsys common stock held in the Axsys 401(k) Retirement Plan?

A.	If you are a participant in the Axsys 401(k) Retirement Plan and hold shares of Axsys common stock within the 401(k) plan, you will receive a proxy card that covers shares credited to your plan account. That proxy card serves as a voting instruction for the trustee of the plan in which you are a participant. Participants who wish to vote via the Internet may submit their voting instructions at [http://www.proxyvoting.com/axys-esop]. If you do not return the proxy card to the plan trustee or do not provide voting instructions via the Internet, the trustee will not vote the Axsys shares credited to your account.

The trustee will vote unallocated shares of Axsys common stock held in the 401(k) plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless otherwise required by applicable law.

Q.	Where can I find more information about Axsys?

A.	You can find more information about us from various sources described in “Additional Information” on page [56].

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Certain statements and assumptions in this proxy statement are based on “forward-looking” information and involve risks and uncertainties. We believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous risks, assumptions and uncertainties that could cause actual results, performance or achievements to differ materially from those suggested by our forward-looking statements. Although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements could be incorrect. Such risks, assumptions and uncertainties include the ability to obtain required regulatory approvals for the transaction; the failure of Axsys stockholders to adopt the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement; the failure to close for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional important factors, which could cause actual results to differ materially, include without limitation: changes in the U.S. federal government spending priorities including, without limitation, as a result of the current economic downturn; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions. These statements reflect the Company’s current beliefs and are based upon information currently available to the Company. We do not undertake any obligation to update or release any revisions to any forward- looking statements or to report any events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as to the date of this proxy statement. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, stockholders should not place undue reliance on our forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of the enclosed proxy card by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on August [  ], 2009 at [10:00 a.m.] (Eastern Time), at [          ], unless postponed to a later date.

Record Date; Stockholders Entitled to Vote

The record date for the special meeting is July [  ], 2009. Record holders of shares of Axsys common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were [11,622,779] outstanding shares of Axsys common stock. Stockholders will have one vote for the merger and any other matter properly brought before the special meeting for each share of Axsys common stock they owned at the close of business on the record date.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Under our Amended and Restated By-Laws, the holders of a majority of the outstanding shares of Axsys common stock, present in person or by proxy, constitute a quorum. Abstentions are counted as present for establishing a quorum.

If a quorum is not present, the special meeting will be postponed until the holders of the number of votes required to constitute a quorum attend.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your shares of Axsys common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. If additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be postponed or adjourned to solicit additional proxies.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — THE MERGER

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that Axsys stockholders vote FOR the adoption of the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Axsys common stock represented by such proxy card will be voted FOR the adoption of the merger agreement.

ITEM 2 — APPROVE AN ADJOURNMENT OF THE
SPECIAL MEETING, IF NECESSARY, TO PERMIT
FURTHER SOLICITATION OF PROXIES

Stockholders may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote FOR a proposal to adjourn the special meeting.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Axsys common stock represented by such proxy card will be voted FOR a proposal to adjourn the special meeting.

Stockholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of shares of Axsys common stock outstanding and entitled to vote at the special meeting. Mr. Bershad, who owns in the aggregate 1,666,753, or approximately 14.3%, of the shares of our common stock entitled to vote at the special meeting, has entered into a voting agreement under which he has agreed to vote or cause to be voted all of his shares FOR the adoption of the merger agreement. Consequently, approximately 33.9% of our shares of common stock, or approximately [3,935,671] shares of common stock, not held by directors or executive officers must be voted in favor of adoption of the merger agreement for this proposal to be approved.

Abstentions and shares not in attendance at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. An abstention occurs when a stockholder marks a proxy card to abstain from voting for or against a proposal.

If a quorum is present, approval of adjournments of the special meeting requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote present in person or represented by proxy at the special meeting. Abstentions and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Because brokers and banks holding shares of Axsys common stock in “street name” may vote your shares of Axsys common stock on the adoption of the merger agreement and adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on either proposal. Consequently, there cannot be any broker non-votes occurring in connection with either proposal at the special meeting.

Voting

Voting and Proxies

Stockholders who hold shares of Axsys common stock can vote or submit a proxy for shares on matters presented at the special meeting in four ways:

(a) By Proxy.  You can cause your shares to be voted by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your shares of Axsys common stock in the manner you indicate. All properly executed proxy cards that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy cards. If you sign, date and return but do not indicate instructions on the card, your shares of Axsys common stock will be voted FOR the adoption of the merger agreement.

(b) By Telephone.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number [###] using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Axsys. Then you can follow the simple instructions that will be given to you to record your proxy.

(c) Over the Internet.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site http://[URL]. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Axsys. Then you can follow the simple instructions that will be given to you to record your proxy.

(d) In Person.  You may attend the special meeting and cast your vote in person.

The Internet and telephone proxy submission procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

If you are a participant in the Axsys 401(k) Retirement Plan and hold shares of Axsys common stock within the 401(k) plan, you will receive a proxy card that covers shares credited to your plan account. This proxy card serves as a voting instruction for the trustee of the plan in which you are a participant. Participants who wish to vote via the Internet may submit their voting instructions at [http://www.proxyvoting.com/axys-esop]. If you do not return the proxy card to the plan trustee, or do not provide voting instructions via the Internet, the trustee will not vote the Axsys shares credited to your account.

The trustee will vote unallocated shares of Axsys common stock held in the 401(k) plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless otherwise required by applicable law.

Brokers or banks holding shares of Axsys common stock in “street name” may vote your shares of Axsys common stock on the adoption of the merger agreement and adjournments of the special meeting, if necessary, only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares of Axsys common stock, and you should carefully follow these instructions. If you do not provide instructions to your bank or broker, your shares of Axsys common stock will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote AGAINST adoption of the merger agreement. If you do not provide instructions to your bank or broker, your shares of Axsys common stock will not be voted on a proposal to adjourn the special meeting, if necessary, which will have no effect on the outcome of any vote to adjourn the special meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Axsys common stock, you may contact our Investor Relations Department by phone at 1-860-594-5751 or by submitting a question to Georgeson at:

Georgeson, Inc.
199 Water Street — 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (888) 264-6994

Stockholders should not send in their stock certificates with their proxy cards.  A letter of transmittal with instructions for the surrender of certificates representing shares of Axsys common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by an Axsys stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the first proxy to Axsys’ Corporate Secretary stating that the first proxy is revoked;

•	completing, signing and delivering a proxy card (either manually, telephonically or over the Internet) relating to the same shares of Axsys common stock and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting in person.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Georgeson to assist in the solicitation process. We will pay Georgeson a fee of $18,500 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify Georgeson against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of Axsys common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Stock Certificates

Our stockholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of shares of Axsys common stock in exchange for the merger consideration will be mailed to our stockholders promptly following the effective date of the merger. See “The Merger Agreement — Payment for Shares” beginning on page [39].

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

The Board, as part of its ongoing oversight and planning, regularly reviews and evaluates Axsys’ business strategy and strategic alternatives with the goal of enhancing stockholder value. As part of these reviews and evaluations, the Board and management on various occasions have received advice from outside financial advisors and have periodically considered a sale of the Company. Most recently, the Board had engaged a financial advisor in late 2003 to formally evaluate the potential interest in an acquisition of Axsys. In that regard, the Board had instructed management to continually evaluate when a sale might be opportune.

Between early 2004 and late 2007, Axsys, under the guidance of the Board, engaged in a number of strategic actions to enhance stockholder value as it evaluated the opportunities for a possible sale. In particular, in addition to organic development, Axsys acquired Telic Optics, Inc. and Diversified Optical Products, Inc. and substantially all of the assets of Cineflex LLC. In addition, Axsys disposed of its distributed products business. During that same period of time, notwithstanding the success of these various strategic transactions, various members of the Board had continued to express concern over the increasing unevenness of Axsys’ business.

In late 2008, Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, had multiple conversations with David Baxt, Group Head, Aerospace & Defense, at Jefferies, who had previously worked with Mr. Bershad and Axsys for several years, regarding whether it might be an appropriate time to consider selling Axsys. In particular, during the later part of 2008, Mr. Baxt contacted Mr. Bershad on multiple occasions to inform him of conversations Mr. Baxt had with various companies where third parties had mentioned Axsys in the context of a possible acquisition. Messrs. Bershad and Baxt discussed their belief that the Company’s recent performance and prospects likely made Axsys an attractive acquisition target. While Axsys’ stock price was not discussed in detail, Messrs. Bershad and Baxt discussed their belief that a stock price over $60 per share was probably too high to commence a robust marketing process to sell Axsys. When the stock price dropped into the low $50’s, Messrs. Bershad and Baxt agreed that the common stock price was at a level where the possibility of a sale pursuant to a structured process could be explored. Finally, they discussed how the current economy was negatively affecting the credit markets, which could make financing a deal difficult for companies that did not have strong balance sheets, but that many companies in the defense industry had sufficiently strong balance sheets to consider participating in a structured auction process.

Based on these conversations with the Board and Jefferies, management determined the time was appropriate to evaluate the level of potential interest in an acquisition of Axsys in a structured manner and engage a financial advisor to assist it in running a formal process. Subsequently, on January 26, 2009, Axsys engaged Jefferies to provide financial advice and assistance in connection with a possible sale of Axsys.

In early February 2009, Jefferies, on behalf of Axsys, began contacting a number of defense and aerospace companies and private equity firms in order to determine whether any of those entities would be interested in considering an acquisition of Axsys. The entities selected to be contacted were chosen based on factors including perceived interest in the businesses in which Axsys operates, familiarity with the defense and aerospace industries, financial position and ability to consummate an acquisition of Axsys.

During this period, Jefferies contacted or had initial discussions with 24 parties potentially interested in a transaction involving Axsys, including General Dynamics and 17 other potential strategic buyers and six private equity firms. Sixteen of these parties, which did not include General Dynamics but included 10 other potential strategic buyers and six private equity firms, executed confidentiality agreements. Each of these 16 parties received certain summary non-public information regarding Axsys and were requested to provide a non-binding, preliminary indication of interest by March 10, 2009.

Prior to the March 10, 2009 deadline for the submission of preliminary indications of interest, Jefferies had extensive conversations with management about the status of the various bidders and which ones seemed likely to submit a preliminary indication of interest, although no bidder submitted a preliminary indication of interest by the March 10, 2009 deadline.

On March 11, 2009, in response to press reports, Axsys announced that it had retained Jefferies as its financial advisor to explore a possible sale of the Company. Following this announcement Jefferies had discussions with an additional 11 parties, including seven potential strategic buyers and four private equity firms, to explore their possible interest in acquiring Axsys. Of this group, four entities, including one potential strategic buyer and three private equity firms, executed confidentiality agreements and received the summary non-public information regarding Axsys that had previously been distributed to other potential bidders.

The Board next met for a regularly scheduled meeting on March 12, 2009. Based on its conversations with Jefferies, management discussed with the Board the status of the various bidders’ participation in the process. After extensive discussion, the Board authorized management and Jefferies to continue discussions with potential bidders.

Over the next week, Jefferies had multiple conversations with the bidders remaining in the process to encourage them to submit a formal indication of interest. Jefferies was informed by various bidders that, due to the publicity surrounding the fact that Axsys was evaluating a possible sale of the Company, they were not prepared to submit a formal indication of interest at a specific price or ranges of prices. Axsys was not aware of any potential bidders that actually dropped out of, or did not participate in, the sales process due to concerns about publicity. Three strategic bidders, however, provided conditional preliminary indications of interest that were interpreted to imply a per share price ranging from the upper $40’s to the low $50’s. After extensive discussion between Jefferies and management, these three bidders were invited to continue in the sale process.

On April 13, 2009, General Dynamics executed a confidentiality agreement with Axsys and received the summary non-public information regarding Axsys that had previously been distributed to other potential bidders. Previously, General Dynamics had declined to participate in the auction process and had not received any diligence materials.

Throughout the remainder of March and April, the bidders continued their financial and legal due diligence review of Axsys, which included discussions and meetings with Axsys’ management and review of certain non-public information pursuant to the terms of the confidentiality agreements between the bidders and the Company. In addition, four parties, consisting of General Dynamics and the three parties that had submitted oral indications of interest, attended presentations conducted by Axsys’ management.

On April 30, 2009, a final bid instruction letter, which enclosed a draft merger agreement, was distributed to the four bidders who had attended the management presentations. These bidders were requested to submit final bids by May 12, 2009. These parties also continued their respective due diligence investigations of Axsys, to varying degrees, during this period.

On May 7, 2009, the Board met for a regularly scheduled meeting and received an update from management on the sale process. In particular, management discussed the status of the various bidders remaining in the process and the reasons disclosed by other bidders to Jefferies why they dropped out of, or passed on the opportunity to participate in, the sale process. Some of the bidders dropped out of, or passed on the opportunity to participate in, the sale process because they lacked the financial capacity to purchase Axsys or because the transaction lacked strategic importance to such bidders. Management, however, noted and discussed with the Board that the general feedback from the bidders on Axsys’ business was positive. Management viewed the remaining bidders as competitive in light of their discussion with the Board.

On May 13, 2009, General Dynamics submitted an offer of $645 million, which equated to approximately $53.00 per share, to purchase 100% of the outstanding equity of Axsys. General Dynamics also delivered a markup of the merger agreement.

On May 15, 2009, one other bidder submitted an offer to purchase 100% of the outstanding equity of Axsys, while the two other bidders who had received bid packages declined to make final bids.

Between receipt of the two bids and May 21, 2009, representatives of Axsys, including representatives of Jefferies, had multiple conversations with representatives of General Dynamics and the other bidder concerning price and various due diligence matters. During these conversations, General Dynamics and the other bidder were requested to provide their best and final offers. On May 20, 2009, General Dynamics raised its bid to $53.50 per share subject to the resolution of certain third party contract liability issues. The other bidder declined to increase its offer.

On May 21, 2009, the Board met with management, outside legal counsel and Jefferies to consider the two final bids that had been submitted. Management updated the Board on the process since the May 7, 2009 Board meeting and gave a general overview of the bids and discussions with the bidders. Axsys’ legal counsel reviewed with the Board members their fiduciary duties in the context of a sale transaction and discussed the possible timeline until a possible closing. In addition to summarizing each of the bids and updating the Board on the status of discussions with each of the bidders, Jefferies reviewed with the Board its preliminary valuation analysis of Axsys in relation to each proposal, which preliminary valuation analysis was subsumed by the final valuation analysis that was presented by Jefferies to the Board on June 3, 2009 and described below under the caption — “Opinion of Jefferies & Company, Inc.” After discussing the two bids, the Board determined that the General Dynamics bid was superior as the other bid was a lower cash price and the other bidder had not supplied comments to the draft merger agreement or completed as much due diligence as General Dynamics, giving General Dynamics a significant timing advantage, and the other bidder had potential regulatory issues that General Dynamics did not have because the other bidder was a foreign company. At the conclusion of the meeting, the Board authorized management, Jefferies and legal counsel to negotiate with General Dynamics and its advisors to arrive at a final negotiated deal by Wednesday, June 3, 2009, at or above $53.50 per share and on terms generally consistent with the terms set forth in the latest draft of the merger agreement. General Dynamics had previously informed Axsys that General Dynamics’ Board of Directors would not be able to meet before June 3, 2009 to formally approve the acquisition of Axsys.

Later in the day on May 21, 2009, General Dynamics adjusted its bid price to $54.00 per share based on information provided to it with respect to the correct number of fully diluted Axsys shares outstanding.

Between May 22, 2009 and June 3, 2009, legal counsel to Axsys and legal counsel to General Dynamics negotiated the terms of the merger agreement, in particular, closing conditions, termination events and termination fees and related triggers, and General Dynamics concluded its due diligence review of Axsys.

On the morning of June 3, 2009, the Board convened a meeting to consider the proposed merger with General Dynamics. The Board reviewed with Axsys’ management and legal and financial advisors the status of negotiations with General Dynamics and the proposed terms and conditions of the merger. Axsys’ legal counsel reviewed with the Board members the material terms and conditions of the merger agreement, as reflected in the then current draft. Counsel also summarized certain contractual obligations, conditions and termination rights relating to obtaining antitrust and other regulatory approvals, as well as the provisions and termination fees applicable in situations in which the transaction was made the subject of competitive bids from third parties or in which the Board withdrew its recommendation of the merger. Representatives of Jefferies then reviewed the financial aspects of the proposed merger. At the conclusion of its presentation, Jefferies delivered its opinion to the Board to the effect that, as of June 3, 2009 and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by the holders of shares of Axsys common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. Following a thorough discussion, the Board unanimously determined that the merger is advisable to, and in the best interests of, Axsys and its stockholders and approved and adopted the merger and the merger agreement, resolved to recommend that Axsys stockholders vote to adopt the merger agreement, and authorized its executive officers to execute and deliver the merger agreement.

Also on June 3, 2009, General Dynamics requested to have GD AIS enter into the merger agreement as a principal instead of General Dynamics for internal organizational purposes at General Dynamics. General Dynamics determined that having GD AIS be the acquirer would best position Axsys within General Dynamics’ overall corporate structure. In return for designating GD AIS as the acquirer, Axsys negotiated for General Dynamics to guarantee GD AIS’ obligations under the merger agreement. GD AIS considered and approved the terms of the acquisition as originally negotiated by General Dynamics, but GD AIS itself did not participate in the negotiation process. Later that day, the Boards of Directors of General Dynamics and GD AIS approved the merger agreement.

On June 4, 2009, the parties executed and delivered the merger agreement and announced the signing of the merger agreement.

Axsys’ Reasons for the Merger

During the course of reaching its decision to adopt and approve the merger and the transactions contemplated by the merger agreement, the Board considered a number of factors and consulted the Company’s senior management and outside financial and legal advisors.

The Board considered a number of potentially positive factors in its deliberations, including, among other matters:

•	discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, as set forth in detail in Axsys’ public filings, including its periodic reports on Form 10-K and Form 10-Q, which led the Board to conclude that the merger presented an opportunity for Axsys stockholders to realize greater value than the value likely to be realized by stockholders in the event the Company remained independent;

•	the prospects of continuing to operate Axsys in accordance with the existing business plan, the value to stockholders of such alternative and the timing and likelihood of actually achieving additional value from remaining independent;

•	that the merger was agreed to only after a lengthy auction process pursuant to which a total of 35 potential purchasers were contacted, which process included, for certain parties, management presentations, due diligence sessions, the submission of three non-binding preliminary indications of interest, and the submission of two final bids;

•	the merger was agreed to by the Board after the announcement by Axsys on March 11, 2009, announcing that Axsys was evaluating the possible sale of the Company and had engaged Jefferies as its financial advisor, which created significant publicity concerning the possibility that the Company may be sold, and the passage of a significant period of time between issuance of the press release and adoption and approval of the merger agreement;

•	the fact that no other offers to acquire Axsys were made following our March 11, 2009 press release regarding the possible sale of the Company, other than offers from potential purchasers involved in the auction process;

•	the current and historical market prices of Axsys’ shares relative to the $54.00 per share merger consideration, and the fact that the merger consideration represents a 7.2% premium over the closing price of shares of Axsys’ common stock on June 2, 2009 (the last full trading day prior to the Board’s approval of the merger) and a 97.3% premium over the closing price of shares of Axsys’ common stock on March 10, 2009 (the last full trading day prior to the press release announcing that Axsys was evaluating the possible sale of the Company and had engaged Jefferies as its financial advisor);

•	the Board’s assessment that Axsys’ common stock price was not likely to remain above the $54.00 per share merger consideration were the merger not consummated;

•	the belief of the Board, after consulting with Jefferies and management regarding the discussions and negotiations conducted with General Dynamics, that the Board had obtained the highest price per share that General Dynamics was willing to pay;

•	the fact that the merger consideration consists entirely of cash, which provides certainty of value to holders of shares of Axsys common stock compared to a transaction in which stockholders receive stock or other securities;

•	the financial analyses of Jefferies presented to the Board on June 3, 2009 as well as the opinion of Jefferies, dated as of June 3, 2009, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of shares of Axsys common stock pursuant to the merger agreement, as more fully described below under the caption — “Opinion of Jefferies & Company, Inc.” beginning on page [21];

•	the fact that Axsys stockholders will have appraisal rights, as described in the section entitled “— Appraisal Rights of Axsys Stockholders” beginning on page 33;

•	the terms of the merger agreement, as reviewed by the Board with the Company’s legal advisors, including:

•	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution and delivery of the merger agreement and consummation of the merger;

•	the fact that the completion of the merger is not conditioned on GD AIS obtaining financing;

•	the fact that the conditions required to be satisfied prior to completion of the merger are customary and can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

•	the Company’s ability to furnish information to and conduct negotiations with third parties under certain circumstances, as more fully described in “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page [46]; and

•	the Board’s ability to recommend a more favorable unsolicited acquisition proposal to Company stockholders and the Company’s corresponding right to terminate the merger agreement upon the payment of a $23.6 million termination fee to GD AIS and reimbursement up to an aggregate of $2.0 million for certain out-of-pocket expenses of GD AIS and General Dynamics incurred in connection with the merger;

•	General Dynamics’ financial capability, as indicated by its market capitalization of over $[19] billion, cash and cash equivalents on its balance sheet as of December 31, 2008 of over $1.6 billion and its investment grade corporate credit rating; and

•	the view of the Board, based upon the advice of senior management after consultation with legal counsel, that the regulatory approvals necessary to complete the merger could be obtained.

The Board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect of the pendency of the merger and such failure to be completed may have on:

•	the trading price of shares of Axsys common stock;

•	Axsys’ operating results, including the costs incurred in connection with the merger;

•	Axsys’ ability to attract and retain key personnel; and

•	Axsys’ ability to maintain sales;

•	that the Company will no longer exist as a publicly traded company and that stockholders will no longer participate in the future growth of the business, including any growth related to the recovery of the general economy;

•	that, under the terms of the merger agreement, the Company cannot solicit other acquisition proposals, the Company must pay GD AIS a termination fee and/or reimburse certain expenses incurred in connection with the merger if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to stockholders;

•	the fact that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes;

•	that if the merger does not close, the Company’s employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	the conditions to GD AIS’ obligation to complete the merger, and the right of GD AIS to terminate the merger agreement under certain circumstances, see “The Merger Agreement — Termination” beginning on page [51]; and

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact on customer relationships and the potential effect of the merger on existing relationships with other third parties.

During its consideration of the merger, the Board was also aware that some of our directors and executive officers have interests in the merger that may be in addition to or differ from those of our stockholders generally, as described in “— Interests of Axsys Directors and Executive Officers in the Merger” beginning on page [28]. These interests did not have any effect on the Board’s deliberations of the proposed merger.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board but is believed to address the material information and factors considered by the Board. In view of the wide variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board unanimously concluded that the merger is advisable to, and in the best interests of, Axsys and its stockholders and approved and adopted the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of the Board

At its meeting on June 3, 2009, the Board met to consider the merger agreement and after due consideration, unanimously adopted and approved the merger agreement and determined that the merger agreement and the related transactions are advisable to and in the best interests of Axsys and its stockholders, and the Board unanimously recommends that Axsys stockholders vote FOR the adoption of the merger agreement.

Opinion of Jefferies & Company, Inc.

Jefferies served as Axsys’ financial advisor in connection with the merger. On June 3, 2009, Jefferies rendered to the Board its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $54.00 per share in cash to be received by holders of Axsys common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The full text of Jefferies’ opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex C. Axsys encourages stockholders to read the Jefferies opinion carefully and in its entirety. Jefferies’ opinion was provided to the Board in connection with the Board’s consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies’ opinion, of the merger consideration to be received by the holders of Axsys common stock pursuant to the merger agreement and does not address any other aspect of the merger. Jefferies’ opinion does not constitute a recommendation as to how any holder of Axsys common stock should vote on the merger or any matter related thereto.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated June 3, 2009 of the merger agreement and a draft dated June 3, 2009 of the voting agreement,

•	reviewed certain publicly available financial and other information about Axsys,

•	reviewed certain information furnished to Jefferies by Axsys’ management, including financial forecasts and analyses, relating to the business, operations and prospects of Axsys,

•	held discussions with members of senior management of Axsys concerning the matters described in the prior two bullet points,

•	reviewed the share trading price history and valuation multiples for Axsys common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant,

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant, and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Axsys to it or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies relied on assurances of the management of Axsys that management was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Axsys. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Axsys informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Axsys as to the future financial performance of Axsys. Jefferies expressed no opinion as to Axsys’ financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Axsys, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to Axsys and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Axsys and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Axsys common stock. In rendering its opinion, Jefferies assumed that the final form of the merger agreement and the voting agreement would be substantially similar to the last drafts reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Axsys or the contemplated benefits of the merger in any way meaningful to Jefferies’ analysis.

Jefferies’ opinion was for the use and benefit of the Board in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Axsys, nor did it address the underlying business decision by Axsys to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of Axsys common stock should vote on the merger or any matter relating thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Axsys, other than the holders of Axsys common stock. Jefferies expressed no opinion as to the price at which shares of Axsys common stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Axsys’ officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by holders of shares of Axsys common stock.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Axsys’ actual value. In this regard, as noted below, less weight was given by Jefferies to the Premiums Paid Analysis for the periods 1-day and 4-weeks prior to June 2, 2009, that Jefferies noted was not particularly meaningful. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Axsys’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Axsys common stock do not purport to be appraisals or to reflect the prices at which Axsys common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by holders of Axsys common stock pursuant to the merger, and were provided to the Board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the approximately 11.8 million shares of Axsys common stock that were outstanding as of May 19, 2009 on a fully diluted basis (calculated using the treasury stock method), Jefferies noted that the merger consideration of $54.00 per share implied an equity value of approximately $638.6 million. Net of approximately $26.1 million of cash and cash equivalents (as of March 28, 2009), Jefferies noted that the merger consideration implied an enterprise value of approximately $612.5 million. Jefferies also noted that the merger consideration of $54.00 per share of Axsys common stock represented:

•	a premium of 8.2% over the closing price per share of Axsys common stock on June 1, 2009 of $49.93,

•	a premium of 97.3% over the closing price per share of Axsys common stock on March 10, 2009 of $27.37, which was the last trading day prior to the issuance of Axsys’ press release announcing that Axsys was evaluating the possible sale of the Company and had engaged Jefferies as its financial advisor,

•	a premium of 121.8% over the lowest intra-day trading price per share of Axsys common stock on March 10, 2009 of $24.35, which was the lowest trading price of Axsys common stock during the 52-week period ending June 1, 2009, and

•	a discount of 32.2% from the highest intra-day trading price per share of Axsys common stock on August 13, 2008 of $79.69, which was the highest trading price of Axsys common stock during the 52-week period ending June 1, 2009.

Historical Trading Analysis

Jefferies reviewed the share price trading history of Axsys common stock for the two-year period ending June 1, 2009 on a stand-alone basis and also in relation to the NASDAQ Composite, the Standard & Poor’s 500 Index, and a composite index consisting of the enterprise companies listed below in the defense electronics, intelligence, surveillance and reconnaissance (“ISR”) and homeland security markets, which are referred to as the “Axsys Selected Comparable Companies”. Jefferies selected the Axsys Selected Comparable Companies because their businesses, end markets and operating profiles are reasonably similar to that of Axsys.

•	Applied Signal Technology, Inc.,

•	Argon ST, Inc.,

•	FLIR Systems Inc.,

•	L-3 Communications Holdings, Inc., and

•	Raytheon Company.

The historical trading analysis was presented to the Board solely for informational purposes to provide it with background information and perspective with respect to the relative historical share price of Axsys common stock. This analysis showed that during the two-year period ending June 1, 2009, the trading price of Axsys common stock rose 141.3%, the NASDAQ Composite Index declined 30.0%, the Standard & Poor’s 500 Index declined 38.6%, and the composite index consisting of the Axsys Selected Comparable Companies declined 16.9%. This analysis also showed that from March 10, 2009, which was the date one day prior to the date on which Axsys announced it was evaluating the possible sale of the Company and had engaged Jefferies as its financial advisor, to March 12, 2009, the closing trading price of Axsys common stock rose 49.1%.

Comparable Public Company Analysis

Using publicly available information and information provided by Axsys’ management, Jefferies analyzed the trading multiples of Axsys and the corresponding trading multiples of the Axsys Selected Comparable Companies. In its analysis, Jefferies derived and compared multiples for Axsys and the Axsys Selected Comparable Companies, calculated as follows:

•	the enterprise value divided by latest twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, which is referred to as “Enterprise Value/LTM EBITDA,” and

•	the enterprise value divided by estimated EBITDA for calendar year 2009, which is referred to as “Enterprise Value/2009E EBITDA.”

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High		Low		Mean		Median

Enterprise Value/LTM EBITDA	9.8	x	5.9	x	8.5	x	9.5	x
Enterprise Value/2009E EBITDA	9.3	x	5.5	x	7.9	x	9.0	x

Using a reference range of 8.5x to 10.0x Axsys’ LTM EBITDA of approximately $48.9 million, Jefferies determined an implied enterprise value for Axsys, then added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of Axsys common stock of approximately $37.46 to $43.62 using LTM EBITDA, compared to the merger consideration of $54.00 per share of Axsys common stock.

Using a reference range of 8.0x to 9.5x Axsys’ 2009E EBITDA of approximately $56.9 million (which amount included Axsys’ actual EBITDA for the fiscal quarter ended March 31, 2009), Jefferies determined an implied enterprise value for Axsys, then added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of Axsys common stock of approximately $40.78 to $47.95 using 2009E EBITDA, compared to the merger consideration of $54.00 per share of Axsys common stock.

No company utilized in the comparable public company analysis is identical to Axsys. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Axsys’ and Jefferies’ control. A purely mathematical analysis is not in itself a meaningful method of using comparable company data.

Selected Comparable Transactions Analysis

Using publicly available information and other information, Jefferies examined the nine transactions listed below and announced during the past 3 years involving companies providing services and products to the defense electronics, ISR and homeland security markets with enterprise values between $27.0 million and $5.2 billion. Jefferies selected these transactions because they involved companies with businesses, end markets and operating profiles that are reasonably similar to that of Axsys, and each of these transactions involved a cash acquisition by a strategic buyer of a privately-owned company or business (other than Finmeccanica SpA’s acquisition of DRS Technologies, Inc.). The transactions considered and the month and year each transaction was announced were as follows:

Month and Year Announced	Target	Acquiror

July 2006	Rockwell Scientific Company LLC	Teledyne Technologies Incorporated
October 2006	Overwatch Systems, LLC	Textron Inc.
April 2007	Cineflex, LLC	Axsys Technologies, Inc.
September 2007	Cedip Infrared Systems	FLIR Systems, Inc.
March 2008	Northrop Grumman’s Electro-Optical Systems (EOS) business	L-3 Communications Corporation
May 2008	Radyne Corp.	Comtech Telecommunications Corp.
May 2008	M/A-COM, Inc.	Cobham plc
May 2008	DRS Technologies, Inc.	Finmeccanica SpA
December 2008	Racal Acoustics Global Limited	Esterline Technologies Corporation

Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the enterprise value as a multiple of the target company’s LTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Enterprise Value/LTM EBITDA.”

This analysis indicated the following:

Selected Comparable Transactions Multiples

Benchmark	High		Low		Mean		Median

Enterprise Value/LTM EBITDA	13.6	x	6.8	x	10.8	x	10.9x

Using a reference range of 10.0x to 12.0x Axsys’ LTM EBITDA, Jefferies determined an implied enterprise value for Axsys, then added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of Axsys common stock of approximately $43.62 to $51.83, compared to the merger consideration of $54.00 per share of Axsys common stock.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Axsys’

and Jefferies’ control. A purely mathematical analysis is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Axsys through the fiscal year ending December 31, 2013 using Axsys management’s financial projections, discount rates ranging from 11.0% to 12.0%, and perpetual growth rates of free cash flow after fiscal year 2013 ranging from 3.0% to 5.0%. To determine the implied total equity value for Axsys, Jefferies added cash and cash equivalents to the implied enterprise value for Axsys. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Axsys common stock of approximately $33.35 to $47.00, compared to the merger consideration of $54.00 per share of Axsys common stock.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premiums offered in selected merger and acquisition transactions over the past five years within selected industries, including aerospace & defense and government services, involving public companies having enterprise values between $500 million and $2 billion.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day and four weeks prior to the transaction’s announcement. This analysis indicated the following median premiums for those time periods prior to announcement:

Median
Time Period Prior to Announcement	Premium

1 day	23.8%
4 weeks	28.3%

Using these median premia and the closing prices per share of Axsys common stock 1-day and 4-weeks prior to March 11, 2009, which was the date that Axsys announced it was evaluating the possible sale of the Company and had engaged Jefferies as its financial advisor, this analysis indicated a range of implied value per share of Axsys common stock of approximately $33.55 to $49.14, compared to the merger consideration of $54.00 per share of Axsys common stock.

Jefferies also performed a premiums paid analysis using the adjusted closing prices per share of Axsys common stock on the dates 1-day and 4-weeks prior to June 2, 2009, respectively. The closing prices per share of Axsys common stock were adjusted to reflect the average change in the trading prices of the Axsys Selected Comparable Companies during the period from March 10, 2009, to May 5, 2009 (which was the date four weeks prior to the date of Jefferies’ analysis) and to June 1, 2009 (which was the date one day prior to the date of Jefferies’ analysis), respectively. During the period from March 10, 2009 to May 5, 2009, the average change in the trading prices of the Axsys Selected Comparable Companies was up 34.2%, and during the period from March 10, 2009 to June 1, 2009, the average change in the trading prices of the Axsys Selected Comparable Companies was up 28.6%. This analysis indicated a range of median implied values per share of Axsys common stock of approximately $43.14 to $47.67, compared to the merger consideration of $54.00 per share of Axsys common stock.

In addition, Jefferies performed a premiums paid analysis using the closing prices per share of Axsys common stock for the periods 1-day and 4-weeks prior to June 2, 2009 which was the date one day prior to the date of Jefferies’ analysis. This analysis indicated a range of median implied value per share of Axsys common stock of approximately $55.55 to $62.39, compared to the merger consideration of $54.00 per share of Axsys common stock. However, Jefferies noted that this analysis was not particularly meaningful because Axsys common stock was likely trading in anticipation of a transaction announcement following the announcement by Axsys on March 11, 2009 that it was evaluating a potential sale.

General

The type and amount of consideration payable in the merger was determined through negotiations between Axsys and General Dynamics, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, Jefferies’ opinion was one of many factors taken into consideration by the Board in making its determination to approve the merger and should not be considered determinative of the views of the Board or management with respect to the merger or the merger consideration.

Jefferies was selected by the Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Axsys or General Dynamics and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement agreement between Axsys and Jefferies dated January 26, 2009, Axsys has agreed to pay Jefferies a fee for its services, based upon a percentage of the transaction value, in the amount of approximately $7 million, of which $1.5 million was earned upon delivery of Jefferies’ opinion, and the balance of which is payable contingent upon consummation of the merger. In addition, Axsys has agreed to reimburse Jefferies for reasonable expenses incurred, including certain fees and disbursements of Jefferies’ legal counsel. Axsys also has agreed to indemnify Jefferies and certain related parties against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement, including liabilities arising under federal securities laws.

Certain Financial Information

In the course of the sale process described under “— Background of the Merger,” we provided General Dynamics and certain other potential purchasers who signed confidentiality agreements selected, non-public financial projections prepared by our senior management. Axsys does not as a matter of course make public projections as to future performance or earnings, and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to General Dynamics and certain other potential purchasers on a confidential basis in connection with Axsys’ sale process. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements May Prove Inaccurate” on page [11].

Axsys advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were based on numerous assumptions that are now out-dated. You should not regard the inclusion of these projections in this proxy statement as an indication that Axsys, General Dynamics, Jefferies or any of their respective affiliates or representatives considered or consider the projections to be a reliable prediction of actual future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of Axsys’ business to the consolidated results of General Dynamics will be different from Axsys’ performance on a stand alone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of Axsys, General Dynamics or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Axsys compared to the information contained in the projections.

The financial projections have been prepared by Axsys’ senior management. Neither Axsys’ independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these out-dated financial projections or to make other projections public in the future.

The financial projections included (in millions of dollars):

	2009	2010

Revenue	$280.0	$322.4
Gross Profit	$97.6	$113.7
EBITDA (excluding corporate expenses)(1)	$64.6	$75.3
EBITDA (Including corporate expenses)(1)	$55.4	$65.6

(1)	The projections were calculated both on a stand-alone basis (including corporate expenses) and as if acquired (excluding corporate expenses).

In mid-April 2009, Axsys revised its 2009 projections, adjusting revenue to $278.0 million and gross profit to $96.5 million.

The foregoing financial projections are based upon numerous estimates and assumptions including, without limitation, the following:

•	continued positive trends within Axsys’ target markets;

•	continued development and expansion of Axsys’ product offering, particularly with regard to integrated camera and gyrostabilized systems;

•	further penetration of Axsys’ growing end markets, such as the asymmetric warfare, homeland security, intelligence and commercial sectors;

•	movement up the value chain on defense and space programs related to both new initiatives and refurbishment of existing platforms;

•	expansion of international sales channels;

•	continued improvement in Axsys’ gross profit margins; and

•	continued improvements in Axsys’ EBITDA margins.

Interests of Axsys Directors and Executive Officers in the Merger

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement, Axsys stockholders should be aware that some of the directors and executive officers of Axsys have interests in the merger that may be different from, or in addition to, the interests of Axsys stockholders generally and that may create potential conflicts of interest. The Board was aware of and considered the interests of the Company’s directors and executive officers when the Board considered, adopted and approved the merger agreement and determined to recommend to Axsys stockholders that they vote for the proposal to adopt the merger agreement. These interests did not have any effect on the Board’s deliberations of the proposed merger.

Treatment of Stock Options

Under the terms of the merger agreement, each outstanding stock option held by our employees (including our executive officers) and directors that is outstanding and unexercised as of immediately prior to the effective time of the merger (whether or not such stock option is vested and exercisable prior to the effective time) will be canceled and converted into the right to receive a cash payment equal to the number of shares underlying the option multiplied by the amount (if any) by which $54.00 exceeds the option exercise price, less any applicable withholding taxes, and without interest.

The following table shows, for our directors and executive officers, the aggregate number of shares subject to outstanding options, whether vested or unvested and the cash-out value of all outstanding options with a per share exercise price less than $54.00. The information in the table is as of July [  ], 2009.

	Aggregate	Aggregate
	Shares	Cash-Out
	Subject to	Value of
Name	All Options	All Options

Stephen W. Bershad	67,500	$2,378,675
David A. Almeida	60,000	2,279,255
Scott B. Conner	34,200	1,273,184
Anthony J. Fiorelli, Jr.	9,220	409,815
Eliot M. Fried	9,024	427,644
Richard F. Hamm, Jr.	8,779	384,037
Robert G. Stevens	13,474	607,580

Treatment of Restricted Stock

Under the terms of the merger agreement, each outstanding restricted share of common stock held by our employees (including our executive officers) and directors that is outstanding as of immediately prior to the effective time of the merger will cease to be subject to any restrictions and will be canceled and converted into the right to receive a cash payment equal to $54.00, less any applicable withholding taxes, and without interest.

The following table shows, for our executive officers and directors, the aggregate number of restricted shares and the cash-out value of such restricted shares (calculated at $54.00 per restricted share). The information in the table is as of July [  ], 2009.

		Aggregate
	Aggregate	Cash-Out
	Number of	Value of
	Restricted	Restricted
Name	Shares	Shares

Stephen W. Bershad	49,000	$2,667,600
David A. Almeida	59,880	3,233,520
Scott B. Conner	59,880	3,233,520
Anthony J. Fiorelli, Jr.	1,500	81,000
Eliot M. Fried	1,500	81,000
Richard F. Hamm, Jr.	1,500	81,000
Robert G. Stevens	1,500	81,000

Employment Agreement and Severance Protection Agreements

Axsys entered into an amended and restated employment agreement with Stephen W. Bershad, dated May 7, 2009, as amended on June 3, 2009, an amended and restated severance protection agreement with David A. Almeida, dated December 22, 2008, as amended on May 7, 2009 and June 3, 2009, and an amended and restated severance protection agreement with Scott B. Conner, dated December 22, 2008, as amended on May 7, 2009 and June 3, 2009. The executives’ agreements provide for severance payments to the applicable executive if his employment with Axsys is terminated within the two-year period following a change in control of Axsys under any of the following circumstances:

•	Axsys terminates the executive’s employment without cause (as defined in his applicable agreement);

•	The executive terminates his employment for good reason (as defined in his applicable agreement); or

•	The executive terminates his employment for any reason during the one-month period (the executive’s “window period”) ending on the earlier of:

•	the end of the second month of the calendar year following the calendar year in which the change in control occurs, or

•	the last day of the seventh month following the change in control.

The completion of the merger will constitute a change in control for purposes of these agreements.

If the executive’s employment is terminated under any of the circumstances listed above within the two-year period following a change in control or preceding the change in control if the executive demonstrates the termination was at the request of a third party that took steps to effectuate and actually effectuated the change in control or the termination arose in connection with a change in control, the executive will be entitled to receive all accrued but unpaid salary, prior year’s bonus, vacation pay and reimbursable expenses, and the following severance payments and benefits:

•	an amount equal to 2.99 times the sum of (A) the highest annual rate of base salary paid to the executive during the 12-month period immediately prior to the termination of his employment and (B) the average of the annual cash bonuses paid to the executive during the three calendar years prior to the year in which the termination of his employment occurs; and

•	continued life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits for 12 months.

Each executive’s agreement provides, with respect to the annual incentive bonus earned in the year in which the change in control occurs, that if the executive’s employment is not terminated prior to the last day of the fiscal year in which the change in control occurs, the executive will receive the greater of the bonus he would have received for the full year based on actual achievement of the performance goals or the bonus he would have received for the full year based on Axsys’ monthly annual forecast produced immediately prior to the change in control and prorated based on the number of days in the fiscal year preceding the change in control. Each executive’s agreement also provides that if, prior to the last day of the fiscal year in which the change in control occurs, the executive’s employment is terminated by Axsys other than for cause, upon death, or by the executive for good reason or for any reason during the executive’s window period, the executive will receive a payment for his annual incentive bonus equal to the greater of the bonus he would have received for the full year based on Axsys’ monthly annual forecast produced immediately prior to his termination date and prorated based on the number of days in the fiscal year preceding his termination date or the bonus he would have received for the full year based on Axsys’ monthly annual forecast produced immediately prior to the change in control and prorated based on the number of days in the fiscal year preceding the change in control.

Each executive’s agreement provides that the executive is entitled to a “gross-up” payment to make him whole for any federal excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, on change in control payments, severance payments or benefits received by the executive officer (including the value of accelerated vesting of stock options and restricted stock upon completion of the merger) that are treated as “excess parachute payments” under Section 280G of the Code. The purpose of the gross-up payment is to put the executive in the same position with respect to the payments and benefits he may receive in connection with the change in control, as described above, after payment of all federal, state and local taxes (including income taxes and the excise tax under Section 4999 of the Code), as the executive would have been in if the excise tax under Section 4999 of the Code had not applied.

Under each executive’s agreement, Axsys is required to pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the executive as they become due as a result of or in connection with (a) the executive’s contesting, defending or disputing the basis for the termination of the executive’s employment, (b) the executive’s hearing before the Board as contemplated in his agreement in connection with his right to contest a termination of his employment for cause, or (c) the executive’s seeking to obtain or enforce any right or benefit provided by his applicable agreement or by any other plan or arrangement maintained by Axsys under which the executive is or may be entitled to receive benefits.

The following table summarizes the estimated amount of the change in control and severance benefits that would be paid to our executive officers if each executive officer’s employment were terminated immediately following the merger, as well as the pro rata bonus payments that the executive officers would receive, as described above, assuming a August 28, 2009 closing date.

	Severance	Benefits	Excise Tax and	Pro Rata
Name	Payments	Continuation	Gross-Up(1)	Bonus	Total

Stephen Bershad	$2,152,811	$37,000	$1,929,987	$181,470	$4,301,268
David Almeida	$1,499,339	$33,000	$0	$134,130	$1,666,469
Scott Conner	$1,488,033	$34,000	$1,477,950	$134,130	$3,134,113

(1)	Under Treasury Regulation Section 1.280G-1, Q&A-25, any payment made pursuant to an agreement that was entered into within one year before a change in ownership or control is presumed to be contingent upon that change unless otherwise rebutted by clear and convincing evidence that the payment was not contingent on the change. As of the date of this proxy statement, it has not been determined whether the one-year presumption described in Treasury Regulation Section 1.280G-1, Q&A-25 may be rebutted with respect to the grants of restricted shares made to the executives on March 11, 2009. For purposes of the calculation of the amount of the gross-up payment, it is assumed that the one-year presumption described in Treasury Regulation Section 1.280G-1, Q&A-25 may not be rebutted with respect to the grants of restricted shares made on March 11, 2009. If the presumption is rebutted by clear and convincing evidence, the amount of the parachute payment attributable to the accelerated vesting of such shares would be significantly lower for each of the executives, resulting in a lower amount of a gross-up payment for Mr. Bershad and no gross-up payment for Mr. Conner.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement requires that the indemnification provisions of the certificate of incorporation and bylaws of the surviving corporation as in effect at the effective time of the merger not be amended, modified or repealed for six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who immediately prior to the effective time of the merger were directors, officers or employees of Axsys unless required by law. GD AIS also has agreed to indemnify the present and former employees, officers and directors of Axsys and to cause the surviving corporation to provide directors’ and officers’ liability insurance coverage for the benefit of the present and former officers and directors of Axsys that will contain substantially equivalent scope and amount of coverage as the policy maintained by Axsys immediately prior to effectiveness of the merger, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

Governmental and Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms, which are referred to as the forms, with the Antitrust Division and the FTC. Pursuant to the requirements of the HSR Act, Axsys completed the filing of the forms with the Antitrust Division and the FTC on June 8, 2009. GD AIS also filed the forms on June 8, 2009. On July 9, 2009, GD AIS withdrew its original notifications and refiled them with the FTC and Antitrust Division. The 30-day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, will expire at 11:59 p.m. Eastern Time on August 10, 2009, unless the FTC or the Antitrust Division earlier terminates the waiting period or makes a request for more information related to the merger.

The Antitrust Division and the FTC have the authority to scrutinize the legality of transactions under the antitrust laws. For example, the FTC could issue requests to Axsys and GD AIS for additional information regarding the merger. If such requests for additional information were made, the waiting period referred to above would be extended until the end of the 30th day after both Axsys and GD AIS have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC, unless the waiting period is earlier terminated because the FTC determines to close its review.

Further, at any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of Axsys’ or GD AIS’ assets. Private parties and state attorneys general may also bring legal actions under the antitrust laws.

Certain United States Federal Income Tax Consequences

Summary Only

The following is a summary of certain United States federal income tax consequences of the merger to Axsys stockholders whose shares of common stock are converted into the right to receive cash under the merger agreement. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, United States Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect.

This summary applies only to stockholders who hold shares of Axsys common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the United States federal income tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust. This summary does not address the federal income taxation of holders of options to purchase Axsys common stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local, foreign or United States federal non-income tax laws.

This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to Axsys stockholders in light of their particular circumstances and does not apply to stockholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held shares of Axsys common stock as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes and persons who acquired shares of Axsys common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation). If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of shares of Axsys common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

All holders of shares of Axsys common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger.

Merger

Subject to the limitations disclosed above, a stockholder who surrenders shares of Axsys common stock for cash pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the stockholder’s adjusted tax basis in shares of Axsys common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the completion of the merger. In the case of individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Federal backup withholding at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our stockholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the disbursing agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the disbursing agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the United States Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the disbursing agent.

The summary of certain United States federal income tax consequences set forth above does not constitute a complete description of all tax consequences relating to the merger. Because tax matters are very complicated and individual tax consequences may differ depending on your facts and circumstances, all stockholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Appraisal Rights of Axsys Stockholders

Record holders of shares of Axsys common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of Axsys common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex D and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Axsys common stock as to which appraisal rights are asserted.

Holders of shares of Axsys common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Axsys common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of their shares of Axsys common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, as determined by that court (described more fully below).

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for adoption at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of Axsys common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex D. Any Axsys stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex D carefully, because failure to comply timely and properly with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Axsys common stock, Axsys believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

A holder of Axsys common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to Axsys before the taking of the vote on the adoption of the merger agreement at the Axsys special meeting a written demand for appraisal of their shares of Axsys common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. Neither abstaining from voting or failing to vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. This demand must reasonably inform Axsys of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares in connection with the merger. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights. A holder of Axsys common stock wishing to exercise appraisal rights must be the record holder of the shares of Axsys common stock on the date the written demand for appraisal is made and must continue to hold the shares of Axsys common stock through the effective date of the merger. Accordingly, a holder of Axsys common stock who is the record holder of Axsys common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Axsys common stock prior to the effective date of the merger, will lose any right to appraisal in respect of those shares of Axsys common stock.

A proxy card that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of Axsys common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Axsys common stock registered in that holder’s name. A demand for appraisal in respect of shares of Axsys common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends to demand appraisal of the holder’s shares, in connection with the merger. If the shares of Axsys common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Axsys common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker, bank or nominee who holds Axsys common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Axsys common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Axsys common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Axsys common stock as to which appraisal is sought. When no number of shares of Axsys common stock is expressly mentioned, the demand will be presumed to cover all Axsys common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Axsys Technologies, Inc., 175 Capital Boulevard, Suite 103, Rocky Hill, Connecticut 06067, Attention: Corporate Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Axsys, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Within 10 days after the effective date of the merger, Axsys, or the surviving company, will notify each former Axsys stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the adoption of the merger agreement, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving company or any former Axsys stockholder who has complied with the statutory requirements summarized above and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Axsys common stock that are entitled to appraisal rights. None of GD AIS, the surviving company or Axsys is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Axsys common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving company, Axsys or GD AIS will file a petition. Accordingly, it is the obligation of Axsys stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Axsys stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of Axsys common stock not voted in favor of adoption of the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Axsys common stock. The statement must be mailed within 10 days after a written request therefor has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Axsys common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Axsys stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Axsys stockholders who have demanded appraisal of their shares of Axsys common stock and with whom agreements as to the value of their shares have not been reached. After notice to such former Axsys stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those former Axsys stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Axsys stockholders who demanded appraisal of their shares of Axsys common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Axsys stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings, and the Delaware Court of Chancery will appraise such holders’ shares of Axsys common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Axsys stockholders considering seeking appraisal should be aware that the fair value of their shares of Axsys common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Axsys common stock and that the investment banking opinion as to fairness from a financial point of view included in this proxy statement is not necessarily an opinion as to fair value under Section 262 of the DGCL. Although Axsys believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither GD AIS nor Axsys anticipates offering more than the applicable merger consideration to any stockholder of Axsys exercising appraisal rights, and each reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Axsys common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances. Depending on such circumstances and the court’s findings of fact and view of the equities, a court could grant additional remedies in the form of injunctive relief, money damages for breach of fiduciary duties, rescission or rescissory damages.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a former Axsys stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Axsys stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Axsys common stock entitled to appraisal.

Any holder of Axsys common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Axsys common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Axsys common stock (except dividends or other distributions payable to holders of record of Axsys common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its Axsys common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Axsys common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration payable (without interest)

pursuant to the merger agreement. An Axsys stockholder will fail to perfect, or effectively lose, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to follow strictly the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of these rights, in which event the shares held by the Axsys stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) pursuant to the merger agreement.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Termination of Listing of Shares of Axsys Common Stock

Shares of Axsys common stock are currently authorized for listing on the Nasdaq Global Select Market under the symbol “AXYS.” Following the consummation of the merger, the listing of shares of Axsys common stock on the Nasdaq Global Select Market will terminate.

Certain Litigation Related to the Merger

Three class action lawsuits are pending in the Connecticut and Delaware state courts relating to the merger. Two such actions, filed on June 10 and June 25, 2009, respectively, are pending in the Superior Court for the Judicial District of Hartford, Connecticut, each on behalf of a putative class of Axsys stockholders and each naming Axsys, all of the members of the Board, GD AIS and General Dynamics as defendants. The Connecticut actions were consolidated on July 7, 2009, under the caption Chalverus v. Bershad, Case No. HHD-CV09-4044848-S. The third class action lawsuit relating to the merger is pending in the Delaware Chancery Court, captioned Holzer v. Bershad, Case No. 4702. The action, filed on behalf of a putative class of Axsys stockholders, names as defendants Axsys, all of the members of the Board, GD AIS and Merger Sub. The plaintiffs in the Connecticut and Delaware lawsuits generally allege that, in connection with approving the merger, the Axsys directors breached their fiduciary duties of care, good faith and fair dealing, loyalty and disclosure owed to the Axsys stockholders. The plaintiffs in the Connecticut case further allege that GD AIS and General Dynamics, and the plaintiff in the Delaware action further alleges that GD AIS and Merger Sub, have aided and abetted the Axsys directors in the breach of their fiduciary duties. In addition to monetary and/or rescissory damages with interest, the plaintiffs seek, among other things, a determination that the lawsuit is a proper class action and that the plaintiffs are proper class representatives, a declaration that the defendants breached their fiduciary duties to the plaintiffs and the other Axsys stockholders and/or aided and abetted such breaches, an accounting for all profits and any special benefits obtained by any defendants as a result of their breaches of their fiduciary duties, orders preliminarily and permanently enjoining the merger transaction, or rescinding or setting aside the merger if consummated, an award of the costs of the lawsuit, including reasonable attorneys’ and experts’ fees and other costs and expenses, and such other relief as the courts may find just and proper.

Based on our review of the complaints, we believe that these lawsuits and the underlying claims are without merit. Axsys intends to defend the lawsuits vigorously.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, between Axsys and GD AIS with respect to the merger. The representations and warranties made by Axsys and GD AIS to one another in the merger agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger.

The Merger

At the effective time of the merger, Merger Sub, an indirect, wholly owned subsidiary of General Dynamics, will merge with and into Axsys. The separate corporate existence of Merger Sub will cease and Axsys will continue as the surviving corporation and will become an indirect, wholly owned subsidiary of General Dynamics. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later date or time as Axsys and GD AIS mutually agree and specify in the certificate of merger, which is referred to as the effective time of the merger.

The closing of the merger will take place on the second business day after satisfaction or waiver of the conditions described below under “— Conditions of the Merger” beginning on page [50] (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), unless otherwise agreed by Axsys and GD AIS.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Axsys common stock immediately prior to the effective time of the merger, subject to certain exceptions, will be converted into the right to receive $54.00 in cash, without interest. At that time, except with respect to dissenting shares as described below, each holder of shares of Axsys common stock will no longer have any rights with respect to such shares of common stock, except for the right to receive the merger consideration.

Cancellation of Shares

Each share of Axsys common stock held by Axsys (including as treasury stock), General Dynamics, GD AIS, Merger Sub and any of their respective subsidiaries immediately prior to the effective time of the merger automatically will be cancelled and will not be entitled to any merger consideration nor any other payment or distribution.

Treatment of Stock Options and Restricted Stock

Only stock options and shares of restricted stock have been issued and are outstanding under Axsys’ stock incentive plan. At the effective time of the merger, each share of Axsys restricted common stock outstanding as of immediately prior to the effective time of the merger will become fully vested and then will be cancelled and converted into the right to receive $54.00 in cash, without interest, less any applicable withholding tax.

At the effective time of the merger, each option outstanding as of immediately prior to the effective time of the merger will become fully vested and then will be cancelled and converted into the right to receive the excess, if any, of $54.00 over the exercise price per share of the stock option multiplied by the number of shares of Axsys common stock subject to the stock option, without interest, less any applicable withholding tax. No consideration will be payable in respect of any options with an exercise price per share equal to or in excess of $54.00 as of immediately prior to the effective time of the merger, and all such options will be cancelled automatically at the effective time of the merger.

GD AIS will, or will cause the surviving corporation to, pay to holders of Axsys stock options and restricted shares the option consideration or restricted share consideration, as the case may be, payable as described above as soon as practicable after the effective time of the merger and in any case within five business days thereafter.

Dissenters’ Shares

Shares of Axsys common stock held by any Axsys stockholder that neither votes in favor of the adoption of the merger agreement nor consents thereto in writing and that properly demands payment for its shares in compliance with the appraisal rights under Section 262 of the DGCL will not be converted into the right to receive the merger consideration. Axsys stockholders properly exercising appraisal rights will be entitled to payment as further described above under “The Merger — Appraisal Rights of Axsys Stockholders” beginning on page [36]. However, if any Axsys stockholder withdraws his or her demand for appraisal (in accordance with Section 262 of the DGCL) or otherwise loses the right to appraisal, then that Axsys stockholder will not be paid in accordance with Section 262 of the DGCL, and the shares of Axsys common stock held by such Axsys stockholder will be converted as of the effective time of the merger into the right to receive the merger consideration, without interest.

Payment for Shares

Prior to the effective time of the merger, Axsys and GD AIS will mutually agree upon a disbursing agent to act as disbursing agent for the payment of the merger consideration. Prior to the effective time of the merger, GD AIS will deposit, or cause to be deposited, with the paying agent funds sufficient to pay the merger consideration.

Promptly after the effective time of the merger, but in no event later than two business days after the effective time of the merger, the disbursing agent will mail or deliver to all record holders of shares of Axsys common stock as of immediately prior to the effective time of the merger a letter of transmittal containing instructions on how to surrender stock certificates in exchange for the merger consideration. Following delivery of a stock certificate for cancellation along with a valid letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate will be provided with, in exchange for the stock certificate, cash in an amount equal to the merger consideration in respect of the shares of Axsys common stock represented by such certificate, without interest. Each certificate representing shares of Axsys common stock that is surrendered will be cancelled. Do not send stock certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the person requesting the payment shall pay any transfer or other taxes resulting from the payment of the merger consideration to a person other than the registered holder of that certificate, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the disbursing agent that any such tax has been paid or is inapplicable; and

•	the certificate is properly endorsed or otherwise in proper form for transfer.

Notwithstanding the foregoing, the procedures described above will not apply to restricted stock, which will be governed by the procedures set forth above under “Treatment of Stock Options and Restricted Stock.”

After the completion of the merger, no transfers of shares of Axsys common stock will be made on the transfer books of the surviving corporation.

If your Axsys common stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration only by signing an affidavit (in form and substance reasonably acceptable to GD AIS) to that effect and, if required by GD AIS or the disbursing agent, posting a bond in such an amount as GD AIS or the disbursing agent may direct as indemnity against claims by any other party related to your lost, stolen or destroyed Axsys common stock certificate.

From and after the effective time of the merger, the holders of certificates representing shares of Axsys common stock will cease to have any rights as stockholders of the surviving corporation, except as otherwise expressly provided in the merger agreement or by applicable law, and GD AIS will be entitled to treat each certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the consideration into which the Axsys common stock formerly evidenced by such certificate has been converted pursuant to the merger.

The merger consideration paid in the merger to any Axsys stockholder will be subject to reduction for the withholding of any federal taxes payable by such stockholder.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Axsys, including representations and warranties relating to:

•	corporate organization, good standing, ownership of subsidiaries and similar matters;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	the absence of conflicts with charter documents or certain contracts;

•	our capital structure and equity securities;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	material legal proceedings;

•	compliance with applicable law and regulatory matters, including the Sarbanes-Oxley Act;

•	material contracts;

•	tax matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor and employee matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	assets and property, including the leasing of certain real property;

•	maintenance of certain insurance policies;

•	the inapplicability of state takeover statutes and takeover provisions contained in our organizational documents;

•	the absence of brokers’ fees payable in connection with the merger;

•	receipt of a fairness opinion from Jefferies; and

•	material suppliers, material customers, and similar matters.

The merger agreement also contains a number of representations and warranties by GD AIS and Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	the absence of conflicts with charter documents or certain contracts;

•	capital structure and equity securities of Merger Sub;

•	the operations of Merger Sub since its formation;

•	ownership of shares of Axsys common stock by GD AIS and Merger Sub;

•	the accuracy of information regarding GD AIS, General Dynamics, and Merger Sub supplied to Axsys for inclusion in this proxy statement;

•	sufficiency of financial resources to consummate the transactions through the closing; and

•	acknowledgment by GD AIS that it has had access to Axsys, including to its books, records and facilities, in connection with the transactions.

Significant portions of the representations and warranties of Axsys, GD AIS and Merger Sub are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with Axsys, any effect, event, change, occurrence, state of facts, development or circumstance that (individually or in the aggregate) has had, or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), assets, liabilities, results of operations or business of Axsys and its subsidiaries, taken as a whole, or (ii) the ability of Axsys to perform its obligations under the merger agreement or to consummate the transactions by the termination date except, in the case of clause (i), any such effect resulting from any of the following:

•	changes after the date of the merger agreement in United States generally accepted accounting principles, which are referred to as GAAP, U.S. regulatory accounting requirements or applicable laws;

•	changes or developments in general economic or political conditions, including acts of war (whether or not declared), sabotage, insurrection, terrorism and armed hostilities;

•	changes in any financial, banking, credit or securities markets (including any disruption thereof);

•	changes in the stock price or trading volume of the shares of Axsys common stock (provided that the facts or circumstances giving rise to or contributing to such change in stock price or trading volume, if not otherwise excluded under the definition of material adverse effect, may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect with respect to Axsys);

•	general changes in industries in which Axsys operates;

•	natural disasters;

•	any failure of Axsys to meet revenue, backlog or earnings projections or forecasts (whether internal or published by Axsys or third parties) or any decline in Axsys’ credit rating (provided that the facts or circumstances giving rise to or contributing to such failure to meet revenue, backlog or earnings projections or forecasts or decline in Axsys’ credit rating, if not otherwise excluded under the definition of material adverse effect, may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect with respect to Axsys);

•	changes resulting from the announcement of the merger agreement or the consummation of the merger and the related transactions; or

•	any effect arising out of any action taken or omitted to be taken by Axsys with the prior written consent of GD AIS or Merger Sub,

except to the extent in the case of the first, second, third, fifth or sixth bullet points above that such change, effect, event, occurrence, state of facts, development or circumstance materially and disproportionately has had, or would reasonably be expected to have, a greater adverse impact on Axsys as compared to the adverse impact on the competitors of Axsys, but taking into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect with respect to Axsys only such materially disproportionate greater adverse impact.

When used in connection with GD AIS or Merger Sub, a material adverse effect means any change, effect, occurrence, state of facts, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material and adverse effect on the ability of GD AIS or Merger Sub to perform their respective obligations under the merger agreement or to consummate the transactions by the termination date.

Covenants and Agreements

Conduct of Business of Axsys

We have agreed that during the period from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement, subject to certain exceptions, we shall conduct our business and cause to be conducted the businesses of our subsidiaries in the ordinary course of business and shall use reasonable best efforts to preserve intact our respective business organizations, keep available the services of our respective current officers and employees, preserve the goodwill of those having material business relationships with us and our subsidiaries, preserve our respective material relationships with customers, creditors and suppliers, maintain our respective books, accounts and records and comply in all material respects with applicable laws.

Without limiting the generality of the foregoing, except as expressly required by the merger agreement or as required by applicable law, without the prior written consent of GD AIS, from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement, Axsys shall not, and shall cause each of its subsidiaries not to:

•	enter into any new material line of business or change its material operating policies;

•	other than with respect to certain Axsys stock options or restricted shares of Axsys common stock, (1) issue, sell, grant or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long term debt) or any rights with respect to shares of its capital stock or any other securities, or (2) permit any additional shares of its capital stock to become subject to new grants under a certain Company stock plan or otherwise;

•	(1) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any actual, constructive or deemed distribution on, any shares of its capital stock, other than dividends from Axsys’ wholly owned subsidiaries to it or another of its wholly owned subsidiaries, or (2) authorize or effect, directly or indirectly, any adjustment, split, combination, redemption or reclassification, or purchase of or otherwise acquire, any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or amend any terms of any outstanding security of Axsys;

•	sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its assets, businesses or properties, including any shares of capital stock of its subsidiaries, except for sales, transfers, mortgages, encumbrances, leases, licenses or other dispositions in the ordinary course of business pursuant to a transaction that, together with any other such transactions, is not material to Axsys and its subsidiaries, taken as a whole;

•	other than in the ordinary course of business, acquire (whether by purchase of assets, purchase of stock, merger or otherwise) (1) all or any portion of the assets, business, properties or shares of stock or other securities of any other person or entity or (2) any equity interest of any entity or any business or division of any business, or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement;

•	amend or propose to amend its organizational documents, including certificates of incorporation or bylaws;

•	implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required as a result of changes after the date of the merger agreement in GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally;

•	except as expressly required by the terms of certain benefit arrangements: (1) enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director, officer or employee; (2) increase the compensation payable or to become payable to any director, officer or employee (excluding increases in cash compensation in the ordinary course of business);

(3) increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (4) grant any severance or termination pay to any executive officer or director, or to any other employee (excluding payments made in connection with the termination of employees who are not executive officers in amounts consistent with its policies and past practice or pursuant to certain written agreements in effect as of the date of the merger agreement); or (5) issue or grant any stock-based awards;

•	enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options or restricted shares of Axsys common stock or other compensation or benefits payable thereunder, except (1) as may be required by applicable law or by the terms of certain benefit arrangements or (2) amendments that do not increase benefits or result in increased administrative costs;

•	(1) create, incur, endorse, assume or otherwise become liable for or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness other than borrowings in the ordinary course of business pursuant to Axsys’ and its subsidiaries’ revolving credit arrangements or under capital leases, in each case, in effect on the date of the merger agreement, (2) issue, sell or amend any debt securities or other rights to acquire any debt securities of Axsys or any of its subsidiaries, (3) guarantee any debt securities of others, (4) enter into any “keep well” or other covenants to maintain any financial condition or enter into any arrangement having the economic effect of the foregoing, (5) other than to wholly owned subsidiaries of Axsys, make any loans, advances or capital contributions to, or material investment in, any person or entity, (6) pledge or otherwise encumber shares of capital stock of Axsys or any of its subsidiaries (other than liens permitted by the merger agreement), or (7) mortgage, pledge or otherwise encumber any of its material assets (other than liens permitted by the merger agreement);

•	make or change any material tax election, settle or compromise any material tax liability, change in any material respect any accounting method in respect of taxes, file any amendment to a material tax return, enter into any closing agreement, settle any material claim or material assessment of taxes, enter into any agreement or waiver extending the period for assessment or collection of any material taxes of Axsys or any of its subsidiaries, or fail to pay or withhold, or otherwise properly reserve for, any material taxes of Axsys or any of its subsidiaries;

•	enter into any contract, agreement or commitment (excluding government contracts) of a character that would constitute a material contract under the merger agreement or be required to be disclosed to GD AIS pursuant to the merger agreement, if such contract, agreement or commitment had been entered into prior to the date of the merger agreement, or terminate, renew or amend in any material respect any material contract, in each case, other than in the ordinary course of business;

•	enter into any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of Axsys or any of its subsidiaries to engage in any line of business, compete with any person or entity, or sell any product or service (including any “most favored nation” clauses), or which, following the consummation of the merger, could so limit GD AIS or any of its affiliates (including the surviving corporation), including any contract clause, mitigation plan, or other limitation with respect to “Organizational Conflicts of Interest,” as that term is used in Federal Acquisition Regulation Subpart 9.5;

•	enter into any government contract or submit any bid for a government contract that (1) would reasonably be expected to result in a financial loss greater than $100,000, (2) involves unusual risk in performance or compliance with schedule requirements or contains non-customary terms and conditions or (3) would, under the federal rules covering “Organizational Conflicts of Interest,” as that term is used in Federal Acquisition Regulation Subpart 9.5, limit GD AIS, the surviving corporation or any of their respective subsidiaries from engaging in any line of business, competing with any person or entity or selling any product or service;

•	take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied in a timely manner;

•	waive, release or assign any material rights, claims or benefits of Axsys or any of its subsidiaries under any material contract, other than in the ordinary course of business;

•	make any capital expenditures, capital additions or capital improvements in amounts exceeding $5,000,000 in the aggregate, or manufacture any demonstration equipment with a cost exceeding $2,000,000 in the aggregate;

•	engage in any “reportable transaction,” including any “listed transaction,” within the meaning of Code Section 6011 or any other applicable federal law, including any Internal Revenue Service ruling, procedure, notice or other pronouncement;

•	other than in the ordinary course of business, pay, discharge or satisfy any material claim, liability or obligation, or settle or compromise any material pending or threatened suit, action or proceeding requiring payments by Axsys in excess of $250,000 in the aggregate;

•	materially change the amount or nature of any insurance coverage, other than in the ordinary course of business;

•	enter into, amend, modify, terminate or engage in any contract, agreement, commitment or transaction with any executive officer or director of Axsys, or any person or entity owning 5% or more of the shares of Axsys common stock, or any relative of any such person or entity directly or indirectly controlled by such person or entity; or

•	enter into any contract or binding commitment with respect to any of the foregoing, or otherwise resolve or commit to do any of the foregoing.

Additional Reports

From the date of the merger agreement to the effective time of the merger, Axsys has agreed to timely file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. Axsys has agreed to furnish to GD AIS drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of the merger agreement.

Reasonable Best Efforts, Antitrust Filings & Cooperation

Subject to certain limitations, we, GD AIS and Merger Sub have each agreed to use our reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things, necessary, proper or advisable to consummate and make effective, as promptly as practicable prior to the termination date, the transactions in accordance with the terms of the merger agreement and the voting agreement, including:

•	the taking of all acts necessary to cause the conditions to the merger to each be satisfied as promptly as practicable; and

•	the obtaining of all actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all registrations, notices and filings (including filings with governmental authorities), in each case, that are required in connection with the merger agreement and the merger and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority.

In addition, we and GD AIS have each agreed to:

•	duly file with the FTC and the Antitrust Division the notification and report forms, referred to as the HSR Filings, required under the HSR Act, which HSR Filings were made by Axsys and GD AIS on June 8, 2009; and

•	duly make all notifications and other filings required under any other applicable antitrust law (together with the HSR Filings, referred to as the antitrust filings) that Axsys and GD AIS deem advisable or appropriate or that may be required by the applicable antitrust authority, in each case with respect to the transactions and as promptly as practicable.

Axsys and GD AIS will each use its respective reasonable best efforts to obtain early termination of the applicable waiting period, if any, under all antitrust laws. Notwithstanding anything to the contrary contained in the merger agreement, nothing contained in the merger agreement will be deemed to require General Dynamics or GD AIS to enter into any agreement, consent decree or other commitment requiring General Dynamics, GD AIS or any of their subsidiaries to (1) divest, hold separate or otherwise limit the use of any assets of Axsys or its subsidiaries, or General Dynamics, GD AIS or their subsidiaries, (2) litigate, pursue or defend any action or proceeding challenging any of the transactions as violative of any antitrust laws, (3) other than filing fees required by the HSR Act, make any out of pocket expenditures of more than a de minimis amount or incur any obligations or liabilities, in each case, in order to comply with the provisions of the merger agreement or (4) take any other action that would, or would reasonably be expected to, materially and adversely affect General Dynamics, GD AIS or any of their subsidiaries (including after the effective time of the merger, the surviving corporation).

Further, we, GD AIS and Merger Sub, except as prohibited by any applicable representative of any applicable governmental authority, and subject to any applicable laws, have each agreed to:

•	furnish to the other party upon reasonable request all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or governmental authority in connection with the merger;

•	promptly notify the other parties of any written communication received from any antitrust authority, any state attorney general or any other governmental authority relating to the merger agreement or the merger, and permit the other parties a reasonable opportunity to review in advance any proposed written communication to any of the foregoing with respect to the merger;

•	not participate or agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning the merger agreement or the merger unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate thereat; and

•	furnish the other parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between such party and its subsidiaries and their respective representatives, on the one hand, and any governmental authority or members or their respective staffs, on the other hand, with respect to the merger agreement and the merger.

Each party shall respond as promptly as reasonably practicable under the circumstances to any inquiries received from any antitrust authority for additional information or documentation and to all inquiries and requests received from any state attorney general or other governmental authority in connection with antitrust matters relating to the merger agreement or the merger, including the antitrust filings, and not extend any waiting period under the HSR Act or enter into any agreement with any antitrust authority not to consummate the merger without the prior written consent of the other parties.

GD AIS shall cause Merger Sub to comply with all of Merger Sub’s obligations under or related to the merger agreement and the merger.

Stockholder Approvals

We have agreed to submit the merger agreement for adoption by Axsys stockholders at the special meeting as soon as possible after the date of the merger agreement. At the special meeting, GD AIS and Merger Sub have agreed to cause all shares owned by them and their respective subsidiaries to be voted in favor of the adoption of the merger agreement.

We have agreed to use our reasonable best efforts to solicit proxies from Axsys stockholders in favor of the adoption of the merger agreement and take all actions reasonably necessary or advisable to secure Axsys stockholder approval.

Our obligations will not be affected by the commencement, public proposal, public disclosure or communication to us of any acquisition proposal or superior proposal or any withdrawal of the recommendation by the Board. Subject to the Board withholding, withdrawing, qualifying or modifying its recommendation pursuant to and in accordance with specific provisions of the merger agreement, Axsys, acting through its Board, will make its Board recommendation at the special meeting.

Access to Information; Confidentiality

Subject to certain limitations, prior to the effective time of the merger or the earlier termination of the merger agreement, Axsys will afford to GD AIS and its representatives such access to the officers, employees, agents, books, records and properties of Axsys and its subsidiaries as GD AIS may reasonably request. Any information provided will be held in confidence to the extent required by the provisions of the confidentiality agreement between us and General Dynamics.

No Solicitation

We have agreed that we will not, and we will cause our subsidiaries and our and their directors, officers, employees and representatives (including any investment banker, attorney, accountant or other advisor or representative retained by us or any of our subsidiaries) not to directly or indirectly:

•	initiate, facilitate, solicit or knowingly encourage inquiries or proposals that constitute, or might reasonably be expected to lead to, any acquisition proposal;

•	except as permitted below, initiate or engage with any third party in any discussions or negotiations concerning, or furnish any information to any third party in connection with, any acquisition proposal or otherwise knowingly facilitate other inquiries or the making of any proposal that constitutes, or that might reasonably be expected to lead to, any acquisition proposal; or

•	except as permitted below, enter into any letter of intent, agreement, arrangement or undertaking with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal, or enter into any agreement, arrangement or understanding that would require Axsys to abandon, terminate or fail to consummate the merger or any of the other related transactions.

The merger agreement provides that if, at any time prior to the time that our stockholders adopt the merger agreement, we receive an unsolicited acquisition proposal which did not result from a breach of the merger agreement, we may furnish information to, or enter into discussions or negotiations with, any person or entity that has made such unsolicited acquisition proposal if, and only to the extent that:

•	the unsolicited acquisition proposal constitutes a superior proposal or our Board, after consulting with our outside legal counsel and financial advisors, determines in good faith that, after furnishing such information and entering into such discussions or negotiations, the acquisition proposal would reasonably be expected to result in a superior proposal;

•	after consultation with our outside legal counsel, our Board determines in good faith that the failure to take such action would violate its fiduciary duties under applicable law;

•	we are otherwise in compliance with our obligations with respect to the no solicitation provision of the merger agreement as outlined herein;

•	we provide notice to GD AIS that we are furnishing information to, or entering into discussions or negotiations with, such person or entity, at least two business days prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity;

•	prior to furnishing such information, we receive from such person an executed confidentiality agreement on customary terms similar to and no less favorable to us than those contained in the confidentiality agreement between us and General Dynamics; and

•	we keep GD AIS informed, on a reasonably current basis, of the status of any discussions or negotiations.

We shall as promptly as reasonably practicable (and in any event within two business days after receipt) notify GD AIS of the existence of any proposal or inquiry received by Axsys that has led to, or might reasonably be expected to lead to, any acquisition proposal, including a copy of any such proposal or inquiry, and the identity of the third party making the proposal or inquiry. We will keep GD AIS reasonably apprised of any material developments with respect to such proposal or inquiry (including providing GD AIS with copies of all drafts and versions of agreements relating to such acquisition proposal) and promptly make available to GD AIS any non-public information concerning Axsys or any of its subsidiaries furnished to any third party that has not previously been provided to GD AIS. We will give GD AIS prompt notice after any determination by our Board that an acquisition proposal is, or would reasonably be likely to result in, a superior proposal.

Immediately prior to execution of the merger agreement, we terminated all negotiations that may lead to an acquisition proposal between Axsys and parties other than GD AIS. We have agreed to use our commercially reasonable efforts to effect prompt return or destruction of all confidential information furnished to any third party in connection with a possible acquisition proposal during the 12-month period ending on the date of the merger agreement.

Prior to the effective time of the merger or the earlier termination of the merger agreement, the Board will not make a Board change of recommendation. However, at any time prior to adoption of the merger agreement by the Axsys stockholders, the Board may, in response to a material development or change in circumstances occurring or arising after the date of the merger agreement that was neither known to the Board nor reasonably foreseeable as of or prior to the date of the merger agreement (and not relating to any acquisition proposal), which is referred to as an intervening event, make a Board change of recommendation if the Board has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, that, in light of such intervening event, the failure of the Board to make such Board change of recommendation would result in a breach of its fiduciary duties under applicable law. Axsys shall not be entitled to exercise its right to make such a Board change of recommendation unless it has:

•	provided to GD AIS at least three business days’ prior written notice (unless the intervening event arises fewer than three business days prior to the special meeting) advising GD AIS that the Board intends to take such action and specifying the reasons; and

•	during such period, if requested by GD AIS, engaged in good faith negotiations with GD AIS to amend the merger agreement in such a manner that obviates the need for such Board change of recommendation as a result of the intervening event.

At any time prior to the merger agreement being adopted by the Axsys stockholders, the Board may, in response to a superior proposal, cause Axsys to terminate the merger agreement and enter into a definitive agreement providing for the transactions contemplated by such superior proposal; provided, however, that Axsys shall not terminate the merger agreement unless:

•	Axsys shall have complied with all the no solicitation provisions of the merger agreement, and with all applicable requirements of the merger agreement (including the payment of any applicable termination fee and expense reimbursement) in connection with such superior proposal; and

•	after consultation with its outside legal counsel, the Board determines in good faith that the failure to take such action would violate its fiduciary duties under applicable law.

Axsys also may not exercise its right to terminate the merger agreement in this manner until after the second business day following actual receipt by GD AIS of written notice from Axsys advising GD AIS that Axsys has received a superior proposal, specifying the material terms and conditions of the superior proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as stockholder agreements) ancillary thereto to effect such superior proposal, and identifying the party making such superior proposal and stating that the Board intends to cause Axsys to exercise its right to terminate the merger agreement (provided that prior to such termination taking effect, an amendment to the price or other material term of a superior proposal will require a new notice and a new two business day period with respect to the amended proposal). During such two business day period Axsys will negotiate in good faith with GD AIS so that GD AIS may propose an adjustment to the merger agreement for the purpose of causing the acquisition proposal to no longer be a superior proposal. In addition, Axsys may not exercise its right to terminate the merger agreement in this manner unless either (i) on or before the expiration of the two business day period following the actual receipt by GD AIS of any notice of a superior proposal, GD AIS does not make such adjustment in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal or (ii) following receipt of such adjustment to the merger agreement within the two business day period, the Board concludes in good faith, after consultation with the Company’s outside legal counsel and after taking into consideration the adjusted merger agreement, that the superior proposal continues to be a superior proposal.

Nothing described above limits our ability to take actions to comply with our disclosure obligations under Rule 14e-2(a) of the Exchange Act with regard to an acquisition proposal or prohibits us from making such disclosure to our stockholders as, in the good faith judgment of the Board, after receiving advice from counsel, would be inconsistent with applicable law.

A Board change of recommendation, as used herein, means the Board (1) approves or recommends, or proposes to approve or recommend, any acquisition proposal, (2) causes or permits Axsys to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any acquisition proposal, or (3) withdraws, amends or modifies in a manner adverse to GD AIS or Merger Sub, or publicly proposes to withdraw, amend or modify in a manner adverse to GD AIS or Merger Sub, the Board’s recommendation.

An acquisition proposal, as used herein, means, other than the merger, any inquiry, proposal, indication of interest or offer (whether written or oral) with respect to any direct or indirect: (1) purchase or sale of an equity interest (including by means of a tender or exchange offer) representing more than 15% of the voting power in Axsys or any of its significant subsidiaries; (2) merger, consolidation, other business combination, reorganization, recapitalization, share exchange, dissolution, liquidation or similar transaction involving Axsys or any of its significant subsidiaries; or (3) purchase or sale of assets, businesses, securities or ownership interests representing more than 15% of the consolidated assets of Axsys and its subsidiaries.

A superior proposal, as used herein, means a bona fide, written, unsolicited acquisition proposal (with all references to “15%” in the definition of acquisition proposal deemed to be “a majority” for the purposes of this definition) made by any person that is (1) not received in violation of the no solicitation provision of the merger agreement, (2) fully financed, (3) on terms that the Board determines in good faith, after consultation with Axsys’ financial and legal advisors, and in light of all relevant circumstances as the Board in good faith considers to be appropriate, are more favorable to Axsys and its stockholders than the merger from a financial point of view, and (4) is reasonably likely to be consummated according to its terms.

Takeover Laws and Provisions

Each of Axsys and the Board will take all actions to cause the merger and related transactions (1) not to be subject to the requirements of any applicable takeover law and will take all necessary steps within its control to exempt the transactions from any applicable takeover law, and (2) to comply with any takeover provisions in the constituent documents of Axsys. If any takeover law or takeover provision becomes applicable to the merger or related transactions, each of Axsys and the Board will, upon the request of GD AIS or Merger Sub, use its best efforts to ensure that the merger or related transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such takeover law or takeover provision on the merger or related transactions.

Stockholder Litigation

Axsys will give GD AIS the opportunity to participate in the defense or settlement of any stockholder litigation against Axsys and/or its directors or executive officers relating to the merger or any related transactions, whether commenced prior to or after the execution and delivery of the merger agreement. Axsys has agreed that it will not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of the merger agreement against Axsys or any of its directors or executive officers by any stockholder of Axsys relating to the merger agreement, the merger or any other related transaction (unless such payment of funds will be made under Axsys’ applicable insurance policy), without the prior written consent of GD AIS (which consent will not be unreasonably withheld, conditioned or delayed).

Indemnification and Insurance

The merger agreement requires that the indemnification provisions of the certificate of incorporation and bylaws of the surviving corporation as in effect as of the effective time of the merger not be amended, modified or repealed for six years from the effective time of the merger in any manner that would adversely affect the rights of any individual who immediately prior to the effective time of the merger was a director, officer or employee of Axsys unless required by law. GD AIS also has agreed to indemnify the present and former employees, officers and directors of Axsys and to cause the surviving corporation to provide directors’ and officers’ liability insurance coverage for the benefit of the present and former officers and directors of Axsys that will contain substantially equivalent scope and amount of coverage as the policy maintained by Axsys immediately prior to the effective time of the merger, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

Employee Matters

GD AIS has agreed to provide for the employees and former employees of Axsys and its subsidiaries as of the effective time of the merger, referred to as the covered employees, employee benefits and compensation plans (including with respect to salary and bonus, but not equity awards), programs and arrangements no less favorable, in the aggregate, than those benefits provided by Axsys or its subsidiaries, as the case may be, immediately prior to the effective time of the merger and for a period of 12 months thereafter.

GD AIS has further agreed to:

•	provide all covered employees with service credit for purposes of eligibility to participate, vesting and benefit accruals under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by GD AIS or any of its subsidiaries in which covered employees are eligible to participate, other than benefit accruals under a defined benefit plan, for all periods of employment with Axsys or any of its subsidiaries prior to the effective time of the merger to the extent credited by Axsys for purposes of a comparable plan; and

•	with respect to any self-insured welfare benefit plans of GD AIS or any of its subsidiaries, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, any pre-existing conditions limitations, eligibility waiting periods or required physical examinations to be waived with respect to the covered employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable covered employee participated immediately prior to the effective time of the merger.

If Axsys’ or any of its subsidiaries’ medical, vision and/or dental benefit plans for covered employees are terminated prior to the end of a plan year, covered employees and their dependents who are then participating in a deductible-based medical, vision and/or dental benefit plan sponsored by Axsys or any of its subsidiaries will be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical, vision and/or dental benefit plan of General Dynamics, GD AIS or any of their subsidiaries for the corresponding Axsys benefit plan year.

GD AIS and Axsys, as the surviving corporation, shall honor, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, covered employees, including any benefits or rights arising as a result of the merger.

Additional Covenants

The merger agreement contains additional agreements between us and GD AIS relating to, among other things:

•	consultations regarding public announcements;

•	preparation and filing of this proxy statement with the SEC;

•	confirmation that control of operations of Axsys between the signing of the merger agreement and the effective time remains with Axsys;

•	performance under the voting agreement;

•	notification of certain changes; and

•	release of certain confidentiality and standstill obligations.

Conditions of the Merger

The obligation of each party to effect the merger is subject to the satisfaction or written waiver on or before the closing date of each of the following conditions:

•	adoption of the merger agreement by Axsys stockholders;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any order that is then in effect and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, and no law shall have been adopted that makes consummation of the merger illegal or otherwise prevented or prohibited; and

•	any applicable waiting period under the HSR Act will have terminated or expired.

The obligation of Axsys to effect the merger is also subject to the satisfaction or written waiver of the following conditions:

•	accuracy as of the time of closing of the representations and warranties made by GD AIS and Merger Sub to the extent specified in the merger agreement;

•	each of GD AIS and Merger Sub shall have performed or complied with all of the agreements, obligations and covenants in the merger agreement in all material respects; and

•	certification by GD AIS to Axsys that the two previous conditions have been satisfied.

The obligation of GD AIS and Merger Sub to effect the merger is also subject to the satisfaction or written waiver of the following conditions:

•	accuracy as of the time of the closing of the representations and warranties made by us to the extent specified in the merger agreement;

•	Axsys shall have performed or complied with all of the agreements, obligations and covenants in the merger agreement in all material respects;

•	certification by Axsys to GD AIS that the two previous conditions have been satisfied;

•	no event, change, circumstance, condition, development or effect that has, or would reasonably be expected to have, a material adverse effect with respect to Axsys, after the date of the merger agreement has occurred; and

•	no more than 12% of the outstanding shares of Axsys common stock will constitute dissenting shares.

We and GD AIS can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

We and GD AIS may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either GD AIS or we may terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

•	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger; provided that a party whose breach of the merger agreement is the principal cause of such order will not be able to terminate under such provision of the merger agreement;

•	any law shall have been adopted, enacted or promulgated that makes consummation of the merger illegal or otherwise prohibited;

•	the adoption of the merger agreement by the Axsys stockholders shall not have been obtained at the special meeting or at any adjournment or postponement of the special meeting; or

•	the merger shall not have been consummated on or before November 30, 2009, referred to as the termination date; provided that a party whose failure to comply in all respects with any provision of the merger agreement results in a failure of a condition to the consummation of the merger will not be able to terminate under such provision of the merger agreement.

GD AIS may terminate the merger agreement before the effective time of the merger if:

•	Axsys breaches any representation, warranty, covenant or agreement set forth in the merger agreement (other than with respect to Axsys’ no solicitation obligations) which breach or failure to perform results in the failure of certain conditions of the merger being satisfied, and such breach is not cured or is incapable of being cured within 15 days after GD AIS gives Axsys written notice of such breach;

•	a Board change of recommendation has occurred; the Board has failed to include in this proxy statement the Board’s recommendation to adopt the merger agreement; the Board has failed to reconfirm its recommendation within five business days after requested by GD AIS, provided that any such request may be made only after notice of any of the following events (as any of the following events may occur from time to time): (i) receipt by Axsys of an acquisition proposal, (ii) any material change to an acquisition proposal and (iii) a public announcement of any transaction to acquire a material portion of the shares of Axsys’ common stock by a person or entity other than Merger Sub, GD AIS or any of their affiliates; or the Board shall have resolved to do either of the foregoing;

•	Axsys violates or breaches in any material respect any of its obligations with respect to its no solicitation obligations, as set forth in the merger agreement; or

•	if for five days or more Axsys stockholders dissenting from the merger constitute more than 12% of the outstanding shares of Axsys common stock.

Axsys may terminate the merger agreement if:

•	Axsys enters into a definitive agreement with respect to a superior proposal at any time prior to obtaining the approval of the stockholders of Axsys of the merger agreement in accordance with the terms of the merger agreement; provided that prior to such termination, and as a condition precedent thereof, Axsys pays the termination fee and expense reimbursement in accordance with the provisions of the merger agreement; or

•	GD AIS or Merger Sub breaches any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform results in the failure of certain conditions of the merger being satisfied, and such breach is not cured or is incapable of being cured within 15 days after Axsys gives GD AIS written notice of such breach.

Termination Fees

Axsys must pay to GD AIS a $23.6 million termination fee, referred to as the termination fee, and reimburse up to an aggregate of $2.0 million for the documented out-of-pocket expenses of GD AIS and General Dynamics incurred in connection with the merger, referred to as the expense reimbursement, if the merger agreement is terminated (1) by Axsys because Axsys terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal; or (2) by GD AIS because the Board fails to include the Board’s recommendation in this proxy statement, a Board change of recommendation occurs, or the Board resolves to do either of the foregoing.

If GD AIS terminates the merger agreement because Axsys breaches any representation, warranty, covenant or agreement set forth in the merger agreement (other than with respect to Axsys’ no solicitation obligations), which breach results in the failure of certain conditions of the merger being satisfied, and such breach is not cured or is incapable of being cured within 15 days after GD AIS gives Axsys written notice of such breach, then Axsys will pay to GD AIS the expense reimbursement. If there shall have existed at or prior to the time of such termination an acquisition proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and within 12 months after such termination, Axsys or any of its subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an acquisition proposal, then upon the signing of a definitive agreement relating to such acquisition proposal, or, if no such agreement is signed, then upon consummation of any such acquisition proposal, in addition to the expense reimbursement Axsys will pay to GD AIS the termination fee.

If the merger agreement is terminated because (i) the merger has not been consummated on or before the termination date or (ii) for five days or more Axsys stockholders dissenting from the merger constitute more than 12% of the outstanding shares of Axsys common stock, then (1) if prior to such termination there exists an acquisition proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (2) within 12 months after such termination, Axsys or any of its subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an acquisition proposal, then upon the signing of a definitive agreement relating to such acquisition proposal, or, if no such agreement is signed, then upon consummation of any such acquisition proposal, Axsys will pay to GD AIS the expense reimbursement and the termination fee.

In the event that GD AIS terminates the merger agreement because adoption of the merger agreement shall not have been obtained at the special meeting or at any adjournment or postponement of the special meeting, Axsys will pay to GD AIS the expense reimbursement.

Effect of Termination

If the merger agreement is terminated by either Axsys or GD AIS in accordance with its terms, the merger agreement will immediately become void and there will be no liability on the part of any party or their affiliates, directors, officers or stockholders, except for (i) payment of the termination fee and/or expense reimbursement by Axsys in certain circumstances (ii) the survival of certain provisions of the agreement, including those relating to press releases, the effect of termination and the termination fee, and (iii) nothing shall relieve Axsys, on the one had, or GD AIS or Merger Sub, on the other hand, from liability for fraud or any willful or intentional breach of the merger agreement or any willful or intentional misrepresentation in the merger agreement.

Amendment

At any time before the effective time of the merger, the merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the special meeting no such amendment shall be made or given that requires further approval of Axsys stockholders under the DGCL unless the required approval is obtained.

Extension; Waiver

At any time before the effective time of the merger, any party may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of such party.

THE VOTING AGREEMENT

In connection with the merger agreement, Mr. Bershad and a holding corporation controlled by Mr. Bershad, who are referred to as the voting agreement stockholders and collectively own approximately 14.3% of the shares of our common stock entitled to vote at the special meeting, as of the close of business on the record date, entered into a voting agreement with GD AIS and Merger Sub. The following description of the voting agreement describes the material provisions of the voting agreement but does not purport to describe all of the terms of the voting agreement. The full text of the voting agreement is attached as Annex B to this proxy statement. You are urged to read the voting agreement in its entirety because it is a legal document that relates to the rights among the voting agreement stockholders, GD AIS, and Merger Sub and may affect whether the vote required to adopt the merger agreement will be obtained.

Voting Matters, Grant of Proxy and Waiver of Dissenters Rights

The voting agreement stockholders have agreed to vote (or cause to be voted) all of their shares of Axsys common stock for the proposal to adopt the merger agreement at the special meeting or any adjournment thereof or in any other circumstance upon which a vote or other approval with respect to the proposal to adopt the merger agreement is sought or required.

In addition, the voting agreement stockholders have agreed (unless otherwise directed by GD AIS) to vote (or cause to be voted), at any Axsys stockholders meeting or any adjournment thereof or in any other circumstance in which their vote is sought or required, all of their shares of Axsys common stock against:

•	any acquisition proposal;

•	any action or agreement that would, or would reasonably be expected to, result in a breach in any respect of any covenant, agreement, representation or warranty of Axsys under the merger agreement;

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Axsys or any of its subsidiaries;

•	any sale, lease or transfer of a material amount of assets of Axsys or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Axsys or its subsidiaries; or

•	any change in the Board; any change in the present capitalization of Axsys or any amendment of Axsys’ certificate of incorporation or bylaws; any other material change in Axsys’ corporate structure or business; or any other action that would, or would reasonably be expected to, in the case of the items listed above, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the merger or the other transactions or that could facilitate an acquisition proposal or a superior proposal.

The voting agreement stockholders also appointed GD AIS and Merger Sub during and for the term of the voting agreement, as their true and lawful attorney-in-fact and proxy to vote, express consent or dissent, or otherwise utilize such voting power with respect to the voting agreement stockholders’ shares in connection with any proposals relating to the above-listed actions.

Pursuant to the terms of the voting agreement, the voting agreement stockholders irrevocably and unconditionally waived, and agreed to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the merger or the related transactions that they may directly or indirectly have by virtue of the ownership of their shares of Axsys common stock.

Transfer and Other Restrictions

The voting agreement stockholders have agreed that, from the date of the voting agreement and until the earlier of the effective time of the merger or the termination of the merger agreement, they will not, directly or indirectly:

•	sell, transfer or otherwise dispose of or encumber any of their shares of Axsys common stock (or any economic, voting or other direct or indirect right, title or interest therein), including, in each case, by operation of law;

•	deposit their shares into a voting trust, enter into any other voting agreement or arrangement with respect to their shares or grant any proxy, power of attorney or other authorization or consent in or with respect to their shares;

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, disposition of, or encumbrance on, any interest in or the voting of any shares of Axsys common stock or any other securities of Axsys (or any economic, voting or other direct or indirect right, title or interest therein), or any rights with respect thereto;

•	take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by their shares or in any way restrict, limit or interfere in any material respect with the performance of their obligations under the voting agreement; or

•	offer, commit or agree to take any of the foregoing actions.

Termination

The voting agreement will terminate on the earlier of: (i) the mutual written agreement of the voting agreement stockholders and GD AIS; (ii) in the event the merger is consummated, the effective time of the merger; or (iii) the date on which the merger agreement is terminated pursuant to its terms. Certain general provisions will survive the termination and no party will be relieved for any breach of the voting agreement.

MARKET PRICE OF AXSYS COMMON STOCK

Shares of Axsys common stock are listed for trading on the Nasdaq Global Select Market under the Symbol “AXYS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of Axsys common stock. No dividends were declared on the shares of Axsys common stock during the period covered by the table.

	High ($)	Low ($)

Fiscal Year Ended December 31, 2007
First Quarter	17.93	15.71
Second Quarter	21.42	15.81
Third Quarter	31.26	20.98
Fourth Quarter	43.63	28.42
Fiscal Year Ended December 31, 2008
First Quarter	52.39	34.02
Second Quarter	63.89	45.26
Third Quarter	79.69	49.22
Fourth Quarter	73.72	42.10
Fiscal Year Ending December 31, 2009
First Quarter	55.30	24.35
Second Quarter	53.75	39.25
Third Quarter through July [ ], 2009	[ ]	[ ]

The closing price of the shares of Axsys common stock on the Nasdaq Global Select Market on June 3, 2009, the trading day prior to the announcement of the merger, was $50.00 per share. On [  ], 2009, the most recent practicable date before this proxy statement was printed, the closing price for the shares of Axsys common stock on the Nasdaq Global Select Market was $[     ] per share.

AXSYS COMMON STOCK OWNERSHIP

The information presented below regarding beneficial ownership of shares of our common stock is based upon representations made to us by our directors and officers, and is not necessarily indicative of beneficial ownership for any other purpose. In the table below, we have deemed a person to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. The table sets forth as to each current director and each named executive officer: (1) the number of shares of common stock, and (2) the percent of total shares of common stock outstanding, that are beneficially owned. As of July 10, 2009, there were 11,622,779 shares of common stock outstanding.

Security Ownership of Directors and Named Executive Officers

	Shares of Common
	Stock Beneficially
	Owned(1)
Name of Beneficial Owner	Number	Percent

Stephen W. Bershad(2)	1,720,253	14.7%
David A. Almeida(3)	121,320	1.0%
Scott B. Conner(4)	97,689	*
Anthony J. Fiorelli, Jr.(5)	33,864	*
Eliot M. Fried(6)	32,537	*
Richard F. Hamm, Jr.(7)	14,779	*
Robert G. Stevens(8)	19,474	*
Named executive officers and directors as a group (7 persons)	2,039,916	17.3%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Includes 53,500 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date. Mr. Bershad owns 972,491 shares of common stock directly, 8,116 shares through the Axsys Technologies, Inc. 401(k) Retirement Plan and 686,146 shares of common stock indirectly through SWB Holding Corporation, of which he is the sole shareholder and president.

(3)	Represents 48,000 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date and 73,320 shares of common stock owned directly.

(4)	Represents 22,200 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date and 75,489 shares of common stock owned directly.

(5)	Represents 9,220 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date and 24,644 shares of common stock owned directly.

(6)	Represents 9,024 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date and 23,513 shares of common stock owned directly.

(7)	Represents 8,779 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date and 6,000 shares of common stock owned directly.

(8)	Represents 13,474 shares of common stock underlying options that are exercisable as of July [ ], 2009 or within 60 days after such date and 6,000 shares of common stock owned directly.

Security Ownership of Certain Owners

Axsys knows of no person who beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, more than five percent of the common stock outstanding, except for Mr. Bershad and except as set forth below. As of July 10, 2009, 11,622,779 shares of Axsys common stock were outstanding.

		Percent
Name and Address of Owner	Number of Shares	of Class

General Dynamics Advanced Information Systems, Inc.(1)	1,720,253	14.7%
General Dynamics Corporation Vision Merger Sub
c/o General Dynamics Corporation 2941 Fairview Park Drive, Suite 100 Falls Church, Virginia 22042
Gabelli Funds, LLC(2)	890,910	7.67%
GAMCO Asset Management Inc. Gabelli Securities, Inc. MJG Associates, Inc. Gabelli Foundation, Inc. GGCP, Inc. GAMCO Investors, Inc.
Mario J. Gabelli One Corporate Center Rye, New York 10580-1435
Friess Associates, LLC(3)	654,200	5.63%
115 E. Snow King Jackson, WY 83001
Barclays Global Investors, N.A.(4)	602,052	5.18%
400 Howard Street San Francisco, CA 94105

(1)	According to a Schedule 13D filed on June 15, 2009, by GD AIS, Merger Sub, and General Dynamics, GD AIS, Merger Sub, and General Dynamics have shared voting power and may be deemed to beneficially own these shares as a result of the voting agreement and the limited proxy granted therein. The shares that these entities may be deemed to beneficially own are the same shares beneficially owned by Mr. Bershad. In the Schedule 13D jointly filed by these entities on June 15, 2009, each of these entities expressly disclaimed beneficial ownership of such shares (subject to the voting agreement and the limited proxy granted therein).

(2)	According to an amended Schedule 13D filed on July 28, 2009, by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli which are referred to as “the GAMCO Investors”, the GAMCO Investors have purchased and hold the shares reported by them for investment for one or more accounts over which they have shared, sole, or both investment and/or voting power, for their own account, or both.

(3)	According to a Schedule 13G filed on February 17, 2009 by Friess Associates, LLC, Friess Associates, LLC has sole voting and dispositive power with respect to these shares.

(4)	According to a Schedule 13G filed on February 6, 2009 by Barclays Global Investors, N.A., Barclays Global Investors, N.A. and its affiliates have sole voting power with respect to 477,383 of these shares and sole dispositive power with respect to 602,052 of these shares.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxy statements and other information about issuers like Axsys who file electronically with the SEC. The address of that site is http://www.sec.gov. Axsys SEC filings are also available, free of charge, on our website, at http://www.axsys.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [  ], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to Axsys stockholders nor the payment of cash in the merger shall create any implication to the contrary.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission File Number 1-05111	Period

Annual Report on Form 10-K	Year ended December 31, 2008 (filed on February 17, 2009)
Definitive Proxy Statement	For annual meeting on May 7, 2009 (filed on March 20, 2009)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009 (filed on April 22, 2009)
Current Reports on Form 8-K	Filed on March 13, 2009, May 11, 2009 and June 4, 2009

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, ITS SCHEDULES AND LIST OF ITS EXHIBITS. REQUESTS SHOULD BE SENT TO AXSYS TECHNOLOGIES, INC., 175 CAPITAL BOULEVARD, SUITE 103, ROCKY HILL, CONNECTICUT 06067, ATTENTION: CORPORATE SECRETARY.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Axsys does not currently expect to hold an annual meeting of stockholders in 2010 because Axsys will not be a separate public company after the merger is consummated. If the merger is not consummated and such a meeting is held, stockholders who intend to present proposals at the next annual meeting of stockholders, and who wish to have such proposals included in the proxy statement and form of proxy for such meeting, pursuant to the mechanism provided by SEC rules, must submit such proposals in writing to the Corporate Secretary of Axsys Technologies, Inc., 175 Capital Boulevard, Suite 103, Rocky Hill, Connecticut 06067, and such notice must be received no later than November 21, 2009.

Stockholders who cannot or do not wish to use the mechanism provided by SEC rules for proposing a matter for action at the next annual meeting to be provided in a proxy statement must notify Axsys in writing of the proposal and the information required by the provisions of Axsys’ By-Laws dealing with stockholder proposals. The notice must be submitted in writing to Axsys generally not less than 60 days nor more than 90 days in advance of an annual meeting. If the merger is not consummated and such meeting is to be held, it is presently anticipated that next year’s annual meeting will be held on May 6, 2010 and, accordingly, any stockholder proposal for next year’s annual meeting submitted to Axsys on or between February 5, 2010 and March 7, 2010 will be considered submitted on a timely basis. Axsys reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. A copy of Axsys’ By-Laws that describes the advance-notice procedures can be obtained from the Corporate Secretary of Axsys.

Axsys Technologies, Inc.

July [  ], 2009

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 4, 2009
BY AND AMONG
GENERAL DYNAMICS ADVANCED INFORMATION SYSTEMS, INC.,
VISION MERGER SUB, INC.
AND
AXSYS TECHNOLOGIES, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 4, 2009, is by and among General Dynamics Advanced Information Systems, Inc., a Delaware corporation (“Parent”), Vision Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Axsys Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has approved this Agreement and deemed it advisable and in the best interests of their respective companies and stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein, and have unanimously adopted resolutions adopting, approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain stockholders of the Company are entering into a Voting Agreement with Parent and Merger Sub simultaneously with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to vote their shares of Company Common Stock in favor of adoption of this Agreement; and

WHEREAS, pursuant to the Merger, shares of the common stock, par value $.01 per share, of the Company (“Company Common Stock”) (all such shares of Company Common Stock being hereinafter referred to as the “Shares”), will be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined herein) in the manner set forth herein, and the Company will become an indirect, wholly-owned subsidiary of Guarantor.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the terms and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

Definitions; Interpretation

1.01 Definitions.  This Agreement uses the following definitions:

“Acquisition Proposal” means, other than the Transactions, any inquiry, proposal, indication of interest or offer (whether written or oral) with respect to any direct or indirect: (a) purchase or sale of an equity interest (including by means of a tender or exchange offer) representing more than fifteen percent (15%) of the voting power in the Company or any of its Significant Subsidiaries; (b) merger, consolidation, other business combination, reorganization, recapitalization, share exchange, dissolution, liquidation or similar transaction involving the Company or any of its Significant Subsidiaries; or (c) purchase or sale of assets, businesses, securities or ownership interests (including the securities of any Significant Subsidiary of the Company) representing more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Anti-Bribery Laws” has the meaning assigned in Section 3.01(j)(5).

“Antitrust Authorities” means the Antitrust Division, the FTC and any other Governmental Authority of any other jurisdiction (whether United States, foreign or multinational) responsible for implementing the Antitrust Laws.

“Antitrust Division” has the meaning assigned in Section 4.04(b).

“Antitrust Filings” has the meaning assigned in Section 4.04(b).

“Antitrust Laws” means the HSR Act and any other applicable competition, merger control, antitrust or similar Laws.

“Benefit Arrangement” means, with respect to the Company, each of the following (a) under which any of its employees, former employees or any of its directors has any right to benefits, (b) that is sponsored, maintained or contributed to by it or its ERISA Affiliates or (c) under which it or its ERISA Affiliates has any liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, post-employment, change-in-control, fringe benefit, bonus, incentive, retirement, deferred compensation, welfare, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Business Combination Law” means Section 203 of the DGCL.

“Business Day” means any day other than a day on which banks in the State of Delaware are required or authorized to be closed.

“Certificate” means a certificate issued by the Company to a Company Stockholder representing Shares held by such Company Stockholder.

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Board Change of Recommendation” has the meaning assigned in Section 4.09(f).

“Company Board Recommendation” has the meaning assigned in Section 3.01(c)(2).

“Company Common Stock” has the meaning assigned in the Recitals.

“Company IP Assets” has the meaning assigned in Section 3.01(p)(1).

“Company Preferred Stock” means the preferred stock, par value $.01 per share, of the Company.

“Company Regulatory Filings” has the meaning assigned in Section 3.01(g)(1).

“Company Restricted Share” has the meaning assigned in Section 2.09(a)(2).

“Company Restricted Share Consideration” has the meaning assigned in Section 2.09(a)(2).

“Company Stock Option” has the meaning assigned in Section 2.09(a)(1).

“Company Stock Option Consideration” has the meaning assigned in Section 2.09(a)(1).

“Company Stock Plan” means the Company’s Amended and Restated Long-Term Stock Incentive Plan.

“Company Stock-Based Award” means each right of any kind, whether vested or unvested, contingent or accrued, to acquire or receive Company Common Stock (other than Company Stock Options or Company Restricted Shares) or to receive benefits measured by the value of a number of Shares, that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Company Stock Plan.

“Company Stock-Based Award Consideration” has the meaning assigned in Section 2.09(a)(3).

“Company Stockholder Approval” has the meaning assigned in Section 3.01(b).

“Company Stockholders” has the meaning assigned in Section 3.01(c)(2).

“Confidentiality Agreement” means the letter agreement, dated April 13, 2009, by and between Guarantor and the Financial Advisor (as agent-in-fact for the Company).

“Constituent Documents” means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other legal entities.

“Covered Employees” has the meaning assigned in Section 5.02(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disbursing Agent” has the meaning assigned in Section 2.08(a).

“Disclosure Schedule” has the meaning assigned in Section 8.06.

“Dissenting Shares” has the meaning assigned in Section 2.10(a).

“Dissenting Stockholders” has the meaning assigned in Section 2.10(a).

“Effective Time” has the meaning assigned in Section 2.03.

“Environmental Laws” means all applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning pollution, protection of the environment or worker safety.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 3.01(m)(3).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Guarantor, Parent, Merger Sub and any of their respective Subsidiaries, including any such shares held as treasury stock of the Company; provided, however, that Shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, Parent, Merger Sub or any of their respective Subsidiaries, will not be deemed to be Exception Shares, regardless of whether the Company, Guarantor, Parent, Merger Sub or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expense Reimbursement” has the meaning assigned in Section 7.03(a).

“Financial Advisor” has the meaning assigned in Section 3.01(t).

“Financial Statements” has the meaning assigned in Section 3.01(g)(1).

“FTC” has the meaning assigned in Section 4.04(b).

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” has the meaning assigned in Section 3.01(k)(3).

“Governmental Authority” means any court, administrative agency, bureau, board, department, official, political subdivision, tribunal or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Grant Date” has the meaning assigned in Section 3.01(e)(4).

“Guarantor” means General Dynamics Corporation, a Delaware corporation.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning assigned in Section 4.04(b).

“Import and Export Control Laws” has the meaning assigned in Section 3.01(j)(4).

“Indemnified Party” has the meaning assigned in Section 5.01(b).

“Insurance Policy” has the meaning assigned in Section 3.01(r).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions; (b) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names; (c) copyrights; (d) registrations for and applications to register any of the foregoing; (e) computer software (other than commercial off-the-shelf software); (f) trade secrets, confidential information and know-how; and (g) any other intellectual property rights.

“Intervening Event” has the meaning assigned in Section 4.09(f).

“IP Assets” has the meaning assigned in Section 3.01(p)(1).

“IP Licenses” has the meaning assigned in Section 3.01(p)(4).

“Knowledge” means or has reference to, respectively, the actual knowledge of the executive officers of the Company or Parent, as the case may be, after reasonable inquiry and investigation with respect to the matter(s) referenced.

“Laws” means all federal, state, local and foreign laws, statutes, rules, regulations, ordinances, codes, licenses, permits, Orders or requirements issued, enacted, adopted, promulgated or otherwise implemented or put into effect by any Governmental Authority (including common law or the interpretation thereof).

“Leased Property” has the meaning assigned in Section 3.01(q)(2).

“Leases” has the meaning assigned in Section 3.01(q)(2).

“Lien” means any mortgage, pledge, security interest, lien or similar encumbrance.

“Matching Agreement” has the meaning assigned in Section 4.09(g).

“Material Adverse Effect” means:

(a) with respect to the Company, any change, effect, event, occurrence, state of facts, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, (i) the condition (financial or otherwise), assets, liabilities, results of operations or business of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date, excluding in each case solely for purposes of clause (i) the impact of (1) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally or changes after the date of this Agreement in Laws, (2) changes or developments in general economic or political conditions, including acts of war (whether or not declared), sabotage, insurrection, terrorism and armed hostilities, (3) changes in any financial, banking, credit or securities markets (including any disruption thereof), (4) changes in the stock price or trading volume of the Shares (it being understood that the facts or circumstances giving rise to or contributing to such change in stock price or trading volume, if not otherwise excluded under this clause (a), may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to the Company), (5) general changes in industries in which the Company operates, (6) natural disasters, (7) any failure of the Company to meet revenue, backlog or earnings projections or forecasts (whether internal or published by the Company or third parties) or any decline in the Company’s credit rating (it being understood that the facts or circumstances giving rise to or contributing to such failure to meet revenue, backlog or earnings projections or forecasts or decline in the Company’s credit rating, if not otherwise excluded under this clause (a), may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to the Company), (8) changes resulting from the announcement of this Agreement or the consummation of the Transactions or (9) any effect arising out of any action taken or omitted to be taken by the Company with the prior written consent of Parent or Merger Sub, except to the extent in the case of clauses (1), (2), (3), (5) or (6) that such change, effect, event, occurrence, state of facts, development or circumstance materially and disproportionately has had, or would reasonably be expected to have, a greater adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact on the competitors of the Company and its Subsidiaries, but taking into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to the Company only such materially disproportionate greater adverse impact; and

(b) with respect to Parent or Merger Sub, any change, effect, occurrence, state of facts, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material and adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Transactions by the Termination Date.

“Material Contract” has the meaning assigned in Section 3.01(k)(1).

“Material Customers” has the meaning assigned in Section 3.01(v).

“Material Suppliers” has the meaning assigned in Section 3.01(v).

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 2.07(a).

“Merger Sub” has the meaning assigned in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $.01 per share, of Merger Sub.

“Modified Superior Proposal” has the meaning assigned in Section 4.09(g).

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Notice of Superior Proposal” has the meaning assigned in Section 4.09(g).

“Order” means, with respect to any Person, any order, writ, judgment, injunction, decree, ruling, stipulation or award by, or subject to, any Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Ordinary Course of Business” means an action taken or not taken with respect to the business of the Company and its Subsidiaries that is consistent with the reasonably recent past practices of the Company and its Subsidiaries (including with respect to quantity, nature, magnitude and frequency) and is taken in the ordinary course of the normal and recurring operations of the Company and its Subsidiaries.

“Parent” has the meaning assigned in the Preamble.

“Parent Approval” has the meaning assigned in Section 3.02(b).

“Party” means Parent, Merger Sub or the Company, as the context requires.

“Permitted Lien” means any Lien (a) disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto set forth in the most recent Company Regulatory Filing publicly available at least one Business Day prior to the date of this Agreement or securing liabilities reflected on such financial statements, (b) incurred in the Ordinary Course of Business since the date of such financial statements and which is not material in amount or nature, (c) for Taxes not yet due and payable or that are being contested in good faith and reserved for on such financial statements in accordance with GAAP, or (d) that is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the Ordinary Course of Business and which is not material in amount or nature.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization and is intended to be interpreted broadly.

“Previously Disclosed” means (a) information set forth by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question) or (b) except with respect to Sections 3.01(a) through 3.01(f) and Section 3.01(s), information set forth in those Company Regulatory Filings (including any schedules and exhibits thereto) filed with the SEC and publicly available during the period beginning on December 31, 2007 and ending on the Business Day prior to the date of this Agreement, so long as it is reasonably clear from the context that the disclosure in those Company Regulatory Filings is applicable to the Section of this Agreement in question (but not including any disclosures set forth in any section of any such Company Regulatory Filing entitled “Risk Factors”, “Cautionary Factors That May Affect Future Results”, “Forward-Looking Statements” or “Qualitative and Quantitative Disclosures About Market Risk” or any other disclosures included in any such Company Regulatory Filing that are general cautionary, predictive or forward-looking in nature), without giving effect to any amendment to any such Company Regulatory Filing filed on or after the date of this Agreement.

“Proxy Statement” means the proxy statement, including the form of proxy, the letter to stockholders and the notice of meeting, as the case may be, to be provided to the Company Stockholders for the purpose of obtaining the Company Stockholder Approval in connection with the Merger (including any amendments or supplements thereto) and any schedules required to be filed with the SEC in connection therewith.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors, accountants, representatives and agents.

“Rights” means subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance of capital stock obligating the Company or any of its Subsidiaries to (a) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (b) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (c) redeem or otherwise acquire any such shares of capital stock or other equity interests or (d) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Shares” has the meaning assigned in the Recitals.

“Stockholders’ Meeting” has the meaning assigned in Section 4.05(a).

“Subsidiary” and “Significant Subsidiary” have the respective meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition thereof deemed to be “a majority” for the purposes of this definition) made by any Person that (a) is not received in violation of Section 4.09, (b) is fully financed, (c) is on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, and in light of all relevant circumstances as the Company Board in good faith considers to be appropriate (including the conditionality, regulatory aspects, time likely to be required to consummate such Acquisition Proposal and the likelihood of success of such Acquisition Proposal), are more favorable to the Company and its stockholders from a financial point of view than the Transactions, and (d) is reasonably likely to be consummated according to its terms.

“Surviving Corporation” has the meaning assigned in Section 2.01.

“Takeover Laws” has the meaning assigned in Section 3.01(s).

“Takeover Provisions” has the meaning assigned in Section 3.01(s).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, custom duties, fees, assessments or similar charges, together with any interest, penalties and additions to tax imposed by any Governmental Authority, including any transferee, successor or secondary liability for any such tax and any liability assumed by contract or arising as a result of being or ceasing to be a member of any affiliated group, or similar group under state, provincial, local or foreign Law, or being included or required to be included in any income Tax Return relating thereto.

“Tax Returns” means a report, return or other information required to be filed with a taxing authority with respect to Taxes (including any amendments and schedules thereto).

“Termination Date” has the meaning assigned in Section 7.01(f).

“Termination Fee” has the meaning assigned in Section 7.03(a).

“Transactions” has the meaning assigned in Section 3.01(c)(2).

“Voting Agreement” has the meaning assigned in the Recitals.

1.02 Interpretation.

(a) In this Agreement, except as the context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement, as applicable;

(2) to this Agreement are to this Agreement and the Exhibits and Schedules to it taken as a whole;

(3) to any agreement (including this Agreement), contract or Law are to the agreement, contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4) to any section of any Law include any successor to that section;

(5) to any Governmental Authority include any successor to that Governmental Authority;

(6) to the date of this Agreement are to the date set forth in the Preamble; and

(7) to “$” are to United States Dollars.

(b) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” and any other variations thereof as used in this Agreement are to be deemed followed by the words “without limitation.”

(d) The words “herein,” “hereof,” “hereunder” and similar terms as used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other Party.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law.

(g) Whenever the context requires, terms defined in this Agreement in the singular will be deemed to include the plural and vice versa.

(h) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(i) With respect to this Agreement and the Voting Agreement, when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday). If the last day of such period is not a Business Day, the period in question will end on the next succeeding Business Day.

ARTICLE II

The Merger

2.01 The Merger.  At the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (a) the separate corporate existence of Merger Sub will terminate, (b) the Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the Laws of the State of Delaware and will become an indirect, wholly-owned Subsidiary of Guarantor and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger.

2.02 Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, at 10:00 a.m. prevailing Eastern time, on the second Business Day (unless the Parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03 Effective Time.  On the Closing Date, the Parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing in accordance with Section 103 of the DGCL. The Parties will make any and all other filings or recordings required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware, or at such later date or time as Parent and the Company mutually agree and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.04 Effects of the Merger.  At the Effective Time, the Merger will have the effects set forth in this Agreement and prescribed by the DGCL and any other applicable Law. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation will succeed to all of the properties, rights, privileges, powers, franchises and assets of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub will become debts, liabilities and duties of the Surviving Corporation.

2.05 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to read in its entirety as set forth on Exhibit B, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to the requirements of Section 5.01).

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by applicable Law (subject to the requirements of Section 5.01).

2.06 Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation as of the Effective Time.

2.07 Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Each Share issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which will be canceled and cease to exist with no payment or distribution being made with respect thereto), Company Restricted Shares (which will be treated in accordance with Section 2.09(a)(2)) and Dissenting Shares (which will be treated in accordance with Section 2.10), will be converted into and constitute the right to receive cash in an amount equal to $54.00, without interest (the “Merger Consideration”), payable to the holder thereof in the manner provided in Section 2.08. At the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.07(a) will no longer be outstanding and will be canceled and will cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange therefor in accordance with Section 2.08.

(b) Each issued and outstanding share of Merger Sub Common Stock will be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.08 Exchange of Certificates; Payment of the Merger Consideration.

(a) Appointment of Disbursing Agent.  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a disbursing agent agreed upon by Parent and the Company (the “Disbursing Agent”) cash in an amount sufficient to allow the Disbursing Agent to pay the aggregate Merger Consideration payable pursuant to Section 2.07(a) in exchange for outstanding Shares. Any income from investment of such funds, which investment will be in accordance with the instructions of Parent, will be payable solely to Parent (or its designee). Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required pursuant to Section 2.07(a). Any such cash remaining in the possession of the Disbursing Agent six (6) months after the Effective Time (together with any earnings in respect thereof) will be delivered by the Disbursing Agent to Parent (or its designee), and any holder of Certificates immediately prior to the Effective Time who has not theretofore exchanged such Certificates pursuant to this Article II will thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to Section 2.07(a). Notwithstanding the foregoing, neither the Disbursing Agent nor any Party will be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. After any remaining cash has been delivered by the Disbursing Agent to Parent pursuant to this Section 2.08(a), in the event any Certificate has not been surrendered for the consideration to which such holder may be entitled prior to the date that such Certificate, or the consideration payable upon the surrender thereof, would otherwise escheat to or become the property of any Governmental Authority, then the consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all Liens, rights, interests and adverse claims of any Person. The consideration paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented thereby. Notwithstanding anything herein to the contrary, the exchange procedures described in this Section 2.08 will not apply to Company Restricted Shares and the Company Restricted Share Consideration, and the Disbursing Agent will not act as disbursing agent for the Company Restricted Shares.

(b) Exchange Procedures.  As contemplated by Section 2.08(a) above, promptly after the Effective Time, but in no event more than two (2) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of such Certificates to the Disbursing Agent and will be in such form and have such other customary provisions as Parent reasonably specifies) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to Section 2.07(a). Upon surrender to the Disbursing Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and all other documents required by the Disbursing Agent, the holder of such Certificate will promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to Section 2.07(a), and the Certificate so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(c) Transfer to Holder other than Existing Holder.  If any cash payment is to be made pursuant to Section 2.07(a) in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that (1) the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Disbursing Agent that any such Tax has been paid or is inapplicable, and (2) the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer.

(d) Transfers.  At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II, subject to applicable Laws in the case of Dissenting Shares.

(e) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Disbursing Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to Section 2.07(a).

(f) Return of Merger Consideration for Dissenting Shares.  Any portion of the Merger Consideration deposited by Parent with the Disbursing Agent pursuant to Section 2.08(a) in respect of any Dissenting Shares will be returned to Parent (or its designee) upon demand.

(g) Cessation of Rights.  From and after the Effective Time, the holders of Certificates will cease to have any rights as stockholders of the Surviving Corporation, except as otherwise expressly provided in this Agreement or by applicable Law, and Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the consideration into which the Company Common Stock formerly evidenced by such Certificate has been converted pursuant to the Merger.

2.09 Stock Incentives.

(a) Company Stock Options; Company Restricted Shares; Company Stock-Based Awards.

(1) Each option to purchase Company Common Stock granted under the Company Stock Plan (each, a “Company Stock Option”) outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of any holder of any Company Stock Option, will become fully vested and exercisable immediately prior to, and then will be canceled automatically at, the Effective Time and will thereafter represent, and will be converted into, only the right to receive an amount of cash, if any (and without interest), equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of the Company Common Stock subject to such Company Stock Option and (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation, regardless of the vested status of such Company Stock Option (the “Company Stock Option Consideration”). Parent will, or will cause the Surviving Corporation to, pay to holders of Company Stock Options the Company Stock Option Consideration, if any, as soon as practicable after the Effective Time and in any case within five (5) Business Days thereafter. For the avoidance of doubt, no Company Stock Option Consideration will be payable in respect of Company Stock Options with an exercise price per share in excess of the Merger

Consideration as of immediately prior to the Effective Time, and all such Company Stock Options will be canceled automatically at the Effective Time without any payment therefor.

(2) Each restricted share of Company Common Stock granted under the Company Stock Plan (each a “Company Restricted Share”) outstanding and subject to restrictions immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of the holder of any Company Restricted Share, will become fully vested and no longer subject to any restrictions immediately prior to, and then will be canceled automatically at the Effective Time and will thereafter represent, and will be converted into, only the right to receive an amount of cash, without interest, equal to the Merger Consideration (the “Company Restricted Share Consideration”). Parent will, or will cause the Surviving Corporation to, pay to holders of Company Restricted Shares the Company Restricted Share Consideration as soon as practicable after the Effective Time and in any case within five (5) Business Days thereafter.

(3) Each Company Stock-Based Award outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and no longer subject to any restrictions immediately prior to, and then will be cancelled automatically at the Effective Time and will thereafter represent, and will be converted into, only the right to receive an amount of cash, without interest, equal to the product of (1) the Merger Consideration (or, if the Company Stock-Based Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Merger Consideration exceeds such reference price) and (2) the number of Shares subject to such Company Stock-Based Award (the “Company Stock-Based Award Consideration”). Parent will, or will cause the Surviving Corporation to, pay to holders of Company Stock-Based Awards the Company Stock-Based Award Consideration as soon as practicable after the Effective Time and in any case within five (5) Business Days thereafter.

(b) As of the Effective Time, the Company Stock Plan will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company will be canceled. At and after the Effective Time, no Person will have any right under the Company Stock Options, the Company Restricted Shares, the Company Stock-Based Awards, the Company Stock Plan or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the amounts payable under this Section 2.09, if any.

(c) As soon as practicable following the date of this Agreement, the Company Board or any committee administering the Company Stock Plan will adopt such resolutions or take such other actions as may be required or appropriate to effect the provisions of this Section 2.09. The Company will provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option, a Company Restricted Share or a Company Stock-Based Award describing the treatment of such Company Stock Option, Company Restricted Share or Company Stock-Based Award, as applicable, in accordance with this Section 2.09.

(d) Except to the extent permitted by Section 4.01(b), unless this Agreement is terminated in accordance with its terms, no additional Company Stock Options, Company Restricted Shares, Company Stock-Based Awards or any other equity-based awards or other Rights will be granted pursuant to the Company Stock Plan or otherwise by the Company or its Subsidiaries after the date of this Agreement.

2.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time (other than the Exception Shares) and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into, or represent the right to receive, the Merger Consideration (collectively, the “Dissenting Shares”). Dissenting Stockholders shall be entitled to receive payment of the fair value of the Dissenting Shares as determined in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.07, without any interest thereon, upon surrender, in the manner provided in Section 2.08, of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for appraisal pursuant to Section 262 of the DGCL and of withdrawals of any such demand, and any other communications delivered to the Company pursuant to or in connection with Section 262 of the DGCL with respect to the Transactions, and the Company will give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands (including any settlement offers). Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demand for appraisal and will not settle or offer to settle any such demand.

2.11 Withholdings.  All amounts payable pursuant to this Agreement will be subject to any required withholding of Taxes and will be paid at or as soon as practicable following the Effective Time, but in any event within five (5) Business Days following the Effective Time, without interest. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation or the Disbursing Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Certificates, Company Restricted Shares, Company Stock Options or Company Stock-Based Awards as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Disbursing Agent.

2.12 Section 16 Matters.  Prior to the Effective Time, the Company Board or an appropriate committee of non-employee directors will adopt a resolution and take all other necessary action consistent with the interpretative guidance of the SEC so that the disposition of Shares, Company Stock Options, Company Restricted Shares or Company Stock-Based Awards pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

2.13 Further Action.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

Representations and Warranties

3.01 Representations and Warranties about the Company.  Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where its ownership, leasing or operation of property or assets or its conduct of business requires it to be so qualified or licensed, except where the failure to be in good standing or be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. The Company has made available to Parent or its counsel, true, correct and complete copies of the Constituent Documents of the Company and each of its Subsidiaries, in each case as amended and in effect. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Constituent Documents. The Company has made available to Parent or its counsel true, correct and complete copies of the minute books containing records of all consents, actions and meetings of (1) the Company Board, committees of the Company Board and stockholders of the Company, and (2) the boards of directors, managers or equivalent governing bodies of each of the Company’s Subsidiaries and all stockholders and equity holders thereof, in each case, since January 1, 2007.

(b) Power.  The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon to adopt this Agreement (the “Company Stockholder Approval”). The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(c) Authority.

(1) The Company has duly authorized, executed and delivered this Agreement. Subject to receipt of the Company Stockholder Approval, this Agreement (and the execution, delivery and performance hereof by the Company) and the Transactions have been duly authorized by all necessary corporate action of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions, other than obtaining the Company Stockholder Approval. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and authorize and approve the Transactions. This Agreement is the Company’s valid and legally binding obligation, enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) The Company Board, by resolutions duly adopted prior to the execution of this Agreement, has unanimously (A) determined that the Merger is in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”) and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), (B) approved and adopted this Agreement and the Transactions in all respects in accordance with the DGCL (including such approval for purposes of rendering the restrictions on business combinations set forth in the Business Combination Law inapplicable to Guarantor, Parent, Merger Sub, the Transactions, this Agreement and the Voting Agreement), and (C) subject to Section 4.09, resolved to (i) submit this Agreement for adoption by a vote of the Company Stockholders at the Stockholders’ Meeting and (ii) recommend that the Company Stockholders adopt and approve this Agreement and the Transactions (the “Company Board Recommendation”). A copy of such resolutions of the Company Board has been made available to Parent and, other than as permitted by and in accordance with Section 4.09(f), such resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

(d) Consents and Regulatory Approvals; No Defaults.

(1) No consents, authorizations or approvals of, or filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or for the Company to consummate the Transactions, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, the FTC and the Antitrust Division under the HSR Act, (B) filings as may be required by the Securities Act or the Exchange Act or any applicable national securities exchange or Nasdaq, (C) the approvals and filings required by the DGCL, including receipt of the Company Stockholder Approval, and (D) such consents, authorizations, approvals, filings, registrations or notifications the failure of which to make or obtain has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(2) Subject to receipt of the consents, authorizations and approvals referred to in Section 3.01(d)(1), the expiration of related waiting periods, and the making of required filings with applicable Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) result in, conflict with, or constitute or create (with or without due notice or lapse of time or both) a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) on any property or asset of the Company or its Subsidiaries or any acceleration of remedies or right of termination or cancellation under any Law or under any of the terms, conditions or provisions of any

Material Contract or IP License, except for any such conflict, breach, violation, default, Lien, acceleration of remedies, right of termination or cancellation that has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company, or (B) constitute a breach or violation of, or a default under, or conflict with, the Constituent Documents of the Company or any of its Subsidiaries.

(e) Company Stock.

(1) The authorized capital stock of the Company consists of 4,000,000 shares of Company Preferred Stock and 30,000,000 shares of Company Common Stock. As of the close of business on June 2, 2009, (A) 11,622,629 shares of Company Common Stock (including 254,641 Company Restricted Shares) were issued and outstanding and (B) 294,322 shares of Company Common Stock were issuable upon exercise of Company Stock Options under the Company Stock Plan. There are (i) no shares of Company Preferred Stock issued or outstanding, (ii) no shares of Company Common Stock issuable upon exercise of any Rights under the Company Stock Plan (except as described in clause (B) above), and (iii) no Company Stock-Based Awards outstanding.

(2) The outstanding Shares are, and all Shares which may be issued pursuant to the Company Stock Plan or the exercise of Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the respective terms thereof, (A) duly authorized and validly issued and outstanding, fully paid and nonassessable, and not subject to or issued in violation of any preemptive rights, any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Company’s Constituent Documents or any contract or commitment to which the Company is a party or otherwise bound and (B) issued in material compliance with all applicable Laws, including federal and state securities laws, and all requirements set forth in applicable contracts governing the issuance of such Company Stock Options or Company Stock-Based Awards. Except as set forth in Section 3.01(e)(1), there are no shares of Company Common Stock or Company Preferred Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment to authorize, issue, sell or otherwise cause to become outstanding any Company Common Stock, Company Preferred Stock or Rights, except pursuant to Company Stock Options and Company Restricted Shares outstanding as of the date of this Agreement and set forth on Section 3.01(e)(4) of the Disclosure Schedule. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party, or of which the Company has Knowledge, with respect to the voting of stock or other equity interests of the Company or any of its Subsidiaries. The Company does not have, and there is not in effect, a stockholder rights, “poison pill” or similar plan with respect to the Company.

(3) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote are issued or outstanding, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(4) Section 3.01(e)(4) of the Disclosure Schedule sets forth a complete and accurate list, as of June 2, 2009, of (A) all outstanding Company Stock Options under the Company Stock Plan (or otherwise), the number of Shares subject thereto, the exercise or grant prices (if applicable) and the names of the holders thereof and (B) all Company Restricted Shares under the Company Stock Plan (or otherwise) and the names of the holders thereof. All (i) Company Stock Options and (ii) Company Restricted Shares are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms set forth in Section 3.01(e)(4) of the Disclosure Schedule or filed as an exhibit to a Company Regulatory Filing prior to the date of this Agreement, and no stock option agreement, restricted stock purchase agreement or other award agreement contains any terms that are materially inconsistent with or in addition to such forms. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, the per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the Financial Statements and disclosed in the Company Regulatory Filings in accordance with the Exchange Act and all other applicable Laws. To the Company’s Knowledge, the Company has not granted, and there is no and has been no Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. Each Company Stock Option, each Company Restricted Share and each Company Stock-Based Award may, by its terms, be treated at the Effective Time as set forth in Section 2.09.

(5) The Company Board has not declared any dividend or distribution with respect to the Company Common Stock, the record or payment date for which is on or after the date of this Agreement.

(f) Company Subsidiaries.

(1) (A) The Company owns, directly or indirectly, all the outstanding capital stock and equity of each of its Subsidiaries free and clear of any Liens (other than Permitted Liens); (B) no capital stock or equity of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to sell or otherwise transfer any capital stock or equity of any such Subsidiaries (other than to the Company or its wholly owned Subsidiaries); (D) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of the capital stock or equity of any of its Subsidiaries; and (E) all the capital stock and equity interests of each Subsidiary held by the Company or its Subsidiaries (i) have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, such Subsidiary’s Constituent Documents or any contract or commitment to which such Subsidiary is a party or otherwise bound, and (ii) were issued in material compliance with all applicable Laws, including federal and state securities laws.

(2) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly qualified and licensed to do business and is in good standing in all jurisdictions where its ownership, leasing or operation of property or assets or its conduct of business requires it to be so qualified or licensed, except where the failure to be in good standing or to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(3) Other than with respect to the Subsidiaries listed on Section 3.01(f)(3) of the Disclosure Schedule, the Company does not directly or indirectly own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or have any investment in any other Person.

(g) Company Regulatory Filings; Ordinary Course.

(1) Since January 1, 2006, the Company has filed on a timely basis with the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act or the Securities Act (collectively, together with the information incorporated by reference therein, the “Company Regulatory Filings”). Each of the Company Regulatory Filings, including each of the Company Regulatory Filings filed or furnished after the date hereof, as of the date filed or furnished (or if amended prior to the date of this Agreement, then as of the date of the last such amendment) (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements contained in or incorporated by reference into any such Company Regulatory Filing (including the related notes and schedules) (collectively, the “Financial Statements”) (i) complied in all material respects as to form with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iii) fairly presented in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the date of such statement and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated in such statement, except in each case subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Financial Statements.

(2) Without limiting the generality of the foregoing, Ernst & Young LLP has not resigned nor been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on.

(3) Since January 1, 2007, the Company has not conducted any material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the Company Board or any committee thereof.

(4) Except for liabilities and obligations (A) incurred in the Ordinary Course of Business since December 31, 2008, (B) that have been discharged or paid in full in the Ordinary Course of Business since December 31, 2008, (C) reflected in or reserved against on the most recent balance sheet of the Company prepared in accordance with GAAP and included in the Company Regulatory Filings filed with the SEC at least one Business Day prior to the date of this Agreement, (D) that arise under this Agreement or (E) that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be reflected in or reserved against on a balance sheet prepared in accordance with GAAP.

(5) Since December 31, 2008 through the date of this Agreement, (A) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business (excluding conduct in connection with and the incurrence of expenses related to this Agreement and the Transactions and the general process of soliciting and evaluating proposals to acquire the Company), (B) there has not been a Material Adverse Effect with respect to the Company, and (C) neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action that if taken after the date of this Agreement would constitute a breach of Section 4.01.

(6) The Company is in compliance in all material respects with the applicable provisions of the applicable listing and governance rules and regulations of Nasdaq.

(7) The Company has made available to Parent complete and correct copies of all comment letters from the SEC staff since January 1, 2006 with respect to any of the Company Regulatory Filings. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company Regulatory Filings.

(h) Sarbanes-Oxley Act.  (1) The management of the Company has designed, implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to reasonably ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to the chief executive officer and the chief financial officer of the

Company by other employees within the Company as appropriate to allow timely decisions regarding required disclosure; (2) the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) that is reasonably designed to provide reasonable assurance (A) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (B) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (C) that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board and (D) of the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements; (3) the Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company Regulatory Filing that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report (or amendment) based on such evaluations; (4) the Company’s chief executive officer and chief financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (or persons performing the equivalent functions), (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (5) the certifications provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with each Company Regulatory Filing, as applicable, at the time of filing or submission of such certification, were true and correct; and (6) as of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting except as disclosed in the Company Regulatory Filings filed with the SEC prior to the date of this Agreement.

(i) Litigation.  There is no suit, claim, action, charge or proceeding (including arbitration proceeding or dispute resolution proceeding) pending or, to the Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries, businesses, assets or properties, or its officers or directors in their capacities as such, that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company, and to the Company’s Knowledge, there is no valid basis for any such suit, claim, action, charge or proceeding. No Order is outstanding against the Company or any of its Subsidiaries, businesses, assets or properties, or its officers or directors in their capacities as such, that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company. To the Company’s Knowledge, there is no investigation, indictment or audit pending or threatened by or against the Company or any of its Subsidiaries, businesses, assets or properties, or its officers or directors in their capacities as such, that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(j) Compliance with Laws.  Since January 1, 2007, the Company and each of its Subsidiaries:

(1) have been and are in compliance with all Laws applicable to their respective businesses or to the employees conducting such businesses, except for instances of noncompliance that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(2) have obtained and hold all permits, licenses, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to conduct their businesses as presently conducted, except for those the failure of which to obtain or to be in compliance with have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company; all such permits, licenses, authorizations, Orders and approvals are in full force and effect; and, to the Company’s Knowledge, no suspension or cancellation of any of them has been threatened as of the date of this Agreement, except for those suspensions or cancellations that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(3) have not received written notification from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in material compliance with any of the Laws that such

Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, approval or governmental authorization;

(4) (A) have been and are in material compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury, antidumping and countervailing duty orders issued by the United States International Trade Commission and/or the International Trade Administration, United States Department of Commerce, and the Laws implemented by the United States Customs and Border Protection, United States Department of Homeland Security (collectively, the “Import and Export Controls Laws”); and (B) have not received any written communication that alleges that the Company or any of its Subsidiaries is not, or may not be, in material compliance with, or has, or may have, any material liability under, the Import and Export Control Laws; and

(5) (A) (i) have been and are in material compliance with all legal requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) have been and are in compliance with all international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”), except with respect to clause (ii) only any failure to be in compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company; and (B) have not received any written communication that alleges that the Company, its Subsidiaries or any agent thereof is, or may be, in material violation of, or has, or may have, any material liability under, the Anti-Bribery Laws, except any written communication received more than twenty-four (24) months prior to the date of this Agreement that did not result in an inquiry or investigation that to the Company’s Knowledge is currently pending.

(k) Material Contracts; Defaults.

(1) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any currently effective agreement, contract, arrangement, commitment or understanding (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (B) that is a credit agreement, note, bond, guarantee, mortgage, indenture, lease, or other instrument or obligation pursuant to which any “indebtedness” (as defined below) of the Company or any of its Subsidiaries is outstanding or may be incurred; (C) that is a collective bargaining agreement; (D) that is an employment or consulting agreement, contract or binding commitment providing for annual compensation or annual payments in excess of $250,000 in the current or any future year; (E) that is an agreement, contract or commitment of indemnification or guaranty not entered into in the Ordinary Course of Business providing for indemnification which would reasonably be expected to exceed $250,000, as well as any agreement, contract or commitment of indemnification or guaranty between the Company or any of its Subsidiaries and any of their respective officers or directors, irrespective of the amount; (F) that is an agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any “most favored nation” clauses), or which, following the consummation of the Merger, could so limit Parent or any of its affiliates (including the Surviving Corporation), including any contract clause, mitigation plan, or other limitation with respect to “Organizational Conflicts of Interest,” as that term is used in Federal Acquisition Regulation Subpart 9.5; (G) that is a material partnership, joint venture, teaming or similar agreement or arrangement; (H) that is a contract or agreement involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party; (I) the termination or cancellation of which by any other party thereto, or under which the acceleration of any obligation or the loss of any benefit, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company; or (J) that contemplates or provides for actual or potential payments to or from the Company and/or any of its Subsidiaries in excess of $2,500,000 in the aggregate during the term thereof (each, other than to the extent it would include a Benefit Arrangement, a

“Material Contract”). Section 3.01(k) of the Disclosure Schedule lists each of the Material Contracts that as of the date of this Agreement is in effect or otherwise binding on the Company or any of its Subsidiaries or their respective properties or assets, other than those contracts or agreements that have been filed as exhibits to the Company Regulatory Filings prior to the date of this Agreement. For purposes of this Section 3.01(k), “indebtedness” will mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (iii) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business) and (iv) all obligations, the principal component of which are obligations under leases that are, or should be pursuant to GAAP, classified as capital leases. A complete copy of each Material Contract has previously been made available to Parent.

(2) Neither the Company nor any of its Subsidiaries is in default under any Material Contract or IP License, and, to the Company’s Knowledge, (A) no other party thereto is in default, and (B) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except those defaults that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. Each Material Contract and each Government Contract (as defined below) is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and to the Company’s Knowledge each other party thereto, and is, and immediately following consummation of the Transactions will remain, in full force and effect (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), except where any failure to be valid, binding and enforceable and in full force and effect has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(3) To the Company’s Knowledge, with respect to each contract, agreement, purchase order, modification, bid, quotation or proposal between the Company or any of its Subsidiaries and any (A) Governmental Authority or (B) third party relating to a contract, agreement, purchase order, modification, bid, quotation or proposal where the ultimate contracting party is any domestic or foreign government or Governmental Authority (each a “Government Contract”), (i) the Company and each of its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract; (ii) such Government Contract was legally awarded and the Company and each of its Subsidiaries have complied in all material respects with all applicable requirements of all applicable Laws pertaining to such Government Contract, including where applicable the “Cost Accounting Standards”; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and accurate in all material respects as of their respective effective dates and the Company and its Subsidiaries have complied in all material respects with all such representations and certifications; (iv) all “cost or pricing data” required to be provided in connection with a Government Contract was provided and was current, accurate and complete in all material respects as of the date of agreement on price; (v) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing or, to the Company’s Knowledge, orally, that the Company or any of its Subsidiaries has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (vi) neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (vii) other than in the Ordinary Course of Business, no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract has been disallowed by any Governmental Authority, or to the Company’s Knowledge, is the subject of any audit or investigation by any Governmental Authority; and (viii) other than in the Ordinary Course of Business, no payments due to the Company or any of its Subsidiaries pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto.

(4) To the Company’s Knowledge, there exist no material disputes or claims between the Company or any of its Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other applicable federal Law, or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract that, if adversely determined against the Company has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(5) To the Company’s Knowledge, since January 1, 2006, neither the Company nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company’s Knowledge, there exist no facts or circumstances that would warrant mandatory disclosure to a Governmental Authority, the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or employees.

(l) Taxes.  (1) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed and all such Tax Returns are true, correct and accurate in all material respects; (2) all material Taxes have been paid in full or are adequately reserved in the Company’s deferred Tax accounts; (3) all material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld, properly reported and paid over to the proper Governmental Authority, to the extent due and payable; (4) no extensions or waivers of statutes of limitation have been granted or requested with respect to any of the Company’s U.S. federal income taxes or those of its Subsidiaries; (5) neither the Company nor any of its Subsidiaries has received notice of any dispute or claim concerning any Tax and no such dispute or claim is pending or, to the Company’s Knowledge, threatened in writing; and (6) there have been no claims in writing by any jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Except for Permitted Liens, to the Company’s Knowledge, no Liens for material Taxes exist with respect to any of its assets or properties or those of its Subsidiaries.

(m) Benefit Arrangements.

(1) True and complete copies of all material Benefit Arrangements, including any summary plan description, determination letter, trust instruments, insurance contracts and other funding agreements, each forming a part of any Benefit Arrangements, and the most recent governmental filings, most recent actual reports, most recent audited financial statements and all amendments thereto, have been made available to Parent.

(2) All of the Benefit Arrangements have been administered in a manner consistent in all respects with their written terms and are in substantial compliance in form and operation with ERISA and the Code and other applicable Laws, except for failures of administration or compliance that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. Each of the Benefit Arrangements that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is subject to an opinion letter from the U.S. Internal Revenue Service, and no event has occurred which would reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter or opinion letter.

(3) Neither the Company nor any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 210(a) of ERISA, or a pension plan subject to Title IV of ERISA or Section 412 of the Code, in each case, at any time within the last six (6) years.

(4) Except as provided in Section 2.09, neither the Company’s execution and delivery of this Agreement, the consummation of the Transactions nor the Company Stockholder Approval will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to the payment of any severance, termination, “golden parachute,” or other similar payments, (B) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements or (C) result in payments under any of the Benefit Arrangements which would not be fully deductible under Section 280G of the Code. No Person is entitled to any additional payment from the Company or any of its Subsidiaries by reason of the excise tax required by Section 4999(a) of the Code being imposed on such Person by reason of the Transactions.

(5) The Company is not a party to any agreement, contract, arrangement or plan (A) that constitutes a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) but that fails to meet the requirements of Code Sections 409A(a)(2), (3) or (4), or (B) that has resulted or would result in any amount that would not be fully deductible as a result of Code Section 162(m).

(6) With respect to each Benefit Arrangement, as applicable, there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Code Section 4975) with respect to such Benefit Arrangement, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Arrangement (including the actions contemplated by this Agreement), and no action, suit, proceeding, hearing or, to the Company’s Knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened, but excluding from each of the foregoing, events or circumstances that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(7) Other than as required under Section 601 et seq. of ERISA or any similar Law, no Benefit Arrangement provides health and welfare benefits or coverage following retirement or other termination of employment.

(8) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Benefit Arrangement have been timely made and properly provided for in the Financial Statements, as applicable, except for failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(9) All Benefit Arrangements are by their terms able to be amended or terminated by the Company without material penalty, consent or incremental cost.

(10) The Company has never been a party to or otherwise bound by an advance agreement pursuant to 48 C.F.R. sec. 31.109 with the U.S. government relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Benefit Arrangement.

(11) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Benefit Arrangement, except for failures of filing or distribution that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(12) The requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each Benefit Arrangement, as applicable, except for failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(n) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of a proceeding before any Governmental Authority asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such Subsidiary to bargain with any labor organization as to wages and conditions of employment. To the Company’s Knowledge, no executive officer of the Company or any of their respective direct reports has any plan to terminate employment with the Company or its Subsidiaries. As of the date of this Agreement, (1) there is no strike or other material labor dispute involving the Company or any of its

Subsidiaries pending or, to the Company’s Knowledge, threatened, and (2) to the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ employees is seeking to certify a collective bargaining unit or engaging in any other similar labor organization activity. To the Company’s Knowledge, there are no material liabilities or obligations relating to any individual’s current or former employment with the Company or any of its Subsidiaries or related entities arising in connection with any violation of any Laws.

(o) Environmental Matters.  There are no material proceedings, claims, actions or investigations pending or, to the Company’s Knowledge, threatened before any Governmental Authority arising under any Environmental Law against the Company or any of its Subsidiaries. The Company and its Subsidiaries currently hold all material permits required under all applicable Environmental Laws for the operations of their businesses, and such permits are in full force and effect. Except with respect to matters that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company: (1) since January 1, 2006, the Company and its Subsidiaries have conducted their operations in compliance with all permits required under applicable Environmental Laws and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of all applicable Environmental Laws, and (2) there have been no releases of Hazardous Materials at any property that the Company or its Subsidiaries owns or operates, or has owned or operated, and that currently requires remediation by the Company or its Subsidiaries under Environmental Laws.

(p) Intellectual Property Assets.

(1) Section 3.01(p)(1) of the Disclosure Schedule lists each patent, registered trademark, registered service mark, trade name or Internet domain name and registered copyright or mask work, and applications for registration of any of the foregoing, owned by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, and together with any of the foregoing obtained by the Company or any of its Subsidiaries after the date of this Agreement, the “Company IP Assets”). The term “IP Assets” means all of the following in any jurisdiction throughout the world: (A) the Intellectual Property listed on Section 3.01(p)(1) of the Disclosure Schedule and (B) all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted, including Intellectual Property incorporated or used in products sold by the Company or its Subsidiaries.

(2) Each of the Company IP Assets is owned exclusively by either the Company or one of its Subsidiaries, free and clear of all Liens, and free and clear of any restrictions or limitations regarding ownership, use, license or disclosure (including any “rights in data” claims of any Governmental Authority), in each case, except for Liens or any such restrictions or limitations that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. The Company and its Subsidiaries own or have a valid and enforceable license or other right to use all IP Assets that are material to their businesses or operations as presently conducted.

(3) With respect to all patent applications, trademark applications and copyright applications included in the Company IP Assets pending with any Governmental Authority, the Company and its Subsidiaries have conducted the prosecution of all such pending applications in a manner consistent with their reasonable ongoing business goals and objectives. With respect to all patents, trademarks and copyrights included in the Company IP Assets issued or registered by any Governmental Authority, to the extent consistent with the reasonable ongoing business goals and objectives of the Company and its Subsidiaries, all registration fees, maintenance fees, renewal fees and annuity fees necessary to maintain such Company IP Assets as active and due prior to the Closing have been paid or will be paid through the Closing, and all necessary documents and certificates in connection with such Company IP Assets have been filed or will be filed with the relevant patent, trademark and copyright offices, registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the registration of such Company IP Assets through the Closing Date. With regard to all applications for domain name registration and all registered domain names included in the Company IP Assets, all necessary registration and renewal fees due in connection with such Company IP Assets have been paid or will be paid through the Closing.

(4) Section 3.01(p)(4) of the Disclosure Schedule contains a true and complete list of all material agreements, contracts, arrangements, commitments or understandings regarding the development, ownership or use of IP Assets (including material licenses to or from other Persons) to which either the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the IP Assets is bound (collectively, the “IP Licenses”) (true and complete copies of which, or, if none exist, written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent), except licenses and license agreements entered into in the Ordinary Course of Business for commercially-available off-the-shelf software (as that term is commonly understood) and those that arise as a matter of Law by implication as a result of sales of products and services in the Ordinary Course of Business by the Company or any of its Subsidiaries or any of their respective sales representatives, distributors or resellers.

(5) To the Company’s Knowledge, none of the IP Assets owned by the Company or any of its Subsidiaries is being infringed by any other Person.

(6) To the Company’s Knowledge, none of the Company IP Assets infringes any Intellectual Property of any other Person. Neither the Company nor any of its Subsidiaries is infringing any Person’s Intellectual Property, and no claims regarding the foregoing are pending or, to the Company’s Knowledge, threatened.

(7) No Governmental Authority is currently, nor since January 1, 2006 has been, entitled to claim any rights (including license rights) in: (A) any “Technical Data” (as defined below) included in or related to any Company IP Assets, other than “Limited Rights” (as defined below); (B) any “Computer Software” (as defined below) included in the Company IP Assets, other than “Restricted Rights” (as defined below); (C) any patents or patentable invention included in the Company IP Assets; or (D) any copyright included in the Company IP Assets. The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms “Restricted Rights” and “Computer Software” have the meanings set forth at 48 C.F.R. 252.227-7014.

(q) Real and Personal Property.

(1) The Company does not own any real property.

(2) Section 3.01(q)(2) of the Disclosure Schedule contains a true and complete list of all material real property leases, subleases and other occupancy agreements to which the Company or any of its Subsidiaries is a party (together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Leases,” and the space and real property subject to the Leases, the “Leased Property”), and the Company has made available to Parent a true and complete copy of each such Lease. The Company or one of its Subsidiaries has good and valid title to the leasehold estate in all Leased Property, free and clear of all Liens (except for Permitted Liens). Each Lease is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), except where any failure to be valid, binding and enforceable and in full force and effect has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. There is neither any existing default or violation by the Company or any of its Subsidiaries under any Lease nor, to the Company’s Knowledge, any existing default or violation by any counterparty to any Lease, except those defaults or violations that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any Lease, except those defaults that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries has assigned, sublet, transferred or otherwise conveyed any interest in any Lease.

(3) Other than scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, the Leased Property and all material improvements located thereon are in good operating condition and repair and do not require material repair or material replacement in order to serve their intended purposes in the Ordinary Course of Business.

(4) The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold estate in, all personal property and assets reflected in the December 31, 2008 balance sheet contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, except (A) for properties or assets subsequently sold, and leases subsequently terminated, in the Ordinary Course of Business or otherwise as expressly permitted by this Agreement or (B) as has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(r) Insurance.  (1) The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their material properties, operations, personnel and businesses (each, an “Insurance Policy”); (2) Section 3.01(r) of the Disclosure Schedule contains a true and complete list of all of the Insurance Policies as of the date of this Agreement; (3) except as has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company, all premiums payable under any Insurance Policy have been paid when due, the Company and each of its Subsidiaries are in compliance with the terms of each Insurance Policy and each Insurance Policy is in full force and effect; and (4) there are no self-insurance arrangements in effect with respect to the Company or any of its Subsidiaries.

(s) Takeover Laws and Provisions Applicable to the Company.  The Company has taken all action required to be taken by it in order to: (1) exempt this Agreement, the Voting Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws of any State, including the Business Combination Law (collectively, “Takeover Laws”); and (2) make this Agreement, the Voting Agreement and the Transactions comply with the requirements of any provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(t) Financial Advisors.  Neither the Company nor any of its Subsidiaries has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with the Transactions, the Company has retained Jefferies & Company, Inc., as its financial advisor (the “Financial Advisor”), pursuant to the letter agreement dated January 26, 2009, a complete copy of which has been made available to Parent prior to the date of this Agreement.

(u) Opinion of Financial Advisor.  Prior to the execution and delivery of this Agreement, the Company has received a written opinion of the Financial Advisor to the effect that as of the date of this Agreement and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair from a financial point of view to such Company Stockholders, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect. The Company has been authorized by the Financial Advisor to permit the inclusion of such written opinion in its entirety and a description of the Financial Advisor’s analysis in preparing such opinion in the Proxy Statement so long as the Financial Advisor approves in advance such description and any accompanying disclosure.

(v) Material Suppliers and Customers.  Section 3.01(v) of the Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers to (the “Material Suppliers”) and customers of (the “Material Customers”) the Company for the fiscal year ended December 31, 2008 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such Material Supplier or Material Customer, as the case may be, during such period. Since January 1, 2009, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any Material Customer or Material Supplier nor, to the Company’s Knowledge, has any Material Customer or Material Supplier notified the Company in writing that it intends to terminate, cancel or materially curtail its business relationship with the Company.

(w) No Additional Representations.  Except for the representations and warranties of the Company expressly set forth in this Section 3.01 (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any of its Subsidiaries, any of their respective businesses or the Transactions.

3.02 Representations and Warranties about Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization and Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified and licensed to do business and is in good standing in all jurisdictions where its ownership, leasing or operation of property or assets or its conduct of business requires it to be so qualified or licensed, except where the failure to be in good standing or to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub.

(b) Power.  Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the adoption of this Agreement by General Dynamics Government Systems Corporation, a Delaware corporation as the sole stockholder of Merger Sub (which will occur promptly after the execution and delivery of this Agreement) (the “Parent Approval”). Each of Parent and Merger Sub has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub.

(c) Authority.  Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement and the Voting Agreement. This Agreement, the Voting Agreement (and the execution, delivery and performance thereof by Parent and Merger Sub) and the Transactions have been duly authorized by all necessary corporate action of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, the Voting Agreement or to consummate the Transactions, subject to obtaining the Parent Approval. The Parent Approval is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement and authorize and approve the Transactions. This Agreement and the Voting Agreement are each Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Consents and Regulatory Approvals; No Defaults.

(1) No consents, authorizations or approvals of, or filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery or performance by it of this Agreement or the Voting Agreement or to consummate the Transactions, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, the FTC and the Antitrust Division under the HSR Act, (B) filings as may be required by the Securities Act or the Exchange Act or any applicable national securities exchange or Nasdaq, (C) the approvals and filings required by the DGCL, including receipt of the Parent Approval, and (D) such consents, authorizations, approvals, filings, registrations or notifications the failure of which to make or obtain has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub.

(2) Subject to receipt of the consents and approvals referred to in Section 3.02(d)(1), the expiration of related waiting periods, and the making of required filings with applicable Governmental Authorities, the execution, delivery and performance of this Agreement, the Voting Agreement and the consummation of the Transactions do not and will not (A) result in, conflict with, or constitute or create (with or without due notice or lapse of time or both) a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) on any property or asset of Parent or Merger Sub or any acceleration of remedies or right of termination or cancellation under any Law or any indenture or instrument of Parent or Merger Sub or to which Parent or Merger Sub or any of their properties is subject or bound, except for any such conflict, breach, violation, default, Lien, acceleration of remedies, right of termination or cancellation that, has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub, or

(B) constitute a breach or violation of, or a default under, or conflict with, the Constituent Documents of Parent or Merger Sub.

(e) Merger Sub Stock.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. All of the issued and outstanding capital stock of Merger Sub is owned by General Dynamics Government Systems Corporation, a Delaware corporation, as Merger Sub’s sole stockholder. The outstanding shares of Merger Sub Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and not subject to or issued in violation of any preemptive rights, any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Constituent Documents or any contract or commitment to which Merger Sub is a party or otherwise bound.

(f) No Prior Activities.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement.

(g) Ownership of Company Common Stock.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three (3) years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company as defined in the Business Combination Law. As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub) owns (beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Voting Agreement) in excess of five percent (5%) of the outstanding Shares.

(h) Proxy Statement.

(1) The information regarding Guarantor, Parent and Merger Sub furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement will not at the time (A) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (B) the Proxy Statement is first disseminated to the Company Stockholders, or (C) of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2) Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any other information contained or incorporated by reference in the Proxy Statement.

(i) Funds.  As of the date of this Agreement, Merger Sub has access to, and will at the Effective Time have, sufficient funds available to satisfy the obligation to pay the Merger Consideration in the Merger.

(j) Full Access.  Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries. Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives in connection with the Transactions and that neither the Company, its Subsidiaries nor any of their respective Representatives has made any representation or warranty regarding the Company, its Subsidiaries or their respective businesses, except as and to the extent expressly set forth in Section 3.01 (as modified by the Disclosure Schedule).

(k) No Additional Representations.  Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Section 3.02, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub with respect to Parent, Merger Sub or any of their respective Subsidiaries or the Transactions.

ARTICLE IV

Covenants and Agreements to be Performed Prior to the Closing

4.01 Conduct of Business of the Company.  From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as otherwise expressly required by this Agreement or as specifically permitted pursuant to (a) through (v) below, the Company shall conduct its business and cause to be conducted the businesses of its Subsidiaries in the Ordinary Course of Business and shall use reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective current officers and employees, preserve the goodwill of those having material business relationships with the Company and its Subsidiaries, preserve their respective material relationships with customers, creditors and suppliers, maintain their respective books, accounts and records and comply in all material respects with applicable Laws. Without limiting the generality of the foregoing, except as expressly required by this Agreement, as set forth on Section 4.01 of the Disclosure Schedule or as required by applicable Law, without the prior written consent of Parent, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) Operations.  Enter into any new material line of business or change its material operating policies.

(b) Capital Stock and Other Securities.  Other than with respect to Company Stock Options or Company Restricted Shares set forth on Section 3.01(e)(4) of the Disclosure Schedule, (1) issue, sell, grant or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long-term debt) or any Rights with respect to shares of its capital stock or any other securities, or (2) permit any additional shares of its capital stock to become subject to new grants under the Company Stock Plan or otherwise.

(c) Dividends, Distributions, Repurchases.  (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any actual, constructive or deemed distribution on, any shares of its capital stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (2) authorize or effect, directly or indirectly, any adjustment, split, combination, redemption or reclassification, or purchase of or otherwise acquire, any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or amend any terms of any outstanding security of the Company.

(d) Dispositions.  Sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its assets, businesses or properties, including any shares of capital stock of its Subsidiaries, except for sales, transfers, mortgages, encumbrances, leases, licenses or other dispositions in the Ordinary Course of Business pursuant to a transaction that, together with any other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquisitions.  Other than in the Ordinary Course of Business, acquire (whether by purchase of assets, purchase of stock, merger or otherwise) (1) all or any portion of the assets, business, properties or shares of stock or other securities of any other Person or (2) any equity interest of any Person or any business or division of any business, or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement.

(f) Constituent Documents.  Amend or propose to amend its Constituent Documents.

(g) Accounting Methods.  Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required as a result of changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally.

(h) Compensation; Employment Agreements; Etc.  Except as expressly required by the terms of a Benefit Arrangement set forth on Section 4.01(h) of the Disclosure Schedule: (1) enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director, officer or employee; (2) increase the compensation payable or to become payable to any director, officer or employee (excluding increases in cash compensation in the Ordinary Course of Business);

(3) increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (4) grant any severance or termination pay to any executive officer or director, or to any other employee (excluding payments made in connection with the termination of employees who are not executive officers in amounts consistent with its policies and past practice or pursuant to written agreements set forth on Section 3.01(m)(4) of the Disclosure Schedule); or (5) issue or grant any Company Stock-Based Awards.

(i) Benefit Arrangements.  Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options (including Company Stock Options), restricted stock units (including Company Restricted Shares) or other compensation or benefits payable thereunder, except (1) as may be required by applicable Law or by the terms of a Benefit Arrangement set forth on Section 4.01(h) of the Disclosure Schedule or (2) amendments that do not increase benefits or result in increased administrative costs.

(j) Indebtedness.  (1) Create, incur, endorse, assume or otherwise become liable for or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness other than borrowings in the Ordinary Course of Business pursuant to the Company’s and its Subsidiaries’ revolving credit arrangements or under capital leases, in each case, in effect on the date of this Agreement, (2) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (3) guarantee any debt securities of others, (4) enter into any “keep well” or other covenants to maintain any financial condition or enter into any arrangement having the economic effect of the foregoing, (5) other than to wholly-owned Subsidiaries of the Company, make any loans, advances or capital contributions to, or material investment in, any Person, (6) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries (other than Permitted Liens), or (7) mortgage, pledge or otherwise encumber any of its material assets (other than Permitted Liens).

(k) Taxes.  Make or change any material Tax election, settle or compromise any material Tax liability, change in any material respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or material assessment of Taxes, enter into any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries, or fail to pay or withhold, or otherwise properly reserve for, any material Taxes of the Company or any of its Subsidiaries.

(l) Material Contracts.  Enter into any contract, agreement or commitment (excluding Government Contracts) of a character that would constitute a Material Contract or be required to be disclosed in Section 3.01(k) of the Disclosure Schedule if such contract, agreement or commitment had been entered into prior to the date of this Agreement, or terminate, renew or amend in any material respect any Material Contract, in each case, other than in the Ordinary Course of Business (it being understood that if any such entry into, or termination, renewal or amendment of, any such contract, agreement or commitment is permitted pursuant to this Section 4.01(l) as a result of the Ordinary Course of Business exception set forth above, but such action would otherwise be prohibited by any other provision of this Section 4.01, then this Section 4.01(l) shall not be interpreted to permit such action without the prior written consent of Parent as contemplated hereby).

(m) Non-Competes.  Enter into any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any “most favored nation” clauses), or which, following the consummation of the Merger, could so limit Guarantor, Parent or any of their affiliates (including the Surviving Corporation), including any contract clause, mitigation plan, or other limitation with respect to “Organizational Conflicts of Interest,” as that term is used in Federal Acquisition Regulation Subpart 9.5.

(n) Government Contracts.  Enter into any Government Contract or submit any bid for a Government Contract that (1) would reasonably be expected to result in a financial loss of greater than $100,000,

(2) involves unusual risk in performance or compliance with schedule requirements or contains non-customary terms and conditions or (3) would, under the federal rules covering Organizational Conflicts of Interest, as that term is used in Federal Acquisition Regulation Subpart 9.5, limit Parent, the Surviving Corporation or any of their respective Subsidiaries from engaging in any line of business, competing with any Person or selling any product or service.

(o) Adverse Actions.  Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner.

(p) Waivers; Etc.  Waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract, other than in the Ordinary Course of Business.

(q) Capital Expenditures; Demonstration Equipment.  Make any capital expenditures, capital additions or capital improvements in amounts exceeding $5,000,000 in the aggregate, or manufacture any demonstration equipment with a cost exceeding $2,000,000 in the aggregate.

(r) Reportable Transactions.  Engage in any “reportable transaction,” including any “listed transaction,” within the meaning of Code Section 6011 or any other applicable federal Law including any Internal Revenue Service ruling, procedure, notice or other pronouncement.

(s) Satisfaction of Liabilities.  Other than in the Ordinary Course of Business, pay, discharge or satisfy any material claim, liability or obligation, or settle or compromise any material pending or threatened suit, action or proceeding requiring payments by the Company in excess of $250,000 in the aggregate.

(t) Insurance.  Materially change the amount or nature of any insurance coverage, other than in the Ordinary Course of Business.

(u) Related-Party Transactions.  Enter into, amend, modify, terminate or engage in any contract, agreement, commitment or transaction with any executive officer or director of the Company, or any Person owning five percent (5%) or more of the Company Common Stock, or any relative of any such Person directly or indirectly controlled by such Person.

(v) Commitments.  Enter into any contract or binding commitment with respect to any of the foregoing, or otherwise resolve or commit to do any of the foregoing.

4.02 [Reserved].

4.03 Additional Reports.  From the date of this Agreement to the Effective Time, the Company will timely file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. The Company will furnish to Parent drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement.

4.04 Reasonable Best Efforts; Antitrust Filings; Cooperation.

(a) Reasonable Best Efforts.  Subject to Section 4.04(b), from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to consummate and make effective, as promptly as practicable prior to the Termination Date, the Transactions in accordance with the terms of this Agreement and the Voting Agreement, including: (1) the taking of all acts necessary to cause the conditions to the Merger to each be satisfied as promptly as practicable; and (2) the obtaining of all actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all registrations, notices and filings (including filings with Governmental Authorities), in each case, that are required in connection with this Agreement and the Merger and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority.

(b) Antitrust Filings.  In connection with and without limiting the foregoing clause (a), the Company shall, and Parent shall cause Guarantor to, file (1) duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (2) duly make all notifications and other filings required under any other applicable Antitrust Law (together with the HSR Filing, the “Antitrust Filings”) that the Company and Parent deem advisable or appropriate or that may be required by the applicable Antitrust Authority, in each case with respect to the Transactions and as promptly as practicable, but in the case of the HSR Filing, no later than five (5) Business Days following the execution and delivery of this Agreement unless the Parties otherwise agree. The Antitrust Filings shall be prepared and made in substantial compliance with the requirements of the HSR Act or other Antitrust Laws, as applicable. Each Party will use its respective reasonable best efforts to obtain early termination of the applicable waiting period, if any, under all Antitrust Laws. Notwithstanding anything to the contrary contained in this Agreement (whether in clause (a) or elsewhere), nothing contained in this Agreement will be deemed to require Parent or Guarantor to enter into any agreement, consent decree or other commitment requiring Parent, Guarantor or any of their Subsidiaries to (A) divest, hold separate or otherwise limit the use of any assets of the Company or its Subsidiaries, or Parent, Guarantor or their Subsidiaries, (B) litigate, pursue or defend any action or proceeding challenging any of the Transactions as violative of any Antitrust Laws, (C) other than filing fees required by the HSR Act, make any out of pocket expenditures of more than a de minimis amount or incur any obligations or liabilities, in each case, in order to comply with the provisions of this Section 4.04 or (D) take any other action that would, or would reasonably be expected to, materially and adversely affect Parent, Guarantor or any of their Subsidiaries (including after the Effective Time, the Surviving Corporation).

(c) Cooperation.  From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (1) furnish to the other Parties upon reasonable request all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions; (2) promptly notify the other Parties of any written communication to the first Party from any Antitrust Authority, any State Attorney General or any other Governmental Authority relating to this Agreement or the Transactions, and permit the other Parties a reasonable opportunity to review in advance any proposed written communication to any of the foregoing with respect to the Transactions; (3) not participate or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat; and (4) furnish the other Parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between such Party and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Each Party shall (A) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Antitrust Authority for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Transactions, including the Antitrust Filings, and (B) not extend any waiting period under the HSR Act or enter into any agreement with any Antitrust Authority not to consummate the Transactions without the prior written consent of the other Parties.

(d) Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or related to this Agreement and the Transactions.

4.05 Stockholder Approvals.

(a) As soon as possible after the date of this Agreement, the Company, acting through the Company Board, shall, in accordance with applicable Law (including the DGCL) and the Company’s Certificate of Incorporation and Bylaws, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger, and the Company shall submit this Agreement for adoption by the Company Stockholders at such meeting (the “Stockholders’ Meeting”). At the

Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their respective Subsidiaries to be voted in favor of the approval and adoption of this Agreement.

(b) Subject to Section 4.09, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or advisable to secure the Company Stockholder Approval.

(c) The Company’s obligations pursuant to this Section 4.05 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal or any withdrawal of the Company Board Recommendation. Subject to the Company withholding, withdrawing, qualifying or modifying its recommendation pursuant to and in accordance with Section 4.09, the Company, acting through the Company Board, will make the Company Board Recommendation at the Stockholders’ Meeting.

4.06 Proxy Statement.

(a) As soon as possible after the date of this Agreement, the Company shall prepare and file, in no event later than three (3) Business Days after the date of this Agreement, a preliminary Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have such preliminary Proxy Statement cleared by the SEC promptly. The Company agrees to use its reasonable best efforts, after consultation with Parent, to respond promptly to all comments of and requests by the SEC with respect to such preliminary Proxy Statement and to cause a definitive Proxy Statement and all required amendments and supplements thereto to be disseminated to the Company Stockholders entitled to vote at the Stockholders’ Meeting at the earliest practicable time. The Company will notify Parent promptly of the receipt of and will respond promptly to any (1) comments from the SEC or its staff and (2) request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and its counsel will be given a reasonable opportunity to be involved in the drafting of and review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company Stockholders.

(b) No amendment or supplement to the Proxy Statement will be made by the Company without the prior approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed. If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers or the Transactions should be discovered by the Company or Parent, which such Party believes should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information (or the Party whose Subsidiary discovers such information) shall promptly notify the other Party, and an appropriate amendment, supplement or other filing, if any, incorporated by reference into the Proxy Statement describing such information shall be filed by the Company with the SEC upon mutual agreement of Parent and the Company and, to the extent required by applicable Law, (1) disseminated to the Company Stockholders, and (2) proxies in connection therewith will be resolicited, in each case, as promptly as reasonably practicable.

(c) The Company shall cause (1) the Proxy Statement to include all information required under applicable Law to be furnished to the Company Stockholders in connection with the Merger and the Transactions and, subject to Section 4.09, to include the Company Board Recommendation and (2) all documents filed by the Company with the SEC in connection with the Merger to comply as to form and substance with all applicable requirements of the Exchange Act. The information included or incorporated by reference in the Proxy Statement will not at the time (A) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (B) the Proxy Statement is disseminated to the Company Stockholders, or (C) of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement regarding Guarantor, Parent or Merger Sub and furnished in writing by Guarantor, Parent or

Merger Sub expressly for inclusion in the Proxy Statement. It is understood and agreed that all other information in the Proxy Statement will be deemed to have been furnished by the Company. Parent and Merger Sub shall supply all information regarding Guarantor, Parent and Merger Sub reasonably requested by the Company in connection with the preparation of the Proxy Statement as promptly as practicable.

4.07 Press Releases.  The initial press releases issued by each Party announcing the Merger and the Transactions will be in a form that is mutually acceptable to Parent and the Company. Thereafter, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release with respect to the Transactions or this Agreement and will not issue any such press release without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release as may be required by applicable Law, securities exchange or Nasdaq rules. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

4.08 Access; Information.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford Parent and Parent’s Representatives such access during normal business hours to the officers, employees, agents, books, records (including Tax Returns and work papers of independent auditors) and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries. All requests for such access shall be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will be required to afford access to or disclose information that would (1) jeopardize the attorney client privilege, provided that the Company will nonetheless provide Parent and its Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses, (2) violate any of its contractual obligations with respect to confidentiality if the Company will have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent or (3) violate any Law. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each Party will hold any information provided in connection with this Agreement or the Transactions confidential and any such information provided by the Company, its Subsidiaries or their respective Representatives to Parent, Merger Sub or any of their respective Representatives, will be deemed to be “Information” under the Confidentiality Agreement.

(c) The Company will provide to Parent a copy of the opinion referenced in Section 3.01(u) promptly after the date of this Agreement solely for information purposes.

4.09 No Solicitation.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives and its Subsidiaries (and its Subsidiaries’ Representatives) not to, directly or indirectly, (1) initiate, facilitate, solicit or knowingly encourage inquiries or proposals that constitute, or might reasonably be expected to lead to, any Acquisition Proposal, (2) initiate or engage with any third party in any discussions or negotiations concerning, or furnish any information to any third party in connection with, any Acquisition Proposal (except to notify such third party of the existence of the provisions of this Section 4.09), or otherwise knowingly facilitate other inquiries or the making of any proposal that constitutes, or that might reasonably be expected to lead to, any Acquisition Proposal, or (3) except as permitted pursuant to Section 4.09(g) below, enter into any letter of intent, agreement, arrangement or undertaking (other than a confidentiality agreement permitted by Section 4.09(b) below) with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal, or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any of the other Transactions. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 4.09 by the Company, and the Company will cause its Representatives to comply with the terms of this Section 4.09.

(b) Notwithstanding the restrictions set forth in Section 4.09(a), any time prior to obtaining the Company Stockholder Approval, the Company may in response to an unsolicited Acquisition Proposal received by the Company which did not result from a breach of this Section 4.09, furnish information to, or enter into discussions or negotiations with, any Person that has made such unsolicited Acquisition Proposal if, and only to the extent that: (1) such Acquisition Proposal constitutes a Superior Proposal or the Company Board, after consulting with the Company’s outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, would reasonably be expected to result in a Superior Proposal; (2) after consultation with its outside legal counsel, the Company Board determines in good faith that the failure to take such action would violate its fiduciary duties under applicable Law; (3) the Company and its Subsidiaries are otherwise in compliance with this Section 4.09 (including, at least two (2) Business Days prior to furnishing such information to, or entering into discussions or negotiations with, such Person, by giving Parent notice to the effect that the Company is furnishing information to, or entering into discussions or negotiations with, such Person); (4) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement on customary terms similar to and no less favorable to the Company than those contained in the Confidentiality Agreement (provided such agreement shall allow the Company to comply with its obligations under this Agreement, including Section 4.09(c)); and (5) the Company keeps Parent informed, on a reasonably current basis, of the status of any discussions or negotiations as provided herein.

(c) The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days after receipt) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company that has led to, or might reasonably be expected to lead to, any Acquisition Proposal, including a copy of (or if oral, a written statement setting forth in reasonable detail the material terms and conditions of) any such proposal, discussion, negotiation, inquiry or Acquisition Proposal, and the identity of the third party from which it was received. The Company will (1) keep Parent reasonably apprised of any material developments, discussions and negotiations with respect to any such proposal, discussion, negotiation, inquiry or Acquisition Proposal, as well as any material modification of or amendment thereto, (2) promptly upon receipt or delivery thereof, provide Parent with copies of all drafts and versions of agreements (including schedules and exhibits) relating thereto exchanged between the Company and such third party or their respective Representatives, and (3) promptly make available to Parent any non-public information concerning the Company or any of its Subsidiaries furnished to any third party in connection therewith that has not previously been provided to Parent. The Company will give Parent prompt notice after any determination by the Company Board that an Acquisition Proposal is, or would reasonably be likely to result in, a Superior Proposal.

(d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Transactions) conducted heretofore with respect to any Acquisition Proposal and use its commercially reasonable efforts to effect the prompt return or destruction of all confidential information furnished to any Person in connection with a possible Acquisition Proposal during the twelve (12) month period ending on the date of this Agreement.

(e) Nothing contained in this Section 4.09 prohibits or will be construed as prohibiting the Company or the Company Board from (1) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (2) making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with applicable Law; provided however, that a Company Board Change of Recommendation (as defined below) shall be made only in accordance with Section 4.09(f) or 4.09(g).

(f) Except as otherwise permitted by this Section 4.09(f) and Section 4.09(g), from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, neither the

Company Board nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (2) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal, or (3) withdraw, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Company Board Change of Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a material development or change in circumstances occurring or arising after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Company Board Change of Recommendation if the Company Board has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Company Board Change of Recommendation would result in a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Board Change of Recommendation pursuant to this sentence unless the Company has (A) given Parent at least three (3) Business Days’ prior notice (unless the Intervening Event arises fewer than three (3) Business Days prior to the Stockholders’ Meeting) advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (B) during such three (3) Business Day period, or such shorter period as may remain prior to the Stockholders’ Meeting, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Board Change of Recommendation as a result of the Intervening Event. No Company Board Change of Recommendation will modify the previous approval of the Company Board which caused all state takeover statutes or other state Laws, including the Takeover Laws, to be inapplicable to the Transactions.

(g) Notwithstanding anything in this Section 4.09 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board (or any duly constituted committee of the Company Board) may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 7.01(g) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(g), and any purported termination pursuant to Section 7.01(g) shall be void and of no force or effect, unless, (1) the Company shall have complied with all the provisions of this Section 4.09, including the notification provisions in this Section 4.09(g), and with all applicable requirements of Sections 7.01(g) and 7.03 (including the payment of the Termination Fee and Expense Reimbursement prior to or concurrently with such termination) in connection with such Superior Proposal and (2) after consultation with its outside legal counsel, the Company Board determines in good faith that the failure to take such action would violate its fiduciary duties under applicable Law; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(g): (A) until after the second Business Day following actual receipt by Parent of notice from the Company advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as stockholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company Board intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 7.01(g) (it being understood and agreed that, prior to any termination pursuant to Section 7.01(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new two (2) Business Day period with respect to such Modified Superior Proposal), during which two (2) Business Day period the Company will and will cause its Representatives to negotiate in good faith with Parent so that Parent may propose an adjustment to this Agreement for the purpose of causing the Acquisition Proposal to no longer be a Superior Proposal, and (B) unless either (i) on or before the expiration of the two (2) Business Day period following the actual receipt by Parent of any Notice of Superior Proposal, Parent does not make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (a “Matching Agreement”) in response to such Superior Proposal or (ii) following receipt of a Matching Agreement within the two (2) Business Day period, the Company Board (or any duly constituted committee thereof) concludes in good faith, after consultation with the Company’s outside legal counsel and after taking into consideration the Matching Agreement, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

4.10 Takeover Laws and Provisions.  Each of the Company and the Company Board will take all actions to cause the Transactions (a) not to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect and (b) to comply with any Takeover Provisions and will take all necessary steps within its control to make the Transactions comply with (or continue to comply with) any Takeover Provisions. If any Takeover Law or Takeover Provision becomes applicable to the Transactions, each of the Company and the Company Board will, upon the request of Parent or Merger Sub, use its best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Transactions.

4.11 Control of Operations.  Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give to Guarantor, Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

4.12 Stockholder Litigation.  The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it will not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger or any other Transaction (unless such payment of funds will be made under the Company’s applicable Insurance Policy), without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

4.13 Notification of Certain Matters.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will give prompt notice to each other of, and will use its reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.13 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Disclosure Schedule, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development.

4.14 Voting Agreement.  The Company will take actions as may be necessary or appropriate to give effect to and implement the transfer restrictions and other provisions set forth in the Voting Agreement.

4.15 Release of Confidentiality and Standstill Obligations.  The Company shall not release nor permit the release of any Person from, or waive or permit the waiver of any provision of, and the Company shall use its reasonable efforts to enforce or cause to be enforced, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party, unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that the Company shall give Parent at least two (2) Business Days prior notice of such upcoming release and/or waiver and specifying the reasons therefor in reasonable detail, including the identities of the parties to such confidentiality, “standstill” or similar agreements; provided further, however, that the Company shall not release or permit the release from, or waive or permit the waiver of, any provision of any standstill or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of the Company Board.

ARTICLE V

Covenants and Agreements to be Performed Following the Closing

5.01 Indemnification.

(a) The indemnification provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Time were directors, officers or employees of the Company unless such modification shall be required by Law.

(b) Without limiting Section 5.01(a), following the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an “Indemnified Party”) from and against any and all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted by applicable Law. At and as of the Effective Time, Parent shall cause the Constituent Documents of the Surviving Corporation to be amended as necessary to provide for the rights and protections contained in the indemnification and advancement of expense provisions set forth in the Constituent Documents of the Company in effect on the date hereof and with Parent’s obligations under this Section 5.01. Parent shall cause the Surviving Corporation to advance expenses in connection with any of the foregoing as incurred by directors and officers to the fullest extent permitted under applicable Laws; provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that it is not entitled to indemnification by a court of competent jurisdiction.

(c) Effective as of the Effective Time, Parent will cause to be purchased a directors’ and officers’ liability “tail” insurance policy that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to reimbursing the Company or such Subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), which insurance will contain substantially equivalent scope and amount of coverage as provided in the directors’ and officers’ liability insurance currently provided as of the date of this Agreement by the Company and its Subsidiaries; provided, however, that Parent will not be obligated to pay a premium for such insurance policy in excess of two hundred percent (200%) of the aggregate premium paid by the Company for its directors’ and officers’ insurance coverage in effect for the year that includes the date of this Agreement, which aggregate premium is set forth on Section 5.01(c) of the Disclosure Schedule. If the aggregate premium necessary to purchase such insurance coverage exceeds two hundred percent (200%) of the aggregate premium set forth on Section 5.01(c) of the Disclosure Schedule, Parent will use its reasonable best efforts to obtain the most advantageous “tail” policy of directors’ and officers’ liability insurance and fiduciary liability insurance reasonably obtainable for an aggregate premium not exceeding two hundred percent (200%) of the aggregate premium set forth on Section 5.01(c) of the Disclosure Schedule, provided that Indemnified Parties may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.

(d) Any Indemnified Party wishing to claim indemnification under Section 5.01(b), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, however, that failure to so notify Parent will not affect the obligations of Parent under Section 5.01(b) unless and to the extent that Parent is actually and materially prejudiced thereby.

(e) If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each such case, Parent will use its reasonable best efforts to cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 5.01.

(f) The provisions of this Section 5.01 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

(g) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and costs of investigation, that may be incurred by any Indemnified Party in enforcing Parent’s obligations set forth in this Section 5.01.

5.02 Employee Matters.

(a) From the Effective Time until the date that is twelve (12) months following the Effective Time, Parent shall provide, or cause to be provided, the employees and former employees of the Company and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans (including with respect to salary and bonus, but not equity awards), programs and arrangements no less favorable, in the aggregate, than those provided by the Company or its Subsidiaries, as the case may be, to the Covered Employees immediately prior to the Effective Time.

(b) From and after the Effective Time, Parent shall: (1) provide, or cause to be provided, all Covered Employees with service credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under a defined benefit plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits); and (2) with respect to any self-insured welfare benefit plans of Parent or any of its Subsidiaries, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, any pre-existing conditions limitations, eligibility waiting periods or required physical examinations to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company’s or any of its Subsidiaries’ medical, vision and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical, vision and/or dental benefit plan sponsored by the Company or any of its Subsidiaries will be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical, vision and/or dental benefit plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c) Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), in each case, as set forth on Section 5.02(c) of the Disclosure Schedule.

(d) No provision in this Section 5.02 will (1) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, its Subsidiaries or any other Person other than the Parties and their respective successors and permitted assigns, (2) constitute or create or be deemed to constitute or create an employment agreement, (3) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Guarantor, Parent, the Company or any of their respective Subsidiaries, or (4) limit the Surviving Corporation’s discretion and authority to interpret the respective employee benefit and compensation plans, agreements, arrangements, and programs, in accordance with their terms and applicable Law.

(e) Provided that Parent complies with its obligations pursuant to Sections 5.02(a) and 5.02(b), no provision in this Section 5.02 will (1) prohibit Parent from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to such Covered Employees, or (2) limit the right of the Surviving Corporation to amend or terminate any plan.

ARTICLE VI

Conditions to the Merger

6.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to consummate the Merger and the other Transactions is subject to the fulfillment or written waiver by the Parties (to the extent permitted by applicable Law) before the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company will have obtained the Company Stockholder Approval;

(b) No Order.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prevented or prohibited; and

(c) HSR Act.  Any applicable waiting period under the HSR Act shall have expired or been terminated.

6.02 Conditions to the Obligation of the Company.  The obligation of the Company to consummate the Merger and the other Transactions is subject to the fulfillment or written waiver by the Company (to the extent permitted by applicable Law) before the Effective Time of each of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (which for purposes of this subsection will be read as though none of them contained any Material Adverse Effect or materiality qualification) will be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case solely as of such date), in each instance, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub;

(b) Performance of Obligations.  Each of Parent and Merger Sub will have performed or complied in all material respects with all of its agreements, obligations and covenants under this Agreement; and

(c) Closing Certificate.  Parent will have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying in his or her capacity as an executive officer of Parent and not in his or her capacity as an individual the satisfaction of the conditions set forth in Sections 6.02(a) and 6.02(b).

6.03 Conditions to the Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger and the other Transactions is subject to the fulfillment or written waiver by Parent or Merger Sub (to the extent permitted by applicable Law) before the Effective Time of each of the following conditions:

(a) Representations and Warranties.  (1) Each of the representations and warranties of the Company contained in Section 3.01(e)(1) through (3) and (5) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), (2) each of the representations and warranties of the Company contained in Sections 3.01(a), 3.01(b), 3.01(c), 3.01(e)(4), 3.01(f), 3.01(g)(1), 3.01(g)(2) and 3.01(s) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, or any such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date) and (3) each of the other representations and warranties of the Company set forth in this Agreement (without regard to materiality or Material Adverse Effect) shall be true and correct in all respects, in each case, at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(b) Performance of Obligations.  The Company will have performed or complied with in all material respects all of its agreements, obligations and covenants under this Agreement;

(c) No Material Adverse Effect.  Since the date of this Agreement, there will not have been any event, change, circumstance, condition, development or effect that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(d) Dissenting Shares.  Dissenting Shares will constitute no more than twelve percent (12%) of the outstanding Shares; and

(e) Closing Certificate.  The Company will have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying in his or her capacity as an executive officer and not in his or her individual capacity the satisfaction of the conditions set forth in Sections 6.03(a) and 6.03(b).

ARTICLE VII

Termination

7.01 Termination.  This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned (whether before or, subject to the terms hereof, after the Company Stockholder Approval has been obtained) for any reason provided in paragraphs (a) through (j) below.

(a) By mutual written consent of each of Parent and the Company.

(b) By either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.01(b) shall not be available to any Party if such Party’s material breach of this Agreement has been a principal cause of such Order.

(c) By either Parent or the Company if any Law shall have been adopted, enacted or promulgated that makes consummation of the Merger illegal or otherwise prohibited.

(d) By Parent if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the Company (other than Section 4.09), or any representation or warranty of the Company set forth in this Agreement shall have become untrue or inaccurate, in each case, such that (1) the conditions set forth in Section 6.03(a) or 6.03(b) would not be satisfied and (2) such breach, untruth or inaccuracy shall not have been cured or is incapable of being cured within fifteen (15) days after Parent shall have given the Company notice thereof.

(e) By either Parent or the Company if the adoption of this Agreement by the Company Stockholders shall not have been obtained at the Stockholders’ Meeting or at any adjournment or postponement of the Stockholders’ Meeting.

(f) By Parent or the Company if the Merger shall not have been consummated on or before November 30, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(f) shall not be available to any Party to the extent that such Party’s failure to comply in all respects with any provision of this Agreement has resulted in the failure of a condition to the consummation of the Merger prior to the Termination Date.

(g) By the Company, at any time prior to obtaining the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 4.09; provided that prior thereto and as a condition precedent thereof, the Company pays the Termination Fee and Expense Reimbursement in accordance with Section 7.03.

(h) By Parent if: (1) a Company Board Change of Recommendation shall have occurred or the Company shall have failed to include the Company Board Recommendation in the Proxy Statement disseminated to the Company

Stockholders; (2) the Company Board fails to reconfirm the Company Board Recommendation within five (5) Business Days after receipt of a request by Parent, provided that any such request may be made only after notice of any of the following events (as any of the following events may occur from time to time): (A) receipt by the Company of an Acquisition Proposal, (B) any material change to an Acquisition Proposal and (C) a public announcement of any transaction to acquire a material portion of the Company Common Stock by a Person other than Merger Sub, Parent or any of their affiliates; (3) the Company Board shall have resolved to do either of the foregoing; or (4) the Company violates or breaches in any material respect any of its obligations under Section 4.09.

(i) By the Company if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of Merger Sub or Parent, or any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or inaccurate, in each case, such that (1) the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied and (2) such breach, untruth or inaccuracy shall not have been cured or is incapable of being cured within fifteen (15) days after the Company shall have given Parent notice thereof.

(j) By Parent, if for five (5) or more days, the Dissenting Shares constitute more than twelve percent (12%) of the outstanding Shares.

7.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement will forthwith become void and there will be no liability on the part of any Party or any of its affiliates, directors, officers or stockholders except that (a) the Company may have liability or obligations as set forth in Section 7.03, (b) nothing herein relieves the Company, on the one hand, or Parent and Merger Sub, on the other hand, from liability for fraud or any willful or intentional breach hereof or willful or intentional misrepresentation herein, and (c) the provisions contained in Article I (Definitions; Interpretation), Section 4.07 (Press Releases), this Section 7.02 (Effect of Termination), Section 7.03 (Termination Fee), Article VIII (Miscellaneous) (as applicable) and the provisions of the Confidentiality Agreement will each survive any such termination. For purposes of this Agreement, “willful or intentional breach” will include a breach that is a consequence of an act undertaken by a breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

7.03 Termination Fee.

(a) If (1) the Company terminates this Agreement pursuant to Section 7.01(g) or (2) Parent terminates this Agreement pursuant to Section 7.01(h), then the Company shall (A) pay to Parent $23,600,000 in cash (the “Termination Fee”) and (B) reimburse up to an aggregate of $2,000,000 for Parent’s and Guarantor’s documented out-of-pocket expenses in connection with the Transactions (the “Expense Reimbursement”).

(b) If Parent terminates this Agreement pursuant to Section 7.01(d), then (1) the Company will pay to Parent the Expense Reimbursement and (2) if (A) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (B) within twelve (12) months after such termination, the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal, then upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then upon consummation of any such Acquisition Proposal, the Company will pay to Parent the Termination Fee.

(c) If this Agreement is terminated pursuant to Section 7.01(f) or Section 7.01(j), then if (1) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (2) within twelve (12) months after such termination, the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal, then upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then upon consummation of any such Acquisition Proposal, the Company will pay to Parent the Expense Reimbursement and the Termination Fee.

(d) In the event that Parent terminates this Agreement pursuant to Section 7.01(e), then the Company will pay to Parent the Expense Reimbursement.

(e) The Company will make any payments required by this Section 7.03 by wire transfer of immediately available funds to an account designated by Parent. Assuming reasonable documentation has been provided therefor, all Expense Reimbursements payable pursuant to Sections 7.03(a), (b) or (d) will be paid concurrently with the termination of this Agreement, and any Expense Reimbursement payable pursuant to Section 7.03(c) will be payable concurrently with the payment of any Termination Fee payable pursuant to such Section 7.03(c), as set forth in the next sentence. All Termination Fees will be paid (1) no later than two (2) Business Days after the date of such termination if terminated by Parent pursuant to Section 7.01(h), (2) prior to or concurrently with such termination if terminated by the Company pursuant to Section 7.01(g), and (3) the earlier of the date of the Company’s entry into an agreement providing for, or consummating, an Acquisition Proposal if terminated pursuant to Section 7.01(d), Section 7.01(f) or Section 7.01(j).

(f) The Parties acknowledge that (1) the provisions of this Section 7.03 are an integral part of the Transactions, (2) the amount of, and basis for payment of, the Termination Fee and Expense Reimbursement are reasonable and appropriate in all respects, and (3) without those provisions, the Parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Termination Fee and/or the Expense Reimbursement, and in order to obtain such payment, Parent or Merger Sub makes a claim that results in a judgment for the amounts set forth in this Section 7.03, the Company will pay to Parent and the Merger Sub their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.03 at the rate announced by Bank of America, N.A. as its prime rate in effect on the date such payment was required to be made hereunder. Payment of the amounts described in this Section 7.03 will not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE VIII

Miscellaneous

8.01 Survival.  None of the representations or warranties contained in this Agreement will survive the Effective Time. This Section 8.01 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time and this Article VIII will survive the Effective Time.

8.02 Waiver; Amendment; Extension of Time.  At any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing (provided that no such waiver will be applicable except in the specific instance for which it is given), or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law; provided that after receipt of the Company Stockholder Approval, no amendment shall be made or given that requires further approval of the Company Stockholders under the DGCL unless the required approval is obtained. Except as set forth elsewhere in this Agreement, at any time prior to the Effective Time, the Parties may extend the time for performance of any of the covenants, agreements or conditions of the other Parties to this Agreement, but only in a written agreement executed and delivered by or on behalf of the Party against which it is sought to be enforced. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.03 Counterparts; Electronic Transmission.  This Agreement may be executed in one or more counterparts (whether by facsimile, electronic transmission or otherwise), each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.

8.04 Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.  This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the Parties under or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other State. The Delaware

Court of Chancery sitting in Wilmington, Delaware (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the Federal court of the United States of America sitting in the State of Delaware) will have exclusive jurisdiction over any and all disputes among the Parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 8.04 IN ANY ACTION OR PROCEEDING UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION AND DELIVERY BY MAILING COPIES THEREOF BY REGISTERED UNITED STATES MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS ADDRESS AS SPECIFIED IN OR PURSUANT TO SECTION 8.07. HOWEVER, THE FOREGOING SHALL NOT LIMIT THE RIGHT OF A PARTY TO EFFECT SERVICE OF PROCESS ON ANY OTHER PARTY BY ANY OTHER LEGALLY AVAILABLE METHOD. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED HEREIN). For purposes of this Section 8.04 only, the term “Party” shall include Guarantor.

8.05 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.06 Disclosure Schedule.  Before entry into this Agreement, the Company delivered to Parent and Merger Sub a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 3.01 or to one or more of the Company’s covenants contained in Article IV. The Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto as Schedule A and is hereby incorporated herein. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any contract or Law will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule.

8.07 Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, transmitted by facsimile (with confirmation of successful transmission) or mailed by registered or certified mail (return receipt requested) to the persons, addresses and/or facsimile numbers set forth below or such other place as such Party may specify by notice given in accordance with this Section 8.07.

If to the Company, to:

Axsys Technologies, Inc.
175 Capital Boulevard, Suite 103
Rocky Hill, CT 06067
Attention: Scott Conner
Facsimile: (860) 257-0200

with a copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Christopher J. Hewitt
Facsimile: (216) 579-0212

If to Parent or Merger Sub, to:

General Dynamics Advanced Information Systems, Inc.
2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
Attention: David A. Savner
Facsimile: (703) 876-3554

with a copy to:

Jenner & Block LLP
330 North Wabash Avenue
Chicago, IL 60611-7603
Attention: Thaddeus J. Malik
Facsimile: (312) 840-7313

8.08 Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the Parties regarding the Transactions and supersedes any and all other oral or written agreements and understandings previously made or purported to be made with respect thereto, other than the Confidentiality Agreement and the Voting Agreement. Other than those set forth in the Voting Agreement, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Except for (i) the enforcement by the Indemnified Parties after the Effective Time of Section 5.01, and (ii) Guarantor to the extent it is required to perform its obligations as set forth in Section 8.13, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than the Parties.

8.09 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.10 Assignment; Successors.  No Party nor Guarantor may assign either this Agreement or any of its rights or interests, or delegate any of its duties, hereunder, in whole or in part, without the prior written consent of the other Parties; provided that Merger Sub may assign any of its rights, interests and obligations hereunder, in whole or from time to time in part, to any direct or indirect Subsidiary of Guarantor without the consent of any other party, but no such assignment shall relieve Parent of its obligations hereunder. Any attempt to make any assignment in violation of this Section 8.10 will be null and void. Subject to the preceding sentences of this Section 8.10, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and Guarantor and their respective successors and permitted assigns.

8.11 Expenses.  Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expenses, whether or not the Merger is consummated.

8.12 Disclaimer.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.13 Guaranty.  Guarantor hereby irrevocably guarantees each and every obligation of Parent and Merger Sub under this Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Parent’s or Merger Sub’s obligations (other than in accordance with the terms hereof), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity or enforceability of this guarantee or any provision requiring or contemplating performance by Guarantor. Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company to, as a condition of payment or performance by Guarantor, proceed against Parent or Merger Sub or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by Law, any defense or benefits that may be derived from or afforded by applicable Law that limit the liability of or exonerate guarantors or sureties. Guarantor understands that the Company is relying on this guarantee in entering into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

GENERAL DYNAMICS ADVANCED INFORMATION SYSTEMS, INC.

By:	/s/ David A. Savner
Name:     David A. Savner

Title:	Vice President

VISION MERGER SUB, INC.

By:	/s/ David A. Savner
Name:     David A. Savner

Title:	Vice President

AXSYS TECHNOLOGIES, INC.

By:	/s/ Stephen W. Bershad
Name:     Stephen W. Bershad

Title:	Chief Executive Officer

AS GUARANTOR SOLELY FOR THE PURPOSES OF SECTION 8.13:

GENERAL DYNAMICS CORPORATION

By:	/s/ David A. Savner
Name:     David A. Savner

Title:	Senior Vice President

ANNEX B

Execution Version

VOTING AGREEMENT
by and among
STEPHEN W. BERSHAD,
SWB HOLDING CORPORATION,
GENERAL DYNAMICS ADVANCED INFORMATION SYSTEMS, INC.
and
VISION MERGER SUB, INC.
dated as of
June 4, 2009

B-i

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of June 4, 2009 (this “Agreement”), is by and among General Dynamics Advanced Information Systems, Inc., a Delaware corporation (“Parent”), Vision Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of Axsys Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company (the “Merger”), and as a result of the Merger, the Company will become an indirect, wholly-owned subsidiary of Guarantor; and

WHEREAS, each Stockholder acknowledges that, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement (and for Guarantor to perform its obligations thereunder), Guarantor, Parent and Merger Sub have requested that each Stockholder agree, and in order to induce Guarantor, Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

1.01 Certain Definitions.   Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.02 Representations and Warranties of the Stockholders.   Each Stockholder represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder (i) is the sole record or beneficial owner, except for the Shares held of record by HoldCo (as defined below), which are also beneficially owned by Bershad (as defined below) (the term “beneficial owner” shall be as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply to all uses of the term “beneficial owner” (or any variation thereof) contained in this Agreement), of, and has good title to, the shares of Company Common Stock identified as being held by such Stockholder on Annex A hereto (all such shares of Company Common Stock, including any restricted shares of Company Common Stock owned by such Stockholder, being hereinafter referred to as the “Shares” of such Stockholder), free and clear of any Liens or voting agreements and commitments of every kind (including any restriction on the right to vote, sell or otherwise dispose of its Shares), except as set forth in this Agreement and (ii) holds stock options identified as being held by such Stockholder (the “Options”) to acquire the number of shares of Company Common Stock as set forth on Annex A hereto.

(b) Other than its Options (if applicable), its Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply to all uses of the term “securities” contained in this Agreement) of the Company owned beneficially or otherwise, directly or indirectly, by the Stockholder (excluding (i) any securities beneficially owned by any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definitions will apply to all uses of the terms “affiliates” and “associates,” respectively, contained in this Agreement) as to which it does not have voting or investment power and (ii) the Shares and Options (if applicable) owned by the other Stockholder).

(c) Except for its Shares, its Options (if applicable) and the Shares and Options (if applicable) owned by the other Stockholder, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant, or other Rights to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that obligates it to vote or acquire any securities of the Company. The Stockholder holds sole and exclusive power to vote the Shares and has not granted any proxy to any other Person to vote the Shares, subject to the limitations set forth in this Agreement.

(d) (i) Stephen W. Bershad (“Bershad”) owns, directly or indirectly, all the outstanding capital stock and equity of SWB Holding Corporation, a Delaware corporation (“HoldCo”); (ii) no capital stock or equity of HoldCo is or may become required to be issued (other than to Bershad) by reason of any security or otherwise; (iii) there are no contracts, commitments, understandings or arrangements by which HoldCo is bound to sell or otherwise transfer any capital stock or equity of HoldCo (other than to Bershad); (iv) there are no contracts, commitments, understandings or arrangements relating to Bershad’s right to vote or to dispose of the capital stock or equity of HoldCo; (v) all the capital stock and equity interests of HoldCo (A) have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, HoldCo’s Constituent Documents or any contract or commitment to which HoldCo is a party or otherwise bound, and (B) were issued in material compliance with all applicable Laws, including federal and state securities laws; (vi) Bershad is the sole director and officer of HoldCo; and (vii) Bershad exclusively controls HoldCo.

(e) The Stockholder has the legal capacity or power and authority, as the case may be, to execute, deliver and perform its obligations under, and has duly executed and delivered, this Agreement. This Agreement is the Stockholder’s valid and legally binding obligation, enforceable against the Stockholder in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). If the Stockholder is married and the Shares constitute community property, then this Agreement (including the granting of the irrevocable proxy as provided for in Section 3.02) has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such person in accordance with its terms.

(f) No consents, authorizations or approvals of, or filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by the Stockholder in connection with the execution, delivery or performance by the Stockholder of this Agreement or the transactions contemplated hereby.

(g) The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute (i) a violation of any Law to which the Stockholder or any of the Stockholder’s properties (including the Shares) is subject or bound or (ii) a breach or violation of, or a default under, or conflict with, (A) the Constituent Documents of the Company or any of its Subsidiaries or (B) the Constituent Documents of such Stockholder, if applicable.

(h) There is no suit, claim, action, charge or proceeding (including any arbitration proceeding or dispute resolution proceeding) pending or, to the knowledge of the Stockholder (after reasonably inquiry), threatened that, individually or in the aggregate, has impaired, or would reasonably be expected to impair, the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

1.03 Representations and Warranties of Parent and Merger Sub.   Parent and Merger Sub represent and warrant to each Stockholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement. This Agreement has been duly authorized by all necessary corporate action of each of Parent and Merger Sub. This Agreement is each of Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE 2

2.01 Transfer of the Shares.   During the term of this Agreement, except as otherwise provided herein, each Stockholder will not, directly or indirectly, (a) tender into any tender or exchange offer or otherwise sell, transfer (including transfer by merger, testamentary or intestate succession, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of Law), pledge, hypothecate, assign, gift, constructively sell or otherwise dispose of, or encumber with any Lien, or permit or suffer the encumbrance of any Lien on, any of its Shares (or any economic, voting or other direct or indirect right, title or interest therein), including, in each case, by operation of Law, (b) deposit its Shares into a voting trust, enter into any other voting agreement or arrangement with respect to its Shares or grant any proxy, power of attorney or other authorization or consent in or with respect to its Shares (other than to the other Stockholder), (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, hypothecation, assignment, gift, constructive sale, or other disposition of, or encumbrance with any Lien on, any interest in or the voting of any shares of Company Common Stock or any other securities of the Company (or any economic, voting or other direct or indirect right, title or interest therein), or any Rights with respect thereto, (d) take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by its Shares or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or (e) offer, commit or agree to take any of the foregoing actions. Any purported action by a Stockholder in violation of this Section 2.01 shall be null and void.

2.02 Adjustments.

(a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder’s ownership of Company Common Stock or other securities of the Company or (ii) a Stockholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities of the Company that entitle such Stockholder to vote on the matters contemplated herein (including pursuant to any exercise or conversion of any Rights, including any Company Stock Options or Company Stock-Based Awards), then the terms of this Agreement will apply to the shares of capital stock held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof as described in clause (ii), and shall be deemed to be “Shares” with respect to such Stockholder for all purposes hereunder.

(b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any new shares of Company Common Stock or other securities of the Company acquired by such Stockholder, if any, after the date hereof.

ARTICLE 3

3.01 Voting Agreement.   Unless otherwise directed in writing by Parent, at every meeting of the Company Stockholders, however called, and at every postponement or adjournment thereof, and on every action or approval of Company Stockholders (including by written consent), each Stockholder irrevocably agrees to, or to cause the holder of record on the applicable record date to, vote (or cause to be voted) (or consent or cause to be consented) its Shares (a) in favor of (i) the Company Stockholder Approval, including the approval and adoption of the Merger Agreement and the approval of the Merger and the other Transactions and (ii) any other matter that is required by applicable Law or a Governmental Authority to be approved by the Company Stockholders to facilitate the approval and consummation of the Merger and the other Transactions and (b) against (i) any Acquisition Proposal, (ii) any action or agreement that would, or would reasonably be expected to, result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement, and (iii) the following actions (other than the Merger and the other Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries;

(B) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) (1) any change in the board of directors of the Company as of the date hereof; (2) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or bylaws, as amended prior to the date of this Agreement; (3) any other material change in the Company’s corporate structure or business; or (4) any other action that, in the case of each of the matters referred to in clauses (C)(1), (2) and (3), would, or would reasonably be expected to, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger or the other Transactions or that could facilitate an Acquisition Proposal or Superior Proposal. Each Stockholder shall, or shall cause the holder of record on the applicable record date, to cast votes (or cause votes to be cast), or give consents (or cause consents to be given), with respect to all of its Shares in accordance with such procedures relating thereto so as to ensure that all of its Shares are duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Unless and until this Agreement shall be terminated pursuant to Section 4.01, the obligations of the Stockholders specified herein will apply whether or not (I) the Company Board (or any committee thereof) shall make any Company Board Change of Recommendation or (II) the Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

3.02 Proxy.   Each Stockholder, by this Agreement, does hereby constitute and appoint Parent and Merger Sub, or any nominee thereof, with full power of substitution and re-substitution, during and for the term of this Agreement, as its true and lawful attorney-in-fact and proxy for and in its name, place and stead, to vote, express consent or dissent, or otherwise utilize such voting power with respect to its Shares in the manner and to the extent contemplated by Section 3.01 as such proxy or its substitute or re-substitute shall, in its sole discretion, deem proper with respect to its Shares. The proxy and power of attorney granted by each Stockholder pursuant to this Section 3.02 is a proxy and power coupled with an interest (in accordance with Section 212 of the DGCL), is irrevocable during and for the term of this Agreement, and is granted in order to secure each Stockholder’s performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. The power of attorney granted hereunder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of a Stockholder, as applicable. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each Stockholder shall execute and deliver to Parent any proxy cards that such Stockholder receives to vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other Transactions. Each Stockholder represents and warrants that any proxies heretofore made or granted in respect of its Shares are not irrevocable, and hereby revokes any and all other proxies with respect to its Shares that it may have heretofore made or granted. If a Stockholder fails for any reason to be counted as present, consent or vote its Shares in accordance with the requirements of Section 3.01 (or anticipatorily breaches Section 3.01), then Parent shall have the right to cause to be present, consent or vote such Stockholder’s Shares in accordance with Section 3.01. For Shares as to which a Stockholder is the beneficial but not the record owner, such Stockholder shall cause the record owner of any such Shares to grant to Parent and Merger Sub a proxy to the same effect as that contained herein. Notwithstanding anything to the contrary contained herein, the irrevocable proxy granted hereby shall automatically terminate and be of no further force or effect upon termination of this Agreement.

3.03 Dissenting Shares.   Each Stockholder hereby irrevocably and unconditionally (a) waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or the other Transactions that it may directly or indirectly have by virtue of the ownership of its Shares, and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Guarantor, Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, the Merger or the other Transactions. Notwithstanding the foregoing, nothing in this Section 3.03 shall constitute, or be deemed to constitute, a waiver or release by either Stockholder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement by Parent or Merger Sub.

3.04 Succession to Shares.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to its Shares and shall be binding upon any Person to which legal or beneficial ownership of its Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, as applicable. Prior to, directly or indirectly, transferring any rights (including voting rights) or ownership in or to any of its Shares, each Stockholder agrees to cause the potential transferee of such Shares to enter into an agreement with Parent and Merger Sub on substantially the same terms as the terms hereof. Each Stockholder agrees that it shall authorize and request the Company to notify its transfer agent that there is a stop order with respect to all of the Shares and that this Agreement places limits on the voting of its Shares.

3.05 No Solicitation.   Each Stockholder agrees that Section 4.09 of the Merger Agreement shall apply to each Stockholder mutatis mutandis. Notwithstanding anything to the contrary in this Section 3.05, any action which is permitted by the Merger Agreement to be taken by a Stockholder in its individual capacity as an officer or director of the Company shall not be prohibited by this Section 3.05.

3.06 Disclosure.   Each Stockholder (a) hereby authorizes Guarantor, Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger or the other Transactions, including the Proxy Statement, such Stockholder’s identity and ownership of its Shares and the nature of such Stockholder’s obligations under this Agreement and (b) agrees to promptly furnish to Parent any information it may reasonably request for the preparation of any such announcement or disclosure. Each Stockholder agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by it for use in any such announcement or disclosure, if and to the extent that any such information shall have become false or misleading in any material respect.

ARTICLE 4

4.01 Termination.   This Agreement will terminate upon the earliest to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated in accordance with its terms, and (c) the mutual written agreement of the Stockholders and Parent (such date of termination, the “Termination Date”); provided, however, that (i) this Section 4.01 and Sections 1.01, 4.02, 4.04, 4.05 and 4.06 (as applicable) shall survive any such termination and (ii) such termination shall not relieve any party for any breach of this Agreement occurring prior to such termination.

4.02 Expenses.   Except as may otherwise be specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

4.03 Further Assurances.   Each Stockholder agrees that prior to the Termination Date in accordance with its terms, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as any other party may reasonably request in order to consummate the transactions contemplated hereby.

4.04 Press Releases.   Parent and Merger Sub, on the one hand, and the Stockholders, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, the Merger Agreement or the Transactions and will not issue any such press release without the prior written consent of the other parties, which will not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release as may be required by applicable Law or securities exchange rules.

4.05 Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.05, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.06 Miscellaneous.

(a) All representations and warranties contained herein are made as of the date hereof and will not survive the consummation of the Merger or any termination of this Agreement. The covenants and agreements made herein will survive in accordance with their respective terms.

(b) At any time prior to the Termination Date, any provision of this Agreement may be (i) waived by the party benefited by the provision, but only in writing (provided that no such waiver will be applicable except in the specific instance for which it is given), or (ii) amended or modified, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law. Except as set forth elsewhere in this Agreement, at any time prior to the Termination Date, the parties may extend the time for performance of any of the covenants, agreements or conditions of the other parties to this Agreement, but only in a written agreement executed and delivered by or on behalf of the party against which it is sought to be enforced. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

(c) This Agreement represents the entire understanding of the parties regarding the transactions contemplated hereby and supersedes any and all other oral or written agreements, representations and understandings previously made or purported to be made with respect thereto. Other than those set forth in the Merger Agreement, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than the parties hereto.

(d) This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other State. The Delaware Court of Chancery sitting in Wilmington, Delaware (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the Federal court of the United States of America sitting in the State of Delaware) will have exclusive jurisdiction over any and all disputes among the parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 4.06(d) IN ANY ACTION OR PROCEEDING UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION AND DELIVERY BY MAILING COPIES THEREOF BY REGISTERED UNITED STATES MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS ADDRESS AS SPECIFIED IN OR PURSUANT TO SECTION 4.06(f). HOWEVER, THE FOREGOING SHALL NOT LIMIT THE RIGHT OF A PARTY TO EFFECT SERVICE OF PROCESS ON ANY OTHER PARTY BY ANY OTHER LEGALLY AVAILABLE METHOD. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL

RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) The table of contents and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(f) All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, transmitted by facsimile (with confirmation of successful transmission) or mailed by registered or certified mail (return receipt requested) to the persons, addresses and/or facsimile numbers set forth below or such other person, address and/or facsimile number as such party may specify by notice given in accordance with this Section 4.06(f).

If to either of the Stockholders:

Axsys Technologies, Inc.
175 Capital Boulevard, Suite 103
Rocky Hill, CT 06067
Attention: Stephen W. Bershad
Facsimile: (860) 257-0200

If to Parent or Merger Sub, to:

General Dynamics Advanced Information Systems, Inc.
2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
Attention: David A. Savner
Facsimile: (703) 876-3554

With a copy to:

Jenner & Block LLP
330 North Wabash Avenue
Chicago, IL 60611-7603
Attention: Thaddeus J. Malik
Facsimile: (312) 840-7313

(g) This Agreement may be executed in one or more counterparts (whether by facsimile, electronic transmission or otherwise), each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.

(h) No party may assign either this Agreement or any of its rights or interests, or delegate any of its duties, hereunder, in whole or in part, without the prior written consent of the other parties; provided that Merger Sub may assign any of its rights, interests and obligations hereunder, in whole or from time to time in part, to any direct or indirect Subsidiary of Guarantor without the consent of any other party, but no such assignment shall relieve Parent of its obligations hereunder. Any attempt to make any assignment in violation of this Section 4.06(h) will be null and void. Subject to the preceding sentences of this Section 4.06(h), this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(i) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Without limiting the generality of the foregoing, the rights and remedies of the parties under this Agreement, and the obligations and liabilities of the parties under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Laws.

(k) This Agreement is the product of negotiation by the parties, which have had the assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(l) The words “include,” “includes” or “including” as used in this Agreement are to be deemed followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and similar terms as used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section or Article. Whenever the context requires, terms defined in this Agreement in the singular will be deemed to include the plural and vice versa. The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.” No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law. In this Agreement, except as the context may otherwise require, references: (i) to Sections or Articles are to the Sections or Articles of this Agreement; (ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); (iii) to any section of any statute or regulation include any successor to that section; and (iv) to the date of this Agreement is to the date set forth in the Preamble.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

GENERAL DYNAMICS ADVANCED
INFORMATION SYSTEMS, INC.

By:	/s/ David A. Savner
Name:     David A. Savner

Title:	Vice President

VISION MERGER SUB, INC.

By:	/s/ David A. Savner
Name:     David A. Savner

Title:	Vice President

STOCKHOLDERS:

/s/  Stephen W. Bershad
Stephen W. Bershad

SWB HOLDING CORPORATION

By:	/s/ Stephen W. Bershad
Name:     Stephen W. Bershad

Title:	President

ANNEX C

June 3, 2009

The Board of Directors
Axsys Technologies, Inc.
175 Capital Boulevard
Suite 103
Rocky Hill, CT 06067

Members of the Board:

We understand that Axsys Technologies, Inc. (the “Company”), General Dynamics Advanced Information Systems, Inc. (“Parent”), and Vision Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of General Dynamics Corporation (“Guarantor”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held by the Company, Parent, Merger Sub, Guarantor or any of their respective subsidiaries, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $54.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed (a) a draft dated June 3, 2009 of the Merger Agreement and (b) a draft dated June 3, 2009 of the Voting Agreement (as defined in the Merger Agreement);

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company to us or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

C-1

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final forms of the Merger Agreement and the Voting Agreement will be substantially similar to the last drafts reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger in any way meaningful to our analysis.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES & COMPANY, INC.

C-2

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware
Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE
PROPOSALS.

Please mark your votes as indicated in this example	☒

1.	Adoption of the Agreement and Plan of Merger, dated as of June 4, 2009, among Axsys Technologies, Inc., General Dynamics Advanced Information Systems, Inc. and Vision Merger Sub, Inc.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Approval of adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

(continued and to be signed on the other side)

						Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.

▲	FOLD AND DETACH HERE	▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Axsys Technologies, Inc.

     You can review the Proxy statement on the Internet at
     [                                                                                ]

INTERNET
[                                                                                ]
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
[                                        ]
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AXSYS TECHNOLOGIES, INC.
SPECIAL MEETING OF STOCKHOLDERS — August [__] , 2009
PROXY
This Proxy is Solicited by the Board of Directors
     The undersigned hereby appoints Stephen W. Bershad and David A. Almeida, and each of them, the attorneys and proxies of the undersigned (each with power to act without the other and with power of substitution) to vote, in accordance with the terms of this proxy, all shares of Common Stock of Axsys Technologies, Inc., which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held at [__], on the [__] day of August 2009, at [10:00 a.m.,] and any adjournment or postponement thereof, upon all matters which may properly come before said meeting.
     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” THE ADOPTION OF THE AGREEMENT PLAN OF MERGER AND APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING and in the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement thereof.
(Continued, and to be dated and signed, on reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH
▲                HERE                ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Preliminary Copy
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark
your votes as indicated in this example	☒

1.	Adoption of the Agreement and Plan of Merger, dated as of June 4, 2009, among Axsys Technologies, Inc., General Dynamics
Advanced Information Systems, Inc. and Vision Merger Sub, Inc.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Approval of adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies.

	☐	FOR	☐	AGAINST	☐	ABSTAIN
(continued and to be signed on the other side)

Mart Here for Address Change or Comments SEE REVERSE	☐

Signature                                                                        Signature                                                              Date
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.

▲	FOLD AND DETACH HERE	▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Axsys Technologies, Inc.

You can review the Proxy Statement
on the Internet at [   ]

INTERNET
[   ]
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
[   ]
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AXSYS TECHNOLOGIES, INC.
SPECIAL MEETING OF STOCKHOLDERS — August [__] , 2009
PROXY
This Proxy is Solicited by the Board of Directors
     The undersigned hereby authorizes and directs Fidelity Investments Institutional Services Company, Inc., as trustee (the “Trustee”), of Axsys Technologies, Inc. Employees Retirement Savings Plan to vote for the undersigned, in person or by proxy, as herein stated at the Special Meeting of Stockholders of Axsys Technologies, Inc. (the “Company”) to be held at [__] on the [   ] day of August 2009, at 10:00 a.m., and any adjournment thereof, all shares of Common Stock of the Company allocated to the account of the undersigned under such plan, on the proposals set forth on the reverse side hereof and in accordance with the Trustee’s discretion on any other matters that may properly come before the meeting or any adjournments or postponement thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement.
     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” THE ADOPTION OF THE AGREEMENT PLAN OF MERGER AND APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.
(Continued, and to be dated and signed, on reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH
▲                HERE                ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor Service Direct® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.